EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

AMONG
APPLIED ALBERTA INC.
(the “Purchaser”)
AND
APPLIED INDUSTRIAL TECHNOLOGIES, INC.
(the “Parent”)
AND
MICHAEL SIROIS, SIROIS FAMILY TRUST,
GEORG EGER, EGER FAMILY TRUST,
BLAIR HETLINGER, CHRISTOPHER SIROIS,
KENNETH PACULA, GRANT BECHTLOFF, RYAN FARLEY,
DWAYNE LETAWSKY, DOUGLAS KILBACH,
STEVEN VANDERWATER, 1562039 ALBERTA LTD.,
1561902 ALBERTA LTD., 1614176 ALBERTA LTD.,
1814971 ALBERTA LTD. and 1814966 ALBERTA LTD.
(collectively, the “Vendors”)

MADE AS OF APRIL 25, 2014

TABLE OF CONTENTS

Page

ARTICLE 1	INTERPRETTION	5
1.1	Definitions	5
1.2	Headings	12
1.3	Extended Meanings	12
1.4	Accounting Principles	12
1.5	Currency	12
1.6	Schedules	12
1.7	Knowledge	16
ARTICLE 2	PURCHASE AND SALE	16
2.1	Purchase and Sale	16
2.2	Purchase Price	18
2.3	Calculation of Estimated Cash Payable on Closing	19
2.4	Adjustment of Purchase Price	20
2.5	Holdback Amounts	21
2.6	Closing and Deliverables	22
ARTICLE 3	REPRESENTATIONS AND WARRANTIES	26
3.1	Vendors’ Representations and Warranties	26
3.2	Survival of Vendors’ Representations, Warranties and Covenants	174
3.3	Purchaser’s Representations and Warranties	174
3.4	Survival of Purchaser’s Representations, Warranties and Covenants	175
ARTICLE 4	TAXES, EMPLOYEES AND OTHER MATTERS	175
4.1	Conduct of the Business Prior to Closing by Vendors	175
4.2	Appropriate Action; Consents; Filings	176
4.3	Books and Records	177
4.4	Tax Matters	177
4.5	Mail; Payments	178
4.6	Employee Matters	178
4.7	Purchaser Reorganization Steps	179
4.8	Vendors’ Pre-Closing Reorganization	180
ARTICLE 5	CONDITIONS	180
5.1	Conditions to Obligations of Each Party	180
5.2	Conditions for the Benefit of the Purchaser	181
5.3	Conditions for the Benefit of the Vendors	181
ARTICLE 6	ADDITIONAL COVENANTS	182
6.1	Vendors’ Indemnities	182
6.2	Covenants of the Vendors	183
6.3	Covenants of the Purchaser and the Parent	183
6.4	Indemnification Process	184
6.5	Indemnification Limits for Breaches of Representations and Warranties	185
ARTICLE 7	NON-COMPETITON	186
7.1	Non-Competition	186
7.2	Non-Solicitation	187

TABLE OF CONTENTS

Page

7.3	Non-Solicitation of Workers	187
7.4	Confidentiality	187
7.5	Reasonable Restrictions	188
7.6	Enforcement	188
7.7	Severability	188
ARTICLE 8	TERMINATION	189
8.1	Termination	189
8.2	Effect of Termination	190
ARTICLE 9	GENERAL	190
9.1	Further Assurances	190
9.2	Time of the Essence	190
9.3	Commissions	190
9.4	Purchase Price Adjustments	190
9.5	Legal Fees	191
9.6	Public Announcements	191
9.7	Entire Agreement	191
9.8	Amendments and Waiver	191
9.9	Remedies Cumulative	191
9.10	Assignment	191
9.11	Notices	191
9.12	Severability	193
9.13	Parties in Interest	193
9.14	Counterparts; Facsimile	193
9.15	Waiver	194
9.16	Exclusivity	194
9.17	Governing Law	194
9.18	Attornment	194
9.19	Vendors’ Representative and Powers of Attorney	194

SHARE PURCHASE AGREEMENT
THIS AGREEMENT made as of April 25, 2014;
AMONG:
APPLIED ALBERTA INC., a corporation incorporated under the laws of Alberta
(hereinafter referred to as the “Purchaser”),
- and -
APPLIED INDUSTRIAL TECHNOLOGIES, INC., a corporation incorporated under the laws of the State of Ohio
(hereinafter referred to as the “Parent”),
- and -
MICHAEL SIROIS, of the City of Leduc, in the Province of Alberta
(hereinafter referred to as “Mike”),
- and -
MICHAEL SIROIS AND LAURIE SIROIS, in their capacities as trustees of the SIROIS FAMILY TRUST, a trust governed by the laws of Alberta
(hereinafter referred to as “Sirois Trust”),
- and -
GEORG EGER of the Town of Thorsby, in the Province of Alberta
(hereinafter referred to as “Georg”),
- and -
GEORG EGER, in his capacity as sole trustee of the EGER FAMILY TRUST, a trust governed by the laws of Alberta
(hereinafter referred to as “Eger Trust”),
- and -
BLAIR HETLINGER, of the City of St. Albert, in the Province of Alberta
(hereinafter referred to as “Blair”),
- and -
CHRISTOPHER SIROIS, of the City of Leduc, in the Province of Alberta

(hereinafter referred to as “Christopher”),
- and -
KENNETH PACULA, of the City of Lloydminster, in the Province of Alberta
(hereinafter referred to as “Kenneth”),
- and -
GRANT BECHTLOFF, of the County of Leduc, in the Province of Alberta
(hereinafter referred to as “Grant”),
- and -
RYAN FARLEY, of the City of Red Deer, in the Province of Alberta
(hereinafter referred to as “Ryan”),
- and -
DWAYNE LETAWSKY, of the Hamlet of Sherwood Park, in the Province of Alberta
(hereinafter referred to as “Dwayne”),
- and -
DOUGLAS KILBACH, of the Hamlet of Sherwood Park, in the Province of Alberta
(hereinafter referred to as “Douglas”),
- and -
STEVEN VANDERWATER, of the City of Edmonton, in the Province of Alberta
(hereinafter referred to as “Steven”),
- and -
1562039 ALBERTA LTD., a corporation incorporated under the laws of Alberta
(hereinafter referred to as “1562039”),
- and -
1561902 ALBERTA LTD., a corporation incorporated under the laws of Alberta

(hereinafter referred to as “1561902”),
- and -
1614176 ALBERTA LTD., a corporation incorporated under the laws of Alberta
(hereinafter referred to as “1614176”),
- and -
1814971 ALBERTA LTD., a corporation incorporated under the laws of Alberta
(hereinafter referred to as “1814971”),
- and -
1814966 ALBERTA LTD., a corporation incorporated under the laws of Alberta
(hereinafter referred to as “1814966”),
(hereinafter being collectively referred to as the “Vendors”).
WHEREAS 1668052 Alberta Ltd. (“1668052”), a corporation governed by the laws of Alberta, 1614176, 1561902, Blair, Christopher, Kenneth, Grant, Ryan, Dwayne, Douglas and Steven are the beneficial and registered owners of all of the issued and outstanding shares of Reliance Industrial Investments Ltd. (“RIIL”), a corporation governed by the laws of Alberta;
AND WHEREAS RIIL is the beneficial and registered owner of all of the issued and outstanding shares of Northern River Enterprises Ltd. (“Northern River”), a corporation governed by the laws of Alberta;
AND WHEREAS RIIL and Northern River are the beneficial and registered owners of all of the issued and outstanding shares of Reliance Industrial Products (Lloydminster) Ltd. (“Reliance Lloydminster”), a corporation governed by the laws of Alberta;
AND WHEREAS RIIL is the beneficial and registered owner of all of the issued and outstanding shares of each of Reliance Industrial Products Ltd. (“Reliance Industrial”), Precision Flange Company Ltd. (“Precision”) and 1307638 Alberta Ltd. (“1307638”), each of which is a corporation governed by the laws of Alberta;
AND WHEREAS Reliance Industrial is the beneficial and registered owner of all of the outstanding shares of Servco Oilfield Supply Canada Ltd. (“Servco”), a corporation governed by the laws of Alberta;
AND WHEREAS 1814968 Alberta Ltd. (“1814968”), 1814935 Alberta Ltd. (“1814935”), 1614176, RIIL, Mike, Georg, Blair, Christopher, Kenneth, Grant, Ryan, Dwayne, Douglas and Steven are the beneficial and registered owners of all of the issued and outstanding shares of 1562027 Alberta Ltd. (“1562027”), a corporation governed by the laws of Alberta;

AND WHEREAS 1562027 is the beneficial and registered owner of all of the issued and outstanding shares of Reliance Industrial Products USA, Ltd. (“Reliance USA”), a corporation governed by the laws of Colorado;
AND WHEREAS Mike, Georg, Douglas and Dwayne are the beneficial and registered owners of all of the outstanding shares of Reliance International Ltd. (“Reliance International”), a corporation governed by the laws of Alberta;
AND WHEREAS 1562039, 1561902, Sirois Trust, Eger Trust, 1814968 and 1814935 are the beneficial and registered owners of all of the outstanding shares of 1668052;
AND WHEREAS Mike is the beneficial and registered owner of all of the issued and outstanding shares of 1561902;
AND WHEREAS 1561902 is the beneficial and registered owner of all of the issued and outstanding shares of 1614176;
AND WHEREAS Sirois Trust is the beneficial and registered owner of all of the issued and outstanding shares of 1814966;
AND WHEREAS 1814966 is the beneficial and registered owner of all of the issued and outstanding shares of 1814935;
AND WHEREAS Eger Trust is the beneficial and registered owner of all of the issued and outstanding shares of 1814971;
AND WHEREAS 1814971 is the beneficial and registered owner of all of the issued and outstanding shares of 1814968;
AND WHEREAS Georg is the beneficial and registered owner of all of the issued and outstanding shares of 1562039;
AND WHEREAS the Vendors desire to sell and the Purchaser desires to purchase, directly or indirectly, as the case may be, all of the outstanding shares of each of 1814968, 1814935, 1668052, RIIL, Northern River, Reliance Industrial, 1307638, Precision, Reliance Lloydminster, 1562027, Reliance USA, Servco and Reliance International;
AND WHEREAS certain of the Vendors have made loans to certain of the Targets (as defined below) and those Vendors desire to sell and the Purchaser desires to purchase such loans;
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1    Definitions
In this Agreement and in the schedules hereto:

(a)	“Adjustment” has the meaning set forth in Section 2.4;

(b)	“Agreement” means this agreement and all amendments made hereto by written agreement between the Vendors and the Purchaser;

(c)
“Applicable Law” means any statute, law, ordinance, rule, regulation, restriction, regulatory policy or guideline, code, protocol, treaty, by-law (zoning or otherwise), notice, direction, order and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements of any Governmental Entity;

(d)	“Authorization” means any permit, licence, approval or similar authorization of any Governmental Entity;

(e)	“Balance Sheet” means the consolidated balance sheet of the Targets or any one or more of them, as the context may require, as at the Balance Sheet Date;

(f)	“Balance Sheet Date” means March 31, 2013;

(g)
“Benefit Plan” means all bonus, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, savings, profit sharing, severance or termination pay, health, dental or other medical, life, disability or other insurance (whether insured or self-insured), mortgage insurance, employee loan, employee assistance, supplementary unemployment benefit, pension, retirement, supplementary retirement, plan, program and every other benefit plan, program, agreement, arrangement or practice (whether written or unwritten) maintained or contributed to for the benefit of any of the employees of the Targets, former employees or their respective dependants or beneficiaries, but excluding the Canada Pension Plan, any health or drug plan established and administered by a Province and workers’ compensation insurance provided by federal or provincial legislation;

(h)
“Books and Records” means all books, records, files and papers of the Targets, including computer manuals, computer data, financial and Tax working papers, financial and Tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchase records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel and employment records (including Benefit Plan records), minute and share certificate books, and all copies and recordings of the foregoing;

(i)
“Buildings” means all plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment), including those under construction, situate on or forming part of the Lands or the Leased Property;

(j)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Alberta;

(k)	“Business Territory” has the meaning set forth in Section 7.6(1);

(l)	“Closing Balance Sheet” has the meaning set forth in Section 2.3(2);

(m)	“Closing Date” means May 1, 2014 or such other date as may be agreed to in writing between the Vendors’ Representative and the Purchaser;

(n)	“Combined Target April 2014 Net Profits” means the aggregate net profits of the Targets for the calendar month of April, 2014 calculated as set forth in Schedule 1.1(n);

(o)
“Combined Working Capital” means total current assets (excluding the Excluded Assets) less total current liabilities (excluding the Excluded Liabilities) of the Targets (other than Servco) prepared in accordance with GAAP consistently applied as shown on the Closing Balance Sheet determined as set forth in Schedule 1.1(o);

(p)
“Competition Proceeding” means a demand, claim, inquiry, action or proceeding initiated by the Commissioner of Competition under the merger provisions of the Competition Act (Canada) in relation to the purchase by the Purchaser hereunder of the Purchased Shares;

(q)	“Condition” of the Targets means the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs or financial position of the Targets or any of them, as applicable;

(r)	“Corporate Vendors” means 1562039, 1814971, 1814966, 1561902 and 1614176;

(s)	“Debt Conversion Transaction” has the meaning set forth in Section 4.1;

(t)
“Employment Agreement” means the employment agreements, substantially in the form set forth in Schedule 1.1(t), to be entered into between: (i) Reliance Industrial and each of Mike, Georg, Christopher, Kenneth, Grant, Ryan, Dwayne and Douglas; and (ii) Reliance USA and Steven, in each case, at closing;

(u)
“Encumbrance” means any lien, pledge, charge, claim, security interest, contingent sale or title retention agreement, option, deed of trust, mortgage, conditional sales agreement, right of first refusal, demand, easement, restrictive covenant, limitation, agreement or right of way, restriction, preferential arrangement, encroachment, burden or title reservation of any kind equity or other right of a third party of any nature whatsoever or howsoever arising, and any rights or privileges capable of becoming any of the foregoing;

(v)
“Environmental Laws” means all applicable federal, provincial, state, local and foreign laws, imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law, including Environmental Permits;

(w)
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, property damages, natural resource damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about any real or personal property;

(x)
“Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

(y)	“Environmental Representations and Warranties” means the representations and warranties set out in Schedule 1.1(y);

(z)	“Excluded Assets” means those assets set forth on Schedule 1.1(z), which assets will be transferred by the Targets to one or more third parties other than the Targets prior to the Closing Date;

(aa)	“Excluded Liabilities” means those liabilities of the Targets set forth on Schedule 1.1(aa);

(bb)
“Governmental Entity” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, tax authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government;

(cc)
“Hazardous Material” means any substance, material or waste which is regulated by, or forms the basis of liability under, any Environmental Laws, including any material or substance which is defined as a “solid waste”, hazardous waste”, “hazardous material”, hazardous substance”, “dangerous goods”, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, “hazardous constituent”, “special waste”, “toxic substance” or other similar term or phrase under any Environmental Laws, or petroleum or any fraction or by-product thereof, asbestos, substances used for dry-cleaning and the waste and breakdown products thereof, polychlorinated biphenyls (PCB’s), or any radioactive substance;

(dd)	“Holdback Amounts” mean, collectively the First Holdback and the Second Holdback in respect of the Purchase Price for the Purchased Shares and interest thereon as set forth in Section 2.5;

(ee)	“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time;

(ff)	“Lands” means all of the lands of which a Target is the registered or beneficial owner as described in Schedule 1.1(ff);

(gg)	“Leased Property” means the real property leased by the Targets set out in Schedule 1.1(gg) together with all licences, rights and appurtenances relating to the foregoing;

(hh)
“Leases” means the leases or agreements in the nature of a lease or right of occupancy of real property to which a Target is a party, whether as lessor or lessee, including those leases listed in Schedule 1.1(hh);

(ii)
“Lender Payout Amount” means all outstanding amounts owing by the Targets to the lender(s) to the Targets at the Time of Closing and all outstanding debt and similar amounts owing by the Targets at the Time of Closing;

(jj)	“LOI” means the Letter of Intent dated January 9, 2014 pursuant to which the Vendors agreed in principle to sell the Purchased Shares to the Purchaser;

(kk)
“Losses” means any and all losses, damages, claims, proceedings, actions, investigations, lawsuits, liabilities, obligations, penalties, encumbrances, assessments, costs and expenses sustained, suffered or incurred by a party;

(ll)
“Material Adverse Change” or “Material Adverse Effect” means any change or effect that has or could reasonably be expected to have a material and adverse effect on the business, assets or financial condition or prospects of the Targets or any of them, and “Materially Adversely Effect” has a corresponding meaning;

(mm)
“Non-Competition Agreement” means the non-competition agreements, substantially in the forms set out in Schedule 1.1(mm), to be entered into between: (i) Reliance Industrial, the Purchaser and each of Mike, Georg, Christopher, Kenneth, Grant, Ryan, Dwayne and Douglas; and (ii) Reliance USA, the Purchaser and Steven, in each case, at closing;

(nn)
“Ordinary Course” means, with respect to an action taken by a Person, that the action is consistent in all respects with the past practices of the Person and is taken in the normal day to day operations of the Person;

(oo)    “Permitted Encumbrances” means, with respect to any particular property or asset:

(i)
inchoate or statutory liens for Taxes not at the time overdue but only if the amount thereof at the Closing Date is adjusted in favour of the Purchaser on the Closing Balance Sheet and inchoate or statutory liens for overdue Taxes the validity of which the Targets are contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes, and only if the amount of such overdue Taxes at the Closing Date is adjusted in favour of the Purchaser on the Closing Balance Sheet;

(ii)
undetermined or inchoate construction liens arising in the Ordinary Course of business of the Targets, a claim for which has not been filed or registered pursuant to law or notice in writing of which has not been given to any of the Targets or the Vendors, and only if the amount thereof at the Closing Date is adjusted in favour of the Purchaser on the Closing Balance Sheet;

(iii)	reservations or exceptions contained in the original grants from the Crown;

(iv)
registered easements, including rights of way for, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and such registered restrictions or covenants that run with the land, provided that there has been compliance with the provisions thereof and that they do not in the aggregate materially detract from the value of the Real Property subject thereto and will not adversely affect the ability of the Targets to carry on business as it has been carried on in the past; and

(v)
zoning by laws, ordinances or other restrictions as to the use of real property, and agreements with other Person registered against title to the Lands, provided that they do not in the aggregate materially detract from the value of the Real Property subject thereto and will not adversely affect the ability of the Targets to carry on business as it has been carried on in the past;

(pp)	“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity or a Governmental Entity;

(qq)	“Product Liability Claims” has the meaning set out in Section 3.1(14)(xxx);

(rr)	“Product Liability Representations and Warranties” means the representations and warranties set out in Schedule 1.1(rr);

(ss)	“Purchase Price” has the meaning set out in Section 2.1(2);

(tt)	“Purchase Price Cap Representations and Warranties” means the representations and warranties set out in Schedule 1.1(tt);

(uu)	“Purchased Shares” means 100% of the outstanding shares of 1814968, 1814935, 1668052, RIIL, 1562027 and Reliance International;

(vv)	“Purchaser” means Applied Alberta Inc.;

(ww)	“Purchaser Reorganization Steps” means the transactions set out in Schedule 4.7;

(xx)	“Real Property” means the Lands and the Buildings situate thereon, and all easements, licenses, rights and appurtenances relating to the foregoing;

(yy)
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property;

(zz)	“Sales Tax Straddle Period” means any Tax Period of a Target that begins before the Closing Date and ends after the Closing Date;

(aaa)	“Sales Tax Straddle Return” has the meaning ascribed to it in Section 4.4(4);

(bbb)	“Servco” means Servco Oilfield Supply Canada Ltd.;

(ccc)	“Servco Note” means the promissory note in the principal amount of $1,000,000 owing by Reliance Industrial in respect of its acquisition of the shares of Servco;

(ddd)	“Shareholder Loans” means the loans made by the Vendors to the various Targets in the amounts and on the terms described in Schedule 1.1(ddd);

(eee)	“Subsidiaries” means the corporations set out in Schedule 1.1(eee);

(fff)	“Targets” means each of 1814968, 1814935, 1668052, RIIL, Northern River, Reliance Lloydminster, Reliance Industrial, Servco, Precision, 1307638, 1562027, Reliance USA and Reliance International;

(ggg)
“Tax” or “Taxes” includes all taxes, duties, premiums, fees, levies, imposts, assessments and other charges of any kind whatsoever imposed, assessed, reassessed or collected by any Governmental Entity, together with all interest, penalties, fines, additions to tax or other additional amounts that may become payable in respect thereof, which taxes shall include, without limiting the generality of the foregoing, those related to, or levied on, or measured by, or referred to as, gross income, net income, gross receipts, profits, sales, goods and services, harmonized sales, business, education, employment insurance, value added, capital gains, withholding, payroll, real property and personal property taxes, custom duties and import and export taxes, all licence, government pension plan premiums or contributions, workers’ compensation, and taxes relating to benefit plans and obligations of the same or similar nature, and all withholdings on amounts paid to or by the relevant Person, and any liability for any of the foregoing as a transferee, successor, guarantor or by contract or by operation of Applicable Law;

(hhh)
“Tax Period” means any taxable year or other period that is treated as a taxable year (or other period, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule or regulation;

(iii)
“Tax Returns” includes all returns, declarations, reports, elections, notices, filings, forms, statements, information and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed with any Governmental Entity by Applicable Law in respect of Taxes;

(jjj)    “Terminated Employees” has the meaning set forth in Section 4.6;

(kkk)    “Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date;

(lll)    “Trust Vendors” means Sirois Trust and Eger Trust;

(mmm)    “Vendor Tax Period” has the meaning set forth in Section 4.4(4);

(nnn)	“Vendors” means Mike, Sirois Trust, Georg, Eger Trust, 1814971, 1814966, Blair, Christopher, Kenneth, Grant, Ryan, Dwayne, Douglas, Steven, 1562039, 1561902 and 1614176;

(ooo)    “Vendors’ Pre-Closing Reorganization Steps” has the meaning set forth in Schedule 4.8;

(ppp)    “Vendors’ Representative” means Mike;

(qqq)    “Working Capital Holdback” has the meaning set forth in Section 2.3; and

(rrr)	“Year End March 31, 2014 Pro Forma EBITDA Forecast” has the meaning set out in, and is to be determined in accordance with, Schedule 1.1(rrr).

1.2    Headings
The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3    Extended Meanings
In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.4    Accounting Principles
Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles consistently applied from time to time approved by the Private Enterprise Advisory Committee of the Accounting Standards Board, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.5    Currency
All references to currency herein are to lawful money of Canada.

1.6    Schedules
The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule 1.1(n)	Combined Target April 2014 Net Profits
Schedule 1.1(o)	Combined Working Capital
Schedule 1.1(t)	Employment Agreement
Schedule 1.1(y)	Environmental Representations and Warranties
Schedule 1.1(z)	Excluded Assets
Schedule 1.1(aa)	Excluded Liabilities
Schedule 1.1(ff)	Lands
Schedule 1.1(gg)	Leased Property
Schedule 1.1(hh)	Leases
Schedule 1.1(mm)	Non-Competition Agreement
Schedule 1.1(rr)	Product Liability Representations and Warranties
Schedule 1.1(tt)	Purchase Price Cap Representations and Warranties
Schedule 1.1(ddd)	Shareholder Loans
Schedule 1.1(eee)	Subsidiaries
Schedule 1.1(rrr)	Year End March 31, 2014 Pro Forma EBITDA Forecast
Schedule 2.2(2)	Purchase Price Allocation
Schedule 2.6(2)(t)	Release of Encumbrances
Schedule 2.6(2)(kk)	Vendors’ Counsel Opinion
Schedule 2.6(3)(a)	Wire Transfer
Schedule 3.1(14)(l)	Share Conditions - Reliance Industrial
Schedule 3.1(14)(r)	Shareholders’ Agreement - Reliance Industrial
Schedule 3.1(14)(t)	Financial Statements - Reliance Industrial
Schedule 3.1(14)(w)	Capital Expenditures - Reliance Industrial
Schedule 3.1(14)(y)	Assets - Reliance Industrial
Schedule 3.1(14)(bb)	Inventory - Reliance Industrial
Schedule 3.1(14)(cc)	Products - Reliance Industrial
Schedule 3.1(14)(dd)	Customers and Suppliers - Reliance Industrial
Schedule 3.1(14)(ff)	Banking Arrangements - Reliance Industrial
Schedule 3.1(14)(jj)	Taxes - Reliance Industrial
Schedule 3.1(14)(qq)	Sales Tax Elections - Reliance Industrial
Schedule 3.1(14)(aaa)	Required Consents - Reliance Industrial
Schedule 3.1(14)(ccc)	Compliance with Laws - Reliance Industrial
Schedule 3.1(14)(eee)	Material Contracts - Reliance Industrial
Schedule 3.1(14)(fff)	Personal Property Leases - Reliance Industrial
Schedule 3.1(14)(kkk)	Restrictive Covenants - Reliance Industrial
Schedule 3.1(14)(mmm)	Benefit Plans - Reliance Industrial
Schedule 3.1(14)(ooo)	List of Employees - Reliance Industrial
Schedule 3.1(14)(sss)	Consultants and Contractors - Reliance Industrial
Schedule 3.1(14)(ttt)	Non-Arm’s Length Indebtedness - Reliance Industrial
Schedule 3.1(14)(vvv)	Litigation - Reliance Industrial
Schedule 3.1(14)(www)	Warranty Claims - Reliance Industrial
Schedule 3.1(14)(xxx)	Product Liability Claims - Reliance Industrial
Schedule 3.1(14)(yyy)	Restricted Products - Reliance Industrial
Schedule 3.1(14)(zzz)	Intellectual Property - Reliance Industrial
Schedule 3.1(14)(iiii)	License Fees - Reliance Industrial

Schedule 3.1(14)(llll)	Environmental - Reliance Industrial
Schedule 3.1(14)(nnnn)	Insurance - Reliance Industrial
Schedule 3.1(15)(g)	Share Conditions - 1562027
Schedule 3.1(15)(l)	Shareholders’ Agreement - 1562027
Schedule 3.1(15)(n)	Financial Statements - 1562027
Schedule 3.1(15)(t)	Taxes - 1562027
Schedule 3.1(15)(aa)	Sales Tax Elections - 1562027
Schedule 3.1(16)(d)	Share Conditions - Reliance USA
Schedule 3.1(16)(i)	Shareholders’ Agreement - Reliance USA
Schedule 3.1(16)(k)	Financial Statements - Reliance USA
Schedule 3.1(16)(n)	Capital Expenditures - Reliance USA
Schedule 3.1(16)(p)	Assets - Reliance USA
Schedule 3.1(16)(s)	Inventory - Reliance USA
Schedule 3.1(16)(t)	Products - Reliance USA
Schedule 3.1(16)(u)	Customers and Suppliers - Reliance USA
Schedule 3.1(16)(w)	Banking Arrangements - Reliance USA
Schedule 3.1(16)(hhh)	Required Consents - Reliance USA
Schedule 3.1(16)(jjj)	Compliance with Laws - Reliance USA
Schedule 3.1(16)(lll)	Material Contracts - Reliance USA
Schedule 3.1(16)(mmm)	Personal Property Leases - Reliance USA
Schedule 3.1(16)(rrr)	Restrictive Covenants - Reliance USA
Schedule 3.1(16)(ttt)	Benefit Plans - Reliance USA
Schedule 3.1(16)(vvv)	List of Employees - Reliance USA
Schedule 3.1(16)(zzz)	Consultants and Contractors - Reliance USA
Schedule 3.1(16)(aaaa)	Non-Arm’s Length Indebtedness - Reliance USA
Schedule 3.1(16)(cccc)	Litigation - Reliance USA
Schedule 3.1(16)(dddd)	Warranty Claims - Reliance USA
Schedule 3.1(16)(eeee)	Product Liability Claims - Reliance USA
Schedule 3.1(16)(ffff)	Restricted Products - Reliance USA
Schedule 3.1(16)(gggg)	Intellectual Property - Reliance USA
Schedule 3.1(16)(pppp)	License Fees - Reliance USA
Schedule 3.1(16)(ssss)	Environmental - Reliance USA
Schedule 3.1(16)(uuuu)	Insurance - Reliance USA
Schedule 3.1(17)(g)	Share Conditions - RIIL
Schedule 3.1(17)(l)	Shareholders’ Agreement - RIIL
Schedule 3.1(17)(n)	Financial Statements - RIIL
Schedule 3.1(17)(t)	Taxes - RIIL
Schedule 3.1(17)(aa)	Sales Tax Elections - RIIL
Schedule 3.1(18)(f)	Share Conditions - Reliance International
Schedule 3.1(18)(k)	Shareholders’ Agreement - Reliance International
Schedule 3.1(18)(m)	Financial Statements - Reliance International
Schedule 3.1(18)(s)	Taxes - Reliance International
Schedule 3.1(18)(z)	Sales Tax Elections - Reliance International
Schedule 3.1(19)(e)	Share Conditions - Reliance Lloydminster
Schedule 3.1(19)(k)	Shareholders’ Agreement - Reliance Lloydminster
Schedule 3.1(19)(m)	Financial Statements - Reliance Lloydminster
Schedule 3.1(19)(p)	Capital Expenditures - Reliance Lloydminster
Schedule 3.1(19)(r)	Assets - Reliance Lloydminster
Schedule 3.1(19)(u)	Inventory - Reliance Lloydminster
Schedule 3.1(19)(v)	Products - Reliance Lloydminster

Schedule 3.1(19)(w)	Customers and Suppliers - Reliance Lloydminster
Schedule 3.1(19)(y)	Banking Arrangements - Reliance Lloydminster
Schedule 3.1(19)(cc)	Taxes - Reliance Lloydminster
Schedule 3.1(19)(jj)	Sales Tax Elections - Reliance Lloydminster
Schedule 3.1(19)(tt)	Required Consents - Reliance Lloydminster
Schedule 3.1(19)(vv)	Compliance with Laws - Reliance Lloydminster
Schedule 3.1(19)(xx)	Material Contracts - Reliance Lloydminster
Schedule 3.1(19)(yy)	Personal Property Leases - Reliance Lloydminster
Schedule 3.1(19)(ddd)	Restrictive Covenants - Reliance Lloydminster
Schedule 3.1(19)(fff)	Benefit Plans - Reliance Lloydminster
Schedule 3.1(19)(hhh)	List of Employees - Reliance Lloydminster
Schedule 3.1(19)(lll)	Consultants and Contractors - Reliance Lloydminster
Schedule 3.1(19)(mmm)	Non-Arm’s Length Indebtedness - Reliance Lloydminster
Schedule 3.1(19)(ooo)	Litigation - Reliance Lloydminster
Schedule 3.1(19)(ppp)	Warranty Claims - Reliance Lloydminster
Schedule 3.1(19)(qqq)	Product Liability Claims - Reliance Lloydminster
Schedule 3.1(19)(rrr)	Restricted Products - Reliance Lloydminster
Schedule 3.1(19)(sss)	Intellectual Property - Reliance Lloydminster
Schedule 3.1(19)(bbbb)	License Fees - Reliance Lloydminster
Schedule 3.1(19)(eeee)	Environmental - Reliance Lloydminster
Schedule 3.1(19)(gggg)	Insurance - Reliance Lloydminster
Schedule 3.1(20)(f)	Share Conditions - Northern River
Schedule 3.1(20)(k)	Shareholders’ Agreement - Northern River
Schedule 3.1(20)(m)	Financial Statements - Northern River
Schedule 3.1(20)(s)	Taxes - Northern River
Schedule 3.1(20)(z)	Sales Tax Elections - Northern River
Schedule 3.1(21)(c)	Share Conditions - Precision
Schedule 3.1(21)(i)	Shareholders’ Agreement - Precision
Schedule 3.1(21)(k)	Financial Statements - Precision
Schedule 3.1(21)(n)	Capital Expenditures - Precision
Schedule 3.1(21)(p)	Assets - Precision
Schedule 3.1(21)(s)	Inventory - Precision
Schedule 3.1(21)(t)	Products - Precision
Schedule 3.1(21)(u)	Customers and Suppliers - Precision
Schedule 3.1(21)(w)	Banking Arrangements - Precision
Schedule 3.1(21)(aa)	Taxes - Precision
Schedule 3.1(21)(hh)	Sales Tax Elections - Precision
Schedule 3.1(21)(rr)	Required Consents - Precision
Schedule 3.1(21)(tt)	Compliance with Laws - Precision
Schedule 3.1(21)(vv)	Material Contracts - Precision
Schedule 3.1(21)(ww)	Personal Property Leases - Precision
Schedule 3.1(21)(bbb)	Restrictive Covenants - Precision
Schedule 3.1(21)(ddd)	Benefit Plans - Precision
Schedule 3.1(21)(fff)	List of Employees - Precision
Schedule 3.1(21)(jjj)	Consultants and Contractors - Precision
Schedule 3.1(21)(kkk)	Non-Arm’s Length Indebtedness - Precision
Schedule 3.1(21)(mmm)	Litigation - Precision
Schedule 3.1(21)(nnn)	Warranty Claims - Precision
Schedule 3.1(21)(ooo)	Product Liability Claims - Precision
Schedule 3.1(21)(ppp)	Restricted Products - Precision

Schedule 3.1(21)(qqq)	Intellectual Property - Precision
Schedule 3.1(21)(zzz)	License Fees - Precision
Schedule 3.1(21)(cccc)	Environmental - Precision
Schedule 3.1(21)(eeee)	Insurance - Precision
Schedule 3.1(22)(f)	Share Conditions - 1307638
Schedule 3.1(22)(j)	Financial Statements - 1307638
Schedule 3.1(22)(m)	Assets - 1307638
Schedule 3.1(22)(o)	Banking Arrangements - 1307638
Schedule 3.1(22)(s)	Taxes - 1307638
Schedule 3.1(22)(z)	Sales Tax Elections - 1307638
Schedule 3.1(22)(jj)	Required Consents - 1307638
Schedule 3.1(22)(ll)	Compliance with Laws - 1307638
Schedule 3.1(22)(pp)	Restrictive Covenants - 1307638
Schedule 3.1(22)(qq)	Environmental - 1307638
Schedule 3.1(22)(ss)	Insurance - 1307638
Schedule 3.1(23)(f)	Share Conditions - 1814935
Schedule 3.1(23)(k)	Shareholders’ Agreement - 1814935
Schedule 3.1(23)(m)	Financial Statements - 1814935
Schedule 3.1(23)(s)	Taxes - 1814935
Schedule 3.1(23)(z)	Sales Tax Elections - 1814935
Schedule 3.1(24)(f)	Share Conditions - 1814968
Schedule 3.1(24)(k)	Shareholders’ Agreement - 1814968
Schedule 3.1(24)(m)	Financial Statements - 1814968
Schedule 3.1(24)(s)	Taxes - 1814968
Schedule 3.1(24)(z)	Sales Tax Elections - 1814968
Schedule 3.1(25)(f)	Share Conditions - 1668052
Schedule 3.1(25)(k)	Shareholders’ Agreement - 1668052
Schedule 3.1(25)(m)	Financial Statements - 1668052
Schedule 3.1(25)(s)	Taxes - 1668052
Schedule 3.1(25)(z)	Sales Tax Elections - 1668052
Schedule 4.1	Debt Conversion Transaction
Schedule 4.6(1)	Terminated Employees
Schedule 4.7	Purchaser Reorganization Steps
Schedule 4.8	Vendors’ Pre-Closing Reorganization Steps

1.7    Knowledge
Any reference herein to “the knowledge of the Vendors” (or to any Vendor) will be deemed to mean the actual knowledge of any of the Vendors and the knowledge which any such Vendor would have had if it had conducted a commercially reasonable and diligent inquiry into the relevant subject matter.

ARTICLE 2
PURCHASE AND SALE

2.1    Purchase and Sale

(1)	Upon and subject to the terms and conditions hereof, the following Vendors shall, at the Time of Closing, sell the following Target shares, being 100% of the outstanding Target shares (collectively, the “Purchased Shares”) to the Purchaser, and the Purchaser shall purchase the Purchased Shares from the Vendors:

Vendor	Target	Number and Class of ,Shares	Percentage of Class
Mike	1562027 Reliance International	78,043 Class “F” 73 Class “A”	82.109% 73%
Sirois Trust	1,668,052	6,597,483 Class “A”	8.145%
Georg	1562027 Reliance International	17,005 Class “F” 17 Class “A”	17.891% 17%
Eger Trust	1,668,052	3,298,741 Class “B”	17.3618%
1,814,971	1,814,968	18,262,196 Class “A”	100%
1,814,966	1,814,935	87,868,845 Class “A”	100%
Blair	RIIL 1562027	5,000 Class “A” 5,000 Class “B”	16.102% 5.2605%
Christopher	RIIL 1562027	1,000 Class “A” 1,000 Class “A”	3.2204% 3.9216%
Kenneth	RIIL 1562027	1,000 Class “A” 1,000 Class “A”	3.2204% 3.9216%
Grant	RIIL 1562027	2,250 Class “A” 2,250 Class “A”	7.2459% 8.8235%
Ryan	RIIL 1562027	2,500 Class “A” 2,500 Class “A”	8.051% 9.8039%
Dwayne	RIIL 1562027 Reliance International	6,250 Class “A” 6,250 Class “A” 5 Class “A”	20.1275% 24.5098% 5%
Douglas	RIIL 1562027 Reliance International	6,250 Class “A” 6,250 Class “A” 5 Class “A”	20.1275% 24.5098% 5%
Steven	RIIL 1562027	5,000 Class “A” 5,000 Class “A”	16.102% 19.6078%
1,562,039	1668052 1668052	351,890 Class “D” 19 Class “F”	100% 19%
1,561,902	1668052 RIIL 1668052	81 Class “F” 552 Class “A” 1,500,078 Class “C”	81% 1.7777% 100%
1,614,176	RIIL 1562027	1,250 Class “A” 1,250 Class “A”	4.0255% 4.902%

(2)
Upon and subject to the terms and conditions hereof, the Vendors identified in Schedule 1.1(ddd) shall, at the Time of Closing, sell the Shareholder Loans (and all rights of action with respect thereto) to the Purchaser and the Purchaser shall purchase the Shareholder Loans (and all rights of action with respect thereto) from such Vendors.

2.2    Purchase Price
Subject to withholding pursuant to Section 2.5 and adjustment pursuant to Section 2.4, the purchase price to be paid by the Purchaser for the Purchased Shares and the Shareholder Loans shall be $208,000,000 minus:

(i) the Lender Payment Amount; and (ii) the principal amount of the Servco Note (such amount being the “Purchase Price”), to be allocated as follows:

(1)	first, in respect of the Shareholder Loans as further detailed in Schedule 2.2(2);

(2)	second, in respect of the Purchased Shares that are Preferred Shares of the Targets as further detailed in Schedule 2.2(2); and

(3)
the Purchase Price remaining after allocation to the Shareholder Loans and Preferred Shares set forth in Sections 2.2(1) and 2.2(2) above shall be allocated in respect of the Purchased Shares that are common shares of the Targets as further detailed in Schedule 2.2(2).

The Purchase Price for the Shareholder Loans shall be no less than the total amount outstanding under such loans.
For greater certainty, the Purchase Price is inclusive of all amounts payable by the Purchaser under the terms of the LOI to the Vendors in respect of Servco including, without limitation, the purchase price for the acquisition by Reliance Industrial of the outstanding shares of Servco and any transaction fee payable to the Vendors in respect thereof and no other or further payments will be required to be made by the Purchaser to the Vendors whatsoever in respect of Servco.

2.3    Calculation of Estimated Cash Payable on Closing

(1)
The amount to be paid by the Purchaser to the Vendors’ Representative on the Closing Date will be equal to Cdn $208,000,000 less: (i) the Holdback Amounts; (ii) $1,000,000 in respect of the working capital adjustment and Combined Target April 2014 Net Profits (the “Working Capital Holdback”); (iii) the Lender Payout Amount; (iv) $1,000,000 in respect of the Servco Note; and (v) $505,000 in respect of the Accrued Bonus Pool (such amount being the “Estimated Cash Payable on Closing”).

(2)
Within ninety (90) days following the Closing Date, the Purchaser shall deliver to the Vendors’ Representative an unaudited combined consolidated balance sheet of the Targets as of the Closing Date and the Combined Target April 2014 Net Profits, each prepared by the Purchaser in accordance with GAAP (the “Closing Balance Sheet”). For the purpose of preparing the Closing Balance Sheet, the Vendors agree to provide all necessary cooperation to the Purchaser.

(3)
The Vendors’ Representative shall have a period (the “Review Period”) of sixty (60) days from the date the Vendors’ Representative receives the Closing Balance Sheet and the Combined Target April 2014 Net Profits in which to review the same. For the purpose of such review, the Purchaser shall permit the Vendors’ Representative to examine all material accounting documentation used or prepared by the Purchaser and its auditors in preparing the Closing Balance Sheet and the Combined Target April 2014 Net Profits. If no objection in writing to the Closing Balance Sheet or the Combined Target April 2014 Net Profits, as applicable, is given to the Purchaser by the Vendors’ Representative within the Review Period, the Closing Balance Sheet or the Combined Target April 2014 Net Profits, as applicable, shall be deemed to have been approved as of the last day of such Review Period.

(4)
If the Vendors’ Representative objects to any item or aspect of the Closing Balance Sheet or the Combined Target April 2014 Net Profits, as applicable, the Vendors’ Representative shall give a single written notice to the Purchaser on or before the end of the Review Period, setting out in detail the nature of any such objection and the related amount(s) in dispute and the Purchaser and the Vendors’

Representative shall attempt to resolve the matters in dispute within 30 days from the date the Vendors’ Representative gives such notice to the Purchaser. If all matters in dispute are resolved by the Purchaser and the Vendors’ Representative, the Closing Balance Sheet or the Combined Target April 2014 Net Profits, as applicable, shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution.

(5)
If the Purchaser and the Vendors’ Representative cannot resolve all matters in dispute within such thirty day period, all such unresolved matters shall be submitted to a nationally recognized accounting firm acceptable to the Purchaser and the Vendors’ Representative (the “Expert”) for resolution, as expert and not arbitrator. The Expert shall use its reasonable efforts to render its written decision within 30 days of its appointment. The Expert shall be given access to all materials and information reasonably requested by it for such purpose. The rules and procedures to be followed in such proceeding shall be determined by the Expert in its discretion. The Expert’s determination of all such matters shall be final and binding on all parties and shall not be subject to appeal, absent manifest error. The fees and expenses of the Expert shall be borne by the Vendors and the Purchaser in the manner determined by the Expert based on the relative success of the Vendors and the Purchaser in respect of such disputes. The Closing Balance Sheet shall be modified to the extent required to give effect to the Expert’s determination and shall be deemed to have been approved as of the date of such determination.

2.4     Adjustment of Purchase Price
The Vendors and the Purchaser acknowledge and agree that the Purchase Price shall be adjusted (the “Adjustment”), as follows:

(a)	downwards, if the Combined Working Capital is less than $38,000,000 by the amount by which Combined Working Capital is less than $38,000,000 (the “Working Capital Deficit”);

(b)
downwards, with respect to instalments for Taxes paid by the Targets on or before the Closing Date if the Closing Balance Sheet determines there is a payable, by an amount equal to the value of the payable;

(c)
upwards, with respect to instalments for Taxes paid by the Targets (other than Servco) on or before the Closing Date if the Closing Balance Sheet discloses there is a receivable, by an amount equal to the value of the receivable;

(d)	downwards, by the amount of any incentive payments owed by any of the Targets prior to the Time of Closing that were not paid out prior to the Closing Date;

(e)
upwards by the amount, if any, of cash on hand in the bank accounts of the Targets (other than Servco) in excess of the amount required to cover all outstanding cheques written by the Targets at the Closing Date; and

(f)	downwards by the amount, if any, by which the amount of outstanding cheques written by the Targets as at the Closing Date exceeds cash on hand in the bank accounts of the Targets at the Closing Date.
For purposes of Section 2.4(a), the Purchaser shall deduct the Working Capital Deficit and any Combined Target April 2014 Net Profits not left behind in the Targets (collectively, the “Combined Deficit”) from the Working Capital Holdback. If the Combined Deficit does not exceed the Working Capital Holdback, the Purchaser shall pay the excess of the Working Capital Holdback over the Combined Deficit to a single account designated by the Vendors’ Representative within five Business Days of the Payment Date (as defined in the next following paragraph). If the Combined Deficit exceeds the Working Capital Holdback, the Purchaser shall be entitled to retain the entire amount of the Working Capital Holdback and the adjustment referred to in Section 2.4(a) shall be equal to the excess of the Combined Deficit over the Working Capital Holdback. If there is no Combined Deficit, the Purchaser shall pay the Working Capital Holdback to a single account designated by the Vendors’ Representative within five Business Days of the Payment Date.
If the Adjustment results in a negative amount (the “Deficit”), the Vendors shall pay the Deficit to the Purchaser, and if the Adjustment results in a positive amount (the “Surplus”), the Purchaser shall pay the Vendors the Surplus to a single account as directed in writing by the Vendors’ Representative as hereinafter provided, each on the basis set forth below. The Vendors or the Purchaser, as the case may be, shall within five Business Days after the Review Period or, if submitted to the Expert for resolution, within five (5) Business Days of delivery of the Expert’s written decision to the Vendor and Purchaser, as the case may be (the “Payment Date”), pay the Deficit or the Surplus, as the case may be, to the party entitled thereto. If the Deficit or the Surplus, as the case may be, is not paid by the Payment Date, then the amount payable shall be payable and shall be paid together with interest thereon at a rate of 2.00% per annum from and including the Payment Date to but excluding the date of payment.

2.5    Holdback Amounts

(1)	The Holdback Amounts shall be paid as follows:

(a)
as to $10,400,000 (the “First Holdback”) together with interest thereon calculated monthly from the Closing Date at a rate of 2.00% per annum, less any amount deducted pursuant to Section 2.5(2) or 6.2(c), by payment on the first anniversary of the Closing Date or, if such day is not a Business Day, the next following Business Day of such net amount by wire transfer of immediately available funds to a single account, as directed by the Vendors’ Representative; and

(b)
as to $10,400,000 (the “Second Holdback”) together with interest thereon calculated monthly from the Closing Date at a rate of 2.00% per annum, less any amount deducted pursuant to Section 2.5(2) or 6.2(c), by payment on the second anniversary of the Closing Date or, if such day is not a Business Day, the next following Business Day of such net amount by wire transfer of immediately available funds to a single account, as directed by the Vendors’ Representative.

(2)
From time to time from and after the Closing Date, the Purchaser shall be entitled to satisfy any claim for indemnification made against the Vendors or any of them under this Agreement and the Vendors’ Non-Competition Agreements, for breach of representation, warranty or covenant hereunder or thereunder or otherwise by making a set-off or deduction equal to the amount of any such claim, together with interest thereon from time to time from the Closing Date at a rate of 2.00% per annum, against the Holdback Amounts under Sections 2.5(1)(a) and 2.5(1)(b).

2.6    Closing and Deliverables

(1)
The sale and purchase of the Purchased Shares shall be completed at the Time of Closing at the offices of Fasken Martineau DuMoulin LLP, 3400 First Canadian Centre, 350 - 7th Avenue SW, Calgary, Alberta T2P 3N9.

(2)	At the closing, the Vendors shall deliver to the Purchaser the following:

(a)
share certificates representing the Purchased Shares duly endorsed for transfer by each of the relevant Vendors to the Purchaser or accompanied by duly executed stock transfer powers by each of the relevant Vendors;

(b)	share certificates representing 15,701,259 Class “B” Shares of 1668052 registered in the name of 1814968;

(c)	share certificates representing 74,402,517 Class “A” Shares of 1668052 registered in the name of 1814935;

(d)	share certificates representing 2,298,950 Class “III” Preferred Shares and 270,000 Class “V” Preferred Shares of RIIL registered in the name of 1814935;

(e)	share certificates representing 89,496 Class “B” Common of RIIL registered in the name of 1668052;

(f)	share certificates representing 200,000 Class “C” Shares of 1562027 registered in the name of RIIL;

(g)	share certificates representing 17,005 Class “B” Shares of 1562027 registered in the name of 1814968;

(h)	share certificates representing 73,043 Class “B” Shares of 1562027 registered in the name of 1814935;

(i)	share certificates representing all of the outstanding shares of each of Northern River, Reliance Industrial, Precision and 1307638 duly registered in the name of RIIL;

(j)	share certificates representing all of the outstanding shares of Servco registered in the name of Reliance Industrial;

(k)	share certificates representing all of the outstanding shares of Reliance USA registered in the name of 1562027;

(l)	share certificates representing all of the outstanding shares of Reliance Lloydminster registered in the name of RIIL (as to 50%) and Northern River (as to 50%);

(m)
certified resolutions of the directors of each of 1814968, 1814935, 1668052, RIIL, 1562027 and Reliance International consenting to the transfer of the shares of each such entity contemplated hereby to the Purchaser;

(n)
certified resolutions of the directors or shareholders, as applicable, of each Corporate Vendor and the trustees of each Trust Vendor, approving the execution, delivery and performance of this Agreement and all ancillary documents and related matters;

(o)
resignations of each of the directors and officers of the Targets, as specified by the Purchaser, to be effective immediately upon filing of the Articles of Amalgamation to implement the Purchaser Reorganization Steps;

(p)
absolute and unconditional releases signed by all resigning directors and officers of each Target (in their capacities as such) and by each Vendor finally and fully releasing and discharging any and all claims and rights of action against the Targets, in form and substance satisfactory to the Purchaser, save and except that such releases shall not apply to any rights a Vendor may have arising out of or in connection with this Agreement;

(q)	complete and up-to-date original minute books of each of the Targets;

(r)
such certificates, affidavits or statutory declarations of the Targets and of the Vendors and of officers of the Targets as the Purchaser or the Purchaser’s counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Vendors and the Targets, as the case may be, at or prior to the Time of Closing have been performed and complied with and that the representations and warranties of the Vendors herein given are true and correct at the Time of Closing;

(s)
a certificate of a duly authorized officer of each of the Targets and each Corporate Vendor attaching copies of: (i) the articles of incorporation or similar documents of the relevant entity; (ii) a certificate of good standing, status or similar certificate in respect of the relevant entity dated within two (2) Business Days of the Closing Date; and (iii) the by-laws of the relevant entity;

(t)
releases of the Encumbrances as set forth on Schedule 2.6(2)(t) and discharge in full of all related indebtedness and any registrations necessary to effect the foregoing, or undertakings from the relevant lenders to do so in form satisfactory to the Purchaser;

(u)	executed counterparts of the Non-Competition Agreements signed by each of Mike, Georg, Christopher, Kenneth, Grant, Ryan, Dwayne, Douglas and Steven;

(v)	executed counterparts of the Employment Agreements signed by each of Mike, Georg, Christopher, Kenneth, Grant, Ryan, Dwayne, Douglas and Steven;

(w)	evidence satisfactory to the Purchaser that all of the Excluded Assets have been removed from the Targets prior to the Time of Closing;

(x)
evidence, in a form satisfactory to the Purchaser, in respect of each Target as to the payment of all Taxes payable, incentives earned but not paid as of the Time of Closing and amounts due to shareholders by the Targets with the exception of goods and services tax, provincial sales tax and harmonized sales tax payments due and payable in the Ordinary Course of business;

(y)	evidence satisfactory to the Purchaser that the Targets have cash balances on hand as of the Time of Closing sufficient to pay the total value of all outstanding cheques written by the Targets;

(z)	evidence satisfactory to the Purchaser from the lender(s) to the Targets as to the Lender Payout Amount;

(aa)	evidence satisfactory to the Purchaser that the Year End March 31, 2014 Pro-Forma EBITDA Forecast is not less than $23,000,000, based on supporting auditable documentation;

(bb)	a direction of the Vendors authorizing the Purchaser to pay the Lender Payout Amount directly to the lender(s) to the Targets as set out in the direction;

(cc)	all keys, passcards and security codes to each of the Leased Properties and Buildings;

(dd)	original copies of the Leases and all amendments thereto for the Leased Properties;

(ee)	new lease agreements, in form satisfactory to the Purchaser, for the following Leased Properties, signed by the landlord and the relevant Target:

(i)	606-19 Avenue, Nisku, Alberta (five-year term);

(ii)	602-19 Avenue, Nisku, Alberta (five-year term);

(iii)	1801-8 Street, Nisku, Alberta (month to month); and

(iv)	4637-3rd Avenue, Edson, Alberta (three-year term);

(ff)	estoppel certificates from each landlord of the Leased Properties;

(gg)	signed consents of the landlords under the Leases, where required by the terms of the applicable Lease, in form and substance satisfactory to the Purchaser;

(hh)	evidence satisfactory to the Purchaser that a fine of $80,000 imposed on Reliance Industrial for violations of the Alberta Occupational Health and Safety Code has been paid in full;

(ii)
evidence satisfactory to the Purchaser that Reliance Industrial has transferred title to the property owned by it in Nisku, Alberta (municipal address 401 - 18th Avenue, Nisku, Alberta) to 1021493 Alberta Ltd. in exchange for a promissory note in the principal amount of $4,100,000 on terms satisfactory to the Purchaser;

(jj)	evidence satisfactory to the Purchaser that Northern River has been validly and properly continued as a corporation under the Business Corporations Act (Alberta);

(kk)
a legal opinion of counsel to the Vendors addressed to the Purchaser in form and substance satisfactory to the Purchaser and its counsel addressing each of the matters set forth in Schedule 2.6(2)(kk); and

(ll)
original copies of the loan documentation evidencing the Shareholder Loans together with transfer powers duly executed by the relevant Vendors and undertakings to make any required filings under personal property security legislation and otherwise to reflect the transfer of the Shareholder Loans;

(mm)	such further and other documents as may be reasonably required by Purchaser and/or Purchaser’s counsel to give effect to the terms and provisions of this Agreement.

(3)	At the closing, subject to and conditional upon the fulfilment of the conditions herein contained, the Purchaser shall deliver to the Vendors’ Representative the following:

(a)	payment of the Estimated Cash Payable on Closing by wire transfer to the trust account of McLennan Ross LLP as outlined in Schedule 2.6(3)(a);

(b)
such certificates, affidavits or statutory declarations of the Purchaser or of officers of the Purchaser as the Vendors or the Vendors’ counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed and complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing;

(c)	executed counterparts of the Non-Competition Agreements signed by the Purchaser;

(d)	executed counterparts of the Employment Agreements signed by Mike, Georg, Christopher, Kenneth, Grant, Ryan, Dwayne, Douglas and Steven; and

(e)
such further and other documents as may be reasonably required by the Vendors’ Representative and/or Vendors’ counsel to give effect to the terms or provisions of this Agreement, including but not limited to a side letter with respect to Blair.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1    Vendors’ Representations and Warranties

(1)
Mike represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
78,043 of the issued and outstanding Class “F” Shares (representing 82.109% of the outstanding Class “F” Shares) of 1562027 are beneficially owned by and registered in the name of Mike free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)
this Agreement is, and the Non-Competition Agreement and the Employment Agreement will be, duly authorized, executed and delivered by Mike and constitute or will constitute, as the case may be, legal, valid and binding obligations of Mike enforceable against Mike by the Purchaser in accordance with their respective terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction; and

(c)	1021493 Alberta Ltd. is registered for purposes of Part IX of the Exercise Tax Act (Canada).

(2)
Georg represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
17,005 of the issued and outstanding Class “F” Shares (representing 17.891% of the outstanding Class “F” Shares) of 1562027 are beneficially owned by and registered in the name of Georg free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)	100 of the issued and outstanding Class “A” Shares (representing 100% of the outstanding shares of 1562039) are beneficially owned by and registered in the name of Georg;

(c)
1562039 is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which 1562039 is subject; and

(d)
this Agreement is, and the Non-Competition Agreement and the Employment Agreement will be, duly authorized, executed and delivered by Georg and constitute or will constitute, as the case may be, legal, valid and binding obligations of Georg enforceable against Georg by the Purchaser in accordance with their respective terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(3)
Mike, Sirois Trust and 1814966 jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)	all of the issued and outstanding shares of 1814966 are beneficially owned by and registered in the name of Sirois Trust and 1561902;

(b)
all of the issued and outstanding Class “A” Shares of 1814935 (representing 100% of the outstanding shares of 1814935) are beneficially owned by and registered in the name of 1814966 free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(c)
6,597,483 of the issued and outstanding Class “A” Shares (representing 8.145% of the outstanding Class “A” Shares) of 1668052 are beneficially owned by and registered in the name of the Sirois Trust free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(d)
74,402,517 of the issued and outstanding Class “A” Shares (representing 91.855% of the outstanding Class “A” Shares of 1668052 and, together with the shares referenced in Sections 3.1(3)(c), 3.1(4)(c), 3.1(4)(d), 3.1(4)(e), 3.1(4)(f), 3.1(13)(g) and 3.1(24)(c) representing 100% of the outstanding shares of 1668052) are beneficially owned by and registered in the name of 1814935 free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances.

(4)
Georg, Eger Trust and 1814971 jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)	all of the issued and outstanding Class “A” Shares of 1814971 are beneficially owned by and registered in the name of Eger Trust;

(b)
all of the issued and outstanding 18,262,196 Class “A” Shares of 1814968 (representing 100% of the outstanding shares of 1814968) are beneficially owned by and registered in the name of 1814971 free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(c)
3,298,741 of the issued and outstanding Class “B” Shares (representing 17.3618% of the outstanding Class “B” Shares) of 1668052 are beneficially owned by and registered in the name of Eger Trust free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(d)
351,890 of the issued and outstanding Class “D” Shares (representing 100% of the outstanding Class “D” Shares) of 1668052 are beneficially owned by and registered in the name of 1562039 free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(e)
19 of the issued and outstanding Class “F” Shares (representing 19% of the outstanding Class “F” Shares) of 1668052 are beneficially owned by and registered in the name of 1562039 free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(f)
3,298,741 of the issued and outstanding Class “B” Shares (representing 17.3618% of the outstanding Class “B” Shares of 1668052 and, together with the shares referenced in Sections 3.1(3)(c), 3.1(3)(d), 3.1(4)(c), 3.1(4)(d), 3.1(4)(e), 3.1(13)(g) and 3.1(24)(c) representing 100% of the outstanding shares of 1668052) are beneficially owned by and registered in the name of the Eger Trust free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances.

(5)
Blair represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
5,000 of the issued and outstanding Class “A” Common Shares (representing 16.102% of the outstanding Class “A” Common Shares) of RIIL are beneficially owned by and registered in the name of Blair free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)
5,000 of the issued and outstanding Class “B” Shares (representing 5.2605% of the outstanding Class “B” Shares) of 1562027 are beneficially owned by and registered in the name of Blair free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(c)
this Agreement is duly authorized, executed and delivered by Blair and is a legal, valid and binding obligation of Blair enforceable against Blair by the Purchaser in accordance with its terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(6)
Christopher represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
1,000 of the issued and outstanding Class “A” Common Shares (representing 3.2204% of the outstanding Class “A” Common Shares) of RIIL are beneficially owned by and registered in the name of Christopher free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)
1,000 of the issued and outstanding Class “A” Shares (representing 3.9216% of the outstanding Class “A” Shares) of 1562027 are beneficially owned by and registered in the name of Christopher free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(c)
this Agreement is, and the Non-Competition Agreement and the Employment Agreement will be, duly authorized, executed and delivered by Christopher and constitute or will constitute, as the case may be, legal, valid and binding obligations of Christopher enforceable against Christopher by the Purchaser in accordance with their respective terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(7)
Kenneth represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
1,000 of the issued and outstanding Class “A” Common Shares (representing 3.2204% of the outstanding Class “A” Common Shares) of RIIL are beneficially owned by and registered in the name of Kenneth free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)
1,000 of the issued and outstanding Class “A” Shares (representing 3.9216% of the outstanding Class “A” Shares) of 1562027 are beneficially owned by and registered in the name of Kenneth free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(c)
this Agreement is, and the Non-Competition Agreement and the Employment Agreement will be, duly authorized, executed and delivered by Kenneth and constitute or will constitute, as the case may be, legal, valid and binding obligations of Kenneth enforceable against Kenneth by the Purchaser in accordance with their respective terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(8)
Grant represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
2,250 of the issued and outstanding Class “A” Common Shares (representing 7.2459% of the outstanding Class “A” Common Shares) of RIIL are beneficially owned by and registered in the name of Grant free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)
2,250 of the issued and outstanding Class “A” Shares (representing 8.8235% of the outstanding Class “A” Shares) of 1562027 are beneficially owned by and registered in the name of Grant free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(c)
this Agreement is, and the Non-Competition Agreement and the Employment Agreement will be, duly authorized, executed and delivered by Grant and constitute or will constitute, as the case may be, legal, valid and binding obligations of Grant enforceable against Grant by the Purchaser in accordance with their respective terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(9)
Ryan represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
2,500 of the issued and outstanding Class “A” Common Shares (representing 8.051% of the outstanding Class “A” Common Shares) of RIIL are beneficially owned by and registered in the name of Ryan free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)
2,500 of the issued and outstanding Class “A” Shares (representing 9.8039% of the outstanding Class “A” Shares) of 1562027 are beneficially owned by and registered in the name of Ryan free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(c)
this Agreement is, and the Non-Competition Agreement and the Employment Agreement will be, duly authorized, executed and delivered by Ryan and constitute or will constitute, as the case may be, legal, valid and binding obligations of Ryan enforceable against Ryan by the Purchaser in accordance with their respective terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(10)
Dwayne represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
6,250 of the issued and outstanding Class “A” Common Shares (representing 20.1275% of the outstanding Class “A” Common Shares) of RIIL are beneficially owned by and registered in the name of Dwayne free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)	6,250 of the issued and outstanding Class “A” Shares (representing 24.5098% of the outstanding Class “A” Shares) of 1562027 are beneficially owned by and registered in the name of Dwayne free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(c)
5 of the issued and outstanding Class “A” shares (representing 5% of the outstanding Class “A” shares) of Reliance International are beneficially owned by and registered in the name of Dwayne free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(d)
this Agreement is, and the Non-Competition Agreement and the Employment Agreement will be, duly authorized, executed and delivered by Dwayne and constitute or will constitute, as the case may be, legal, valid and binding obligations of Dwayne enforceable against Dwayne by the Purchaser in accordance with their respective terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(11)
Douglas represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
6,250 of the issued and outstanding Class “A” Common Shares (representing 20.1275% of the outstanding Class “A” Common Shares) of RIIL are beneficially owned by and registered in the name of Douglas free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)
6,250 of the issued and outstanding Class “A” Shares (representing 24.5098% of the outstanding Class “A” Shares) of 1562027 are beneficially owned by and registered in the name of Douglas free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(c)
5 of the issued and outstanding Class “A” Shares (representing 5% of the outstanding Class “A” Shares) of Reliance International are beneficially owned by and registered in the name of Douglas free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(d)
this Agreement is, and the Non-Competition Agreement and the Employment Agreement will be, duly authorized, executed and delivered by Douglas and constitute or will constitute, as the case may be, legal, valid and binding obligations of Douglas enforceable against Douglas by the Purchaser in accordance with their respective terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(12)
Steven represents and warrants to the Purchaser, as of the date hereof and the Time of Closing, and acknowledges that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
5,000 of the issued and outstanding Class “A” Common Shares (representing 16.102% of the outstanding Class “A” Common Shares) of RIIL are beneficially owned by and registered in the name of Steven free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(b)
5,000 of the issued and outstanding Class “A” Shares (representing 19.6078% of the outstanding Class “A” Shares) of 1562027 are beneficially owned by and registered in the name of Steven free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(c)
this Agreement is, and the Non-Competition Agreement and the Employment Agreement will be, duly authorized, executed and delivered by Steven and constitute or will constitute, as the case may be, legal, valid and binding obligations of Steven enforceable against Steven by the Purchaser in accordance with their respective terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(13)
Each of 1561902, Mike and 1614176 jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge, notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
1561092 is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which 1561092 is subject;

(b)	all of the issued and outstanding shares of 1561902 are beneficially owned by and registered in the name of Mike;

(c)
1614176 is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which 1614176 is subject;

(d)	all of the issued and outstanding shares of 1614176 are beneficially owned by and registered in the name of 1561902;

(e)
552 of the issued and outstanding Class “A” Common Shares (representing 1.7777% of the outstanding Class “A” Common Shares) of RIIL are beneficially owned by and registered in the name of 1561092 free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(f)
1,250 of the issued and outstanding Class “A” Common Shares (representing 4.0255% of the outstanding Class “A” Common Shares of RIIL) are beneficially owned by and registered in the name of 1614176 free and clear of all Encumbrances and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(g)
1,500,078 of the issued and outstanding Class “C” Shares and 81 of the issued and outstanding Class Class “F” Shares, in each case, of 1668052 are beneficially owned by and registered in the name of 1561902 and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances; and

(h)
1,250 of the issued and outstanding Class “A” Shares , of 1562027 are beneficially owned by and registered in the name of 1614176 and that, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances.

(14)
The Vendors jointly and severally represent and warrant to the Purchaser, as of the date hereof and as of the Time of Closing, and acknowledge, notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

General

(a)
this Agreement has been duly authorized, executed and delivered by each Vendor and is a legal, valid and binding obligation of it enforceable against each Vendor by the Purchaser in accordance with its terms as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b)
no authorizations of any Governmental Entity are required to be obtained in connection with the execution, delivery or performance by any Vendor of the Agreement (with the exception of the Competition Act (Canada) as to which no representation or warranty is made);

(c)
no representation or warranty contained in Section 3.1, and no statement contained in any Schedule, certificate, list, summary or other document provided, or to be provided, to the Purchaser pursuant hereto, or in connection with the sale of the Purchased Shares to the Purchaser, contains or will contain any untrue statement of a material fact in respect of the Vendors, the affairs, operation or condition of any of the Targets or their respective assets, liabilities, business or prospects, or omits or will omit to state any material fact with respect to same, which is necessary in order to make the statements contained therein not misleading;

(d)	none of the Vendors has:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(e)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against any of the Vendors seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(f)	there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon:

(i)
any Vendor to: (x) sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any shares of any Target directly or indirectly beneficially owned by it; or (y) to cause any Target to sell, transfer, assign, pledge, charge, mortgage or any way dispose of or encumber any shares of any other Target beneficially owned by it, other than pursuant to the provisions of this Agreement;

(ii)	any Target to allot or issue any securities or to create any additional class of securities; or

(iii)	any Target to sell, transfer, assign, pledge, charge or in any way dispose of or encumber any shares of any other Target legally or beneficially owned by it;

(g)	neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by any of the Vendors will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of any Target or of any Corporate Vendor or Trust Vendor;

(ii)	any agreement or other instrument to which any Target or any Vendor is a party or by which any Target or any Vendor is bound; or

(iii)	any Applicable Law, rule or regulation;

(h)	no Vendor is a non-resident of Canada within meaning of the ITA or any equivalent provisions of the Tax laws of the Province;

(i)
each of the Shareholder Loans is: (i) a legal, valid, binding and enforceable obligation of the relevant Target borrower; (ii) is freely transferable by the relevant Vendor to the Purchaser in accordance with the terms of such Shareholder Loan; (iii) no consent, approval, authorization or permit of any Governmental Entity or Person is requested to be obtained in connection with the transfer of such Shareholder Loan; (iv) no rights of set-off or counterclaim exist in respect of such Shareholder Loans; and (v) upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such Shareholder Loans free and clear of all Encumbrances;

Corporate Matters

(j)
Reliance Industrial is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Reliance Industrial is subject;

(k)
the authorized share capital of Reliance Industrial consists of an unlimited number of Class “A” Common, Class “B” Common, Class “C” Preferred and “D” Preferred Shares of which 100 Class “A” Common, 1 Class “B” Common and 3,500 Class “D” Preferred have been validly issued and are outstanding as fully paid and non-assessable (of which 100 Class “A” Common, 1 Class “B” Common and 3,500 Class “D” Preferred Shares are legally and beneficially held by RIIL);

(l)
the rights, privileges, restrictions and conditions attached to the Class “A” Common, Class “B” Common, Class “C” Preferred and “D” Preferred Shares of Reliance Industrial are as set out in Schedule 3.1(14)(l) attached hereto;

(m)
all of the outstanding shares of Reliance Industrial are (and will at the Time of Closing be) legally and beneficially owned by RIIL with good and marketable title free and clear of all Encumbrances and, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(n)	Reliance Industrial has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(o)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against Reliance Industrial, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(p)
Reliance Industrial is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as Reliance Industrial may determine or desire. Reliance Industrial is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by Reliance Industrial. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of Reliance Industrial to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(q)
the corporate records of Reliance Industrial are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of Reliance Industrial. Without limiting the generality of the foregoing: (i) the minute books of Reliance Industrial contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(r)
except as disclosed in Schedule 3.1(14)(r), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Reliance Industrial;

(s)
except as disclosed in Schedule 1.1(eee), Reliance Industrial does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

Financial Matters

(t)
the financial statements of Reliance Industrial, consisting of the balance sheet and statements of income, retained earnings and changes in financial position for the period ended on the Balance Sheet Date, (hereinafter collectively referred to as the “Reliance Industrial Financial Statements”), a copy of which is attached hereto as Schedule 3.1(14)(t):

(i)	are in accordance with the books and accounts of Reliance Industrial as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of Reliance Industrial as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)	present fairly all of the assets and liabilities (whether absolute, accrued, contingent or otherwise) of Reliance Industrial as at the Balance Sheet Date;

(u)
all financial transactions of Reliance Industrial have been fully and accurately recorded in its financial books and records in accordance with good business practice and GAAP, and such financial books and records accurately reflect the basis for the assets, liabilities and financial condition of Reliance Industrial;

(v)
since the Balance Sheet Date the business of Reliance Industrial has been carried on in its usual and Ordinary Course and Reliance Industrial has not entered into any transaction out of the usual and Ordinary Course of business and, without limiting the generality of the foregoing, since the Balance Sheet Date:

(i)
there has been no material change in the Condition of Reliance Industrial, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and Ordinary Course of business and which have not adversely affected the affairs, business, prospects, operations or Condition of Reliance Industrial, financial or otherwise;

(ii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which is, either individually or in the aggregate, material to Reliance Industrial, has been incurred other than in the Ordinary Course;

(iii)	there has been no material change in the accounting methods of Reliance Industrial;

(iv)
other than in the Ordinary Course, there has not been any material increase in or modification of the compensation payable or to become payable by Reliance Industrial to any of its employees or independent contractors, or any grant to any such employees or independent contractors of any material increase in severance or termination pay or any material increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such employees or independent contractors;

(v)	no management fees have been paid or are payable by Reliance Industrial;

(vi)	Reliance Industrial has not suffered or incurred any material damage, destruction or loss, whether or not covered by insurance;

(vii)	Reliance Industrial has not adopted or materially amended any Benefit Plan;

(viii)
no customer or supplier of Reliance Industrial (other than Parker Hannifin Canada) representing more than $250,000 of customer purchases from Reliance Industrial in the 12 months ending on the Balance Sheet Date or representing more than $500,000 of supplier purchases by Reliance Industrial in the 12 months ending on the Balance Sheet Date has cancelled or otherwise terminated, or given notice of or made any written or oral threat to Vendors of a reduction, cancellation or termination of its relationship with Reliance Industrial due to the consummation of the transactions contemplated hereby;

(ix)
save and except for the resignation of employees in the Ordinary Course of business, none of the employees of Reliance Industrial has terminated or given notice of or made any written or oral threat to Vendors of termination of his or her employment with Reliance Industrial for any reason, including the consummation of the transactions contemplated hereby; and

(x)	Reliance Industrial has not agreed to do any of the foregoing;

(w)
except as disclosed in Schedule 3.1(14)(w), no single capital expenditure in excess of $100,000 or capital expenditures in the aggregate in excess of $200,000 have been made or authorized by Reliance Industrial since the Balance Sheet Date;

(x)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of any shares of Reliance Industrial and no other distribution on any of its securities or shares has been made or is required to be made by Reliance Industrial since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by Reliance Industrial have been duly and validly declared or paid;

Assets

(y)
Reliance Industrial is the owner with a good and marketable title free and clear of all Encumbrances of all its assets including, without limitation, all properties and assets shown or reflected on Schedule 3.1(14)(y), except only: (i) such of the assets of Reliance Industrial as have been disposed of in the usual and Ordinary Course of business since the Balance Sheet Date; and (ii) all assets acquired by Reliance Industrial since the Balance Sheet Date, being all of the assets that are necessary to the operation of its business substantially in the same manner as it was conducted prior to the Closing Date. There are no agreements or commitments to purchase property or assets by or from Reliance Industrial, other than in the Ordinary Course of business or as set forth in Schedule 3.1(14)(y);

(z)	none of the Vendors has any interest, legal or beneficial, direct or indirect, contingent or otherwise, in the assets of Reliance Industrial;

(aa)
to the knowledge of the Vendors, all machinery and equipment owned or used by Reliance Industrial has been properly maintained and is in good working order for the purposes of ongoing operation, subject to ordinary wear and tear for machinery and equipment of comparable age and, with respect to all machinery and equipment which is still under warranty, has been maintained in accordance with all requirements necessary to keep the warranty in full force and effect;

(bb)
Schedule 3.1(14)(bb) contains a complete list of inventory values by location of Reliance Industrial as of March 31, 2014 and, except as described on Schedule 3.1(14)(bb), none of the inventory in the possession of Reliance Industrial is held on consignment and none of the inventory is consigned to third parties and Reliance Industrial is under no liability or obligation (except for the return of inventory) with respect to inventory in the possession of any third parties. To the Vendors’ knowledge: (i) there is no reason that the inventory of Reliance Industrial could not be resold in the Ordinary Course of business within the current fiscal year at amounts in excess of book value; (ii) no value has been attributed to dead stock; (iii) the inventory of Reliance Industrial includes no damaged or discontinued items; and (iv) the level of inventory of Reliance Industrial is consistent with the level of inventory maintained by Reliance Industrial in the past and is in accordance with Reliance Industrial’s normal business practice;

(cc)
Schedule 3.1(14)(cc) contains a complete list of the products manufactured by Reliance Industrial within the previous two (2) years, and, to the knowledge of the Vendors, such products comply with all Applicable Laws, regulations, governmental or administrative approvals, registrations, permits or applications granted to Reliance Industrial or filed with respect to such products;

(dd)
Schedule 3.1(14)(dd) contains a list of the top 20 customers of, and top 20 suppliers to, Reliance Industrial for the year ended on the Balance Sheet Date by dollar amount and percentage of sales to and purchases from, as the case may be, and none of such customers or suppliers has advised Reliance Industrial that it will cease trading or materially reduce its trading with Reliance Industrial for any reason, including as a result of the purchase by the Purchaser of the Purchased Shares;

(ee)
the accounts receivable of Reliance Industrial as reflected in the Reliance Industrial Financial Statements and arising since the Balance Sheet Date arose only from bona fide transactions in the Ordinary Course of business and are valid, enforceable and fully collectible in accordance with their terms and are not, to the knowledge of the Vendors, subject to set-off or counterclaim;

(ff)
the name and address of each bank, trust company or similar institution with which Reliance Industrial has one or more accounts or one or more safety deposit boxes, the number of each such account, and safety deposit box and the names of all persons authorized to draw thereon or to have access thereto, are set forth in Schedule 3.1(14)(ff);

(gg)
there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Reliance Industrial of its business or any of its assets other than in the usual and Ordinary Course of business;

Tax Matters

(hh)
Reliance Industrial has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of Reliance Industrial for the period to which such Tax Return relates. Each Tax Return of Reliance Industrial that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of Reliance Industrial for the period to which such Tax Return relates. Reliance Industrial has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(ii)
Reliance Industrial has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. Reliance Industrial has made, and will make, adequate provision in the Reliance Industrial Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of Reliance Industrial, whether or not assessed, reassessed or disputed, or that will accrue and be owing by Reliance Industrial during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet, Reliance Industrial will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(jj)
except as disclosed in Schedule 3.1(14)(jj), all Tax Returns required to be filed by Reliance Industrial prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to Reliance Industrial by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(14)(jj), no notice of assessment or reassessment for Taxes has been issued to Reliance Industrial by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. Reliance Industrial is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. Reliance Industrial has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of Reliance Industrial, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of Reliance Industrial which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against Reliance Industrial in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess Reliance Industrial for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(kk)
no notices of objection with respect to the assessment or reassessment of Taxes have been filed by Reliance Industrial with any Governmental Entity which are outstanding and in effect on the Closing Date;

(ll)
Reliance Industrial has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which Reliance Industrial is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which Reliance Industrial is or may be liable; (iii) Reliance Industrial is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which Reliance Industrial is or may be liable;

(mm)
Reliance Industrial has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(nn)	Reliance Industrial has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(oo)
Reliance Industrial has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(pp)
Reliance Industrial is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial sales, use and value added tax legislation. Reliance Industrial is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(qq)	Reliance Industrial has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(14)(qq);

(rr)
Reliance Industrial has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for Reliance Industrial or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for or taxation year-ending after the Closing Date;

(ss)
there are no Encumbrances pending on or with respect to any of the assets of Reliance Industrial that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(tt)	Reliance Industrial has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(uu)
for each transaction between Reliance Industrial and a person not resident in Canada with whom Reliance Industrial was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, Reliance Industrial has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(vv)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to Reliance Industrial and give rise to a liability for Taxes;

Liabilities

(ww)
Reliance Industrial has no liabilities (absolute, accrued, contingent or otherwise), and there is, to the knowledge of the Vendors, no basis for the assertion against Reliance Industrial of any such liabilities, except those set out in the Reliance Industrial Financial Statements and those incurred to trade creditors incurred in the usual and Ordinary Course of business of Reliance Industrial;

(xx)
with the exception of the Servco Note and except as disclosed in this Agreement, Reliance Industrial has no bonds, debentures, mortgages, promissory notes or other indebtedness, and Reliance Industrial is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness;

(yy)
in the Ordinary Course of the Business, Reliance Industrial is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its respective suppliers or customers;

Permits and Approvals

(zz)
all material agreements, permits, approvals, leases and licenses required in connection with the business of Reliance Industrial are in good standing and to the knowledge of the Vendors no circumstances exist which could lead to the termination of any of the foregoing;

(aaa)
except as specified in Schedule 3.1(14)(aaa), none of Reliance Industrial or the Vendors are under any obligation, contractual or otherwise, to request or obtain the consent, approval or waiver of any Person, and no licenses, Authorizations or approvals of, or notifications to, any Governmental Entity are required to be obtained by any of the Vendors:

(i)
in connection with the execution and delivery by the Vendors of this Agreement or ancillary agreements, the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein or therein (with the exception of the Competition Act (Canada) as to which no representation or warranty is made);

(ii)
to avoid the loss of any material licence, permit or approval held by Reliance Industrial as a result of the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein; or

(iii)
in order that the authority, right and qualification of Reliance Industrial to carry on its business in the Ordinary Course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Time of Closing.

True and complete copies of any agreements under which any of Reliance Industrial or the Vendors are obligated to request or obtain any such consent or Authorization have been provided to the Purchaser prior to the date hereof. Except as disclosed in Schedule 3.1(14)(aaa), the Vendors have obtained, or have caused Reliance Industrial to obtain, all of the consents or Authorizations referred to in this Section 3.1(14)(aaa), in a form and manner which has been approved by the Purchaser;

(bbb)	Reliance Industrial is conducting its business worldwide;

(ccc)
Reliance Industrial is conducting its business in material compliance with all Applicable Laws, rules, regulations, notices, approvals and orders of Canada and of Alberta and all municipalities thereof in which its business is carried on, is not in breach of any such laws, rules, regulations, notices, approvals or orders and, except as disclosed in Schedule 3.1(14)(ccc), is duly licensed, registered or qualified, and duly possesses all permits and quotas, in the Province of Alberta and all municipalities thereof in which Reliance Industrial carries on its business to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications, permits and quotas are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a materially adverse effect on the operation of its business or which may materially adversely change or terminate such licence, registration, qualification, permit or quota by virtue of the completion of the transactions contemplated hereby;

(ddd)
there are no outstanding orders, notices or similar requirements relating to Reliance Industrial issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

Contracts

(eee)
Reliance Industrial is not a party to any contract or commitment (whether written, oral, executory or otherwise) outside the usual and Ordinary Course of business and is not a party to any contract or commitment (whether written, oral, executory or otherwise) extending for a period of time longer than twelve (12) months for an aggregate consideration of more than $100,000 or involving expenditures by Reliance Industrial in the aggregate in excess of $100,000, except such contracts or commitments as are listed in Schedule 3.1(14)(eee), and Reliance Industrial is not a party to any conditional sales agreement;

(fff)
except as set out in Schedule 3.1(14)(fff), Reliance Industrial is not a lessee under any lease of personal property having a value in excess of $100,000. Complete and correct copies of each of the leases referred to in Schedule 3.1(14)(fff) have been provided or made available to the Purchaser prior to the date hereof. All payments and other obligations required to be paid or performed under such leases have been duly paid and performed and all of such leases are in good standing and in full force and effect. The terms and conditions of such leases will not be affected by, nor will any of such leases be in default as a result of the sale of the Purchased Shares;

(ggg)
Reliance Industrial is not in default or breach of any contract or commitment to which it is a party and, to the knowledge of the Vendors, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts and commitments are in good standing and in full force and effect without amendment thereto and Reliance Industrial is entitled to all benefits thereunder;

(hhh)
Reliance Industrial is not a party to or bound by any guarantee, support, indemnification, assumption, surety or similar obligation and has not, since January 1, 2009, acquired or divested an interest in any business or carried out any transaction giving rise to a deemed dividend under the ITA;

Real Estate

(iii)
attached hereto as Schedule 1.1(hh) is a complete list of all Leases to which Reliance Industrial is a party, and identifies the other party to each Lease setting out, in respect of each Lease, a description of the leased premises (by municipal address and proper legal description, if available), the term of the Lease, the basic rent payable under the Lease, the offers to lease, or any rights of renewal and the term thereof, and any restrictions on assignment or a change of control. Each Lease is in good standing and is in full force and effect without amendment. With respect to each Lease to which Reliance Industrial is a party: (i) all rents and additional rents have been paid in accordance with the provisions of the applicable Lease; (ii) Reliance Industrial has not waived, postponed or omitted to take any action in respect of, any of its rights under any Lease; (iii) to the knowledge of the Vendors, there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute a default by any party under the Lease; (iv) to the knowledge of the Vendors, all of the covenants to be performed by all parties under the Lease have been performed in all respects; (v) to the knowledge of the Vendors, Reliance Industrial has adequate rights of ingress to and egress from the Leased Property for the operation of its business; (vi) to the knowledge of the Vendors, there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Leased Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by Reliance Industrial in respect of the Leased Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Leased Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Leased Property are in good working order and none of such Buildings or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) to the knowledge of the Vendors, each of the Leases covers the entire estate it purports to cover, and following Closing, for Leases pursuant to which Reliance Industrial is a lessee, will continue to entitle Reliance Industrial to the use, occupancy and possession of the Leased Property specified in the Lease for the purposes for which such Leased Property is currently used; (ix) to the knowledge of the Vendors, the Leased Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate and no part of the Leased Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Leased Property for its current use; and (x) except as described in Schedule 1.1(hh), there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases;

(jjj)
Schedule 1.1(ff) sets forth a legal description of those Lands, which Reliance Industrial is the registered and beneficial owner of, in fee simple with good and marketable thereto, free and clear of all title defects and Encumbrances except Permitted Encumbrances. With respect to the Real Property owned by Reliance Industrial: (i) Reliance Industrial has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair its right, title and interest in and to its Real Property or the air, density and easement rights relating to its Real Property; (ii) to the knowledge of the Vendors, no portion of the Real Property is located in a flood hazard area as designated by a Governmental Entity or is subject to any restrictions or fill regulations of any Governmental Entity; (iii) to the knowledge of the Vendors, the Real Property is fully serviced to permit the Business to be carried on as currently carried on. To the knowledge of the Vendors, without independent inquiry, all public roads and streets necessary for service of and access to the Real Property, both legal and physical, for the current or contemplated use thereof have been completed; (iv) to the knowledge of the Vendors, the Real Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate. No part of the Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Real Property for its current use. Neither the Vendors nor Reliance Industrial has outstanding any application for a re-zoning of any of the Real Property and the Vendors are not aware of any proposed or pending change to any zoning affecting the Real Property; (v) to the knowledge of the Vendors, the Buildings on the Lands are located wholly within the boundaries of such Lands. There are no encroachments affecting the Real Property which could affect the ability of Reliance Industrial to carry on the operations of the business carried on thereon as they have been carried on in the past or which in the aggregate detract from the value of the Real Property; (vi) there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Real Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by Reliance Industrial in respect of the Real Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Real Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Real Property are in good working order and none of such buildings, structures or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) to the knowledge of the Vendors, all Permitted Encumbrances which are easements or registered agreements or restrictions are in good standing. Reliance Industrial, and, if relevant, each other Person who is a party thereto, has performed all obligations required to be performed by it thereunder and is not in breach or default in any respect thereunder nor has there occurred any event nor does there exist any condition which, in either case, with the giving of notice or the lapse of time, or both, would constitute such a breach or default; and (ix) to the knowledge of the Vendors, there are no matters affecting the right, title and interest of Reliance Industrial in and to the Real Property or which, in the aggregate, would adversely affect the ability to carry on the business upon the Real Property substantially in the manner in which such operations are currently carried on;

(kkk)
except as disclosed in Schedule 3.1(14)(kkk), the operation of Reliance Industrial on any lands from which it conducts the operations of its business is not subject to any restriction or limitation and is not, to the knowledge of the Vendors, in contravention of any law or regulation or of any decree or order of any court or other body having jurisdiction;

Employees

(lll)	Reliance Industrial does not have any written employment, consulting or independent contractor contract with any person other than Blair Hetlinger and Tony Barlott;

(mmm)	Reliance Industrial is not bound by or a party to:

(i)    any collective bargaining agreement; or

(ii)    any Benefit Plan including, without limiting the generality of the foregoing, any registered pension plan maintained by or on behalf of Reliance Industrial for any of its employees other than as set forth in Schedule 3.1(14)(mmm);

(nnn)	no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of Reliance Industrial’s employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	has applied to be certified as the bargaining agent of any of Reliance Industrial’s employees; or

(iii)
has, to the knowledge of the Vendors, alleged that Reliance Industrial should be declared a successor business or related employer pursuant to the terms of any collective bargaining, trade union or similar legislation;

(ooo)
Schedule 3.1(14)(ooo) sets out a true and complete list of employees of Reliance Industrial, their age, total years of service, current remuneration (including a breakdown of salary, bonus or other incentive compensation), job description and status (including whether full-time, part-time, temporary, casual, seasonal, student or otherwise and whether absent from work and if so, the reason for such absence, whether such absence is approved and the expected return to work date) and, except for remuneration paid to employees in the usual and Ordinary Course of business and made at current rates of remuneration as set out in Schedule 3.1(14)(ooo), no payments have been made or authorized since the Balance Sheet Date by Reliance Industrial to officers, directors or employees of Reliance Industrial and no promises of remuneration have been made to officers, directors or employees of Reliance Industrial except on the basis set out in such Schedules. Notwithstanding anything in this Agreement with respect to any of the other Targets, the Purchaser acknowledges that the Targets have accrued an employee bonus pool in the approximate amount of $505,000 as part of their Ordinary Course of Business (collectively, the “Accrued Bonus Pool”). The

Purchaser agrees to pay out the Accrued Bonus Pool to employees of the Targets (other than the Vendors) in accordance with the Targets’ past practices on or before June 15, 2014;

(ppp)
to the knowledge of the Vendors, Reliance Industrial is in compliance with all Applicable Laws respecting employment, including without limitation employment practices, terms and conditions of employment, pay equity, wages, hours of work, overtime pay and other employment standards, health and safety, workers, compensation, privacy and human rights;

(qqq)
to the knowledge of the Vendors, Reliance Industrial is not engaged in any unfair labour practice and, to the knowledge of the Vendors, as of the date hereof no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against Reliance Industrial;

(rrr)	no employee other than Blair Hetlinger and Tony Barlott of Reliance Industrial has any agreement as to length of notice or severance payment required to terminate his or her employment;

(sss)
Schedule 3.1(14)(sss) sets forth a list of agreements between Reliance Industrial and any consultant or independent contractor as of the date hereof who is entitled to annual compensation greater than $50,000 or whose agreement cannot be terminated without notice or pay;

(ttt)
except as disclosed in Schedule 3.1(14)(ttt), no director, former director, officer, shareholder, affiliate or employee of Reliance Industrial or any other Person not dealing at arm’s length within the meaning of the ITA with any such Person is indebted to Reliance Industrial and there are no advances, loans, debts or money owed by Reliance Industrial to any such Persons;

(uuu)	all vacation pay for all employees of Reliance Industrial is properly reflected and accrued in the Books and accounts of Reliance Industrial;

Litigation

(vvv)
except as disclosed in Schedule 3.1(14)(vvv), there are no actions, suits or proceedings, grievances, arbitrations or alternative dispute resolution processes (whether or not purportedly on behalf of Reliance Industrial) pending or, to the knowledge of the Vendors, threatened against, brought by or materially adversely affecting, or which could materially adversely affect, Reliance Industrial or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against Reliance Industrial. Except for the matters referred to in Schedule 3.1(14)(vvv), to the knowledge of the Vendors, there are no grounds on which any such action, suit, proceeding, grievance, arbitration or alternative dispute resolution process might be commenced with any reasonable likelihood of success. Reliance Industrial is not subject to any judgement, order or decree entered in any lawsuit or proceeding nor has Reliance Industrial settled any claim prior to being prosecuted in respect of it. Except as disclosed in Schedule 3.1(14)(vvv), Reliance Industrial is not the plaintiff or complainant in any action, suit or proceeding, grievance, arbitration or alternative dispute resolution process;

(www)
except as set forth in Schedule 3.1(14)(www), in the two years immediately prior to the Closing Date, no claims have been made against Reliance Industrial for breach of warranty or contract or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, an aggregate cost exceeding $25,000;

Product Liability

(xxx)
Schedule 3.1(14)(xxx) contains a complete list of the details of all suits, actions, proceedings, demands and claims made by third parties against Reliance Industrial based, in whole or in part, on a theory of product liability (“Product Liability Claims”) and, to the knowledge of the Vendors, there are no other Product Liability Claims pending or threatened against Reliance Industrial and there are no facts or circumstances that could give rise to any such Product Liability Claims;

(yyy)
except as set forth on Schedule 3.1(14)(yyy), Reliance Industrial has not manufactured or sold or possessed any products which: (i) contain asbestos, benzene or silica; (ii) are for on-board aircraft applications; (iii) are for nuclear applications; (iv) are for carnival or amusement park applications; or (v) have been relabeled or repackaged with a label or package specifying a different country or origin than originally specified. Except as set forth on Schedule 3.1(14)(yyy), during the past seven (7) years, Reliance Industrial has not received notice or information of any claim or allegation of death or personal injury, property or economic damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, assembled, sold or distributed by it, or any service provided by it, except for routine warranty claims;

Intellectual Property

(zzz)
attached hereto as Schedule 3.1(14)(zzz) is a list of all registered trade marks, trade names, patents and copyrights, of all unregistered trade marks, trade names and copyrights and of all patent applications, trade mark registration applications, internet domain names and copyright registration applications, both domestic and foreign, owned or made by Reliance Industrial;

(aaaa)
to the knowledge of the Vendors, the information technology, computers, computer systems, servers, software and hardware of Reliance Industrial are free from any virus or other disabling codes or data and Reliance Industrial has in place all necessary systems to detect and nullify the effects of any viruses or similar irregularities with respect thereto;

(bbbb)
all trade marks, trade names, patents and copyrights and other intellectual property, both domestic and foreign, used in or required for the proper carrying on of Reliance Industrial’s business are validly and beneficially owned by Reliance Industrial with the sole and exclusive right to use the same and are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto;

(cccc)	to the knowledge of the Vendors, the conduct of Reliance Industrial does not infringe upon the trade marks, trade names, patents or copyrights, domestic or foreign, of any other person;

(dddd)
to the knowledge of the Vendors, Reliance Industrial has taken all action and done all things reasonably necessary to protect any right, title and interest in and to the trade secrets used in its business and the confidentiality thereof, having regard to the importance of trade secrets to its business;

(eeee)
except as set forth in Schedule 3.1(14)(iiii), there are no royalty payments, license fees or other sums payable to or by Reliance Industrial in respect of any intellectual property or to maintain or renew any registrations or applications for registration in relation thereto;

(ffff)
Reliance Industrial has the right to use and otherwise exploit its intellectual property in all jurisdictions in which it is currently or has historically been used or otherwise exploited and, to the knowledge of the Vendors, there are no prohibitions or restrictions on the use or other exploitation by Reliance Industrial of its intellectual property (other than with respect to commercial packaged software);

(gggg)	complete and correct copies of all agreements relating to or affecting intellectual property of Reliance Industrial have been provided or made available to the Purchaser;

(hhhh)
Reliance Industrial is not a party to or bound by any contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects: (i) any of the intellectual property owned by it; or (ii) any of the intellectual property licensed to or used by it, the loss of which would have an adverse effect;

(iiii)
other than computer software licence fees, the details of which are set forth in Schedule 3.1(14)(iiii), Reliance Industrial is not a party to or bound by any contract or commitment to pay any royalty or licence fee;

(jjjj)
to the knowledge of the Vendors, Reliance Industrial is in full compliance with all applicable privacy legislation and legislation governing e-mail and other electronic communications including, without limitation, “anti-spam” and similar legislation;

(kkkk)
Reliance Industrial validly possesses all necessary licences from third parties to properly operate its computer systems and is not in breach or violation of any of the provisions of any of such licences;

Environmental Matters

(llll)	Reliance Industrial:

(i)
is, and has at all times been, in material compliance with all Environmental Laws and the business of Reliance Industrial has been operated in compliance with all Environmental Laws (including its operations in federal, provincial and municipal jurisdictions, as well as foreign jurisdictions) and there have been and there are no Hazardous Materials located on, in or under the Leased Properties of Reliance Industrial listed on Schedule 1.1(gg) (including all freehold, leasehold and other interests in real and immoveable properties), the Real Property of Reliance Industrial, or any other properties currently or previously owned, leased or used by Reliance Industrial and none of the structures or equipment used in, forming part of or situate on such properties are contaminated with or contain any Hazardous Materials (including asbestos, urea formaldehyde insulation, radioactive substances, polychlorinated biphenyls (PCBs) or petroleum products);

(ii)	is not the subject of any outstanding written order from any Governmental Entity alleging a violation of any Environmental Law or the existence of an Environmental Liability;

(iii)
is not a party to any litigation or administrative proceeding nor, to the knowledge of the Vendors, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges a violation of any Environmental Law or the existence of an Environmental Liability;

(iv)	has materially complied with all reporting and monitoring requirements under all Environmental Laws;

(v)
has not received any notice of any non-compliance with any Environmental Laws, and has not been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction;

(vi)
has not received any claim or demand from any Person or authority regarding breach or alleged breach of any Environmental Laws or the existence of any Environmental Liability or costs of clean up of any Hazardous Materials or notice of any such claim or demand, and to the Vendors’ knowledge there are no grounds on which any such claim or demand could be made with any reasonable likelihood of success;

(vii)
has all Environmental Permits necessary to conduct its business and to own, use and operate its properties and assets and all such Environmental Permits are listed in Schedule 3.1(14)(llll), and complete and correct copies thereof have been provided to the Purchaser prior to the date hereof;

(viii)
no Release of any Hazardous Materials has resulted from the operation of the business or the conduct of any other activities of Reliance Industrial or on or from any properties or assets currently or previously owned, leased or used by it;

(ix)
Reliance Industrial has not used any of the properties or assets currently or previously owned, leased or used by it to produce, generate, store, handle, transport or dispose of any Hazardous Materials, except in compliance with Environmental Laws;

(x)	none of the Leased Properties, none of the Real Property and none of the previously owned or leased properties has been or is being used as a landfill or waste disposal site;

(xi)	without limiting the generality of the foregoing, except as disclosed in Schedule 3.1(14)(llll):

(A)
there are no underground or surface storage tanks located on, in or under any of the properties or assets owned, leased or used by Reliance Industrial, including without limitation the Leased Properties and the Real Property; and

(B)	Reliance Industrial is not, and, to the knowledge of the Vendors, there is no basis upon which same could become, responsible for any clean-up or corrective action, including, without limitation, decommissioning or restoration, under any Environmental Laws; and

(xii)	Reliance Industrial has no environmental management policies;

(mmmm)	Reliance Industrial has no environmental reports or assessments prepared in connection with the activities of Reliance Industrial or its Leased Properties or the Real Property; and

Insurance

(nnnn)
Reliance Industrial has in place, in full force and effect, all insurance coverages reasonably necessary to protect Reliance Industrial and its assets including, without limitation, fire and damage, third party liability, product liability, business interruption and casualty coverages, and Schedule 3.1(14)(nnnn) includes an itemized list of all such policies maintained in respect thereof by Reliance Industrial, including details as to annual premiums, deductibles, maximum coverage limitations and a list of all claims made and currently in process under such policies since January 1, 2007 and Reliance Industrial has complied with all material requirements of any insurance policy regarding notification of events which have or would have reasonably been expected to give rise to material claims under those policies.

(15)
The Vendors jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
1562027 is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which 1562027 is subject;

(b)
the authorized capital of 1562027 consists of an unlimited number of an unlimited number of Class “A”, Class “B”, Class “C”, Class “D”, Class “E” and Class “F” Shares, of which 25,500 Class “A”, 95,048 Class “B”, 200,000 Class “C” and 95,048 Class “F” Shares have been validly issued and are outstanding as fully paid and non-assessable;

(c)	the outstanding shares of 1562027 are beneficially and legally owned as follows with good and marketable title free and clear of all Encumbrances:

Name	Number and Class	Percentage of Class
Steven	5,000 Class “A”	19.6078%
Christopher	1,000 Class “A”	3.9216%
Kenneth	1,000 Class “A”	3.9216%
Grant	2,250 Class “A”	8.8235%
Ryan	2,500 Class “A”	9.8039%
Dwayne	6,250 Class “A”	24.5098%
Douglas	6,250 Class “A”	24.5098%
1614176	1,250 Class “A”	4.902%
Blair	5,000 Class “B”	5.2605%
1814935	73,043 Class “B”	76.8485%
1814968	17,005 Class “B”	17.891%
RIIL	200,000 Class “C”	100%
Mike	78,043 Class “F”	82.109%
Georg	17,005 Class “F”	17.891%

(d)
upon completion of the transaction of purchase and sale contemplated by this Agreement: (i) the Purchaser will acquire good and marketable title to all of the outstanding shares of 1562027 free and clear of all Encumbrances; and (ii) 1562027 will beneficially and legally own all of the outstanding shares of Reliance USA with good and marketable title free and clear of all Encumbrances;

(e)
the sole asset of 1562027 since its incorporation has been common shares of Reliance USA and the sole asset of 1562027 at the Time of Closing will be the 20,000 common shares of Reliance USA and 1562027 has never carried on any active business operations of any nature whatsoever or owned or leased or occupied any real estate of any nature whatsoever;

(f)
20,000 of the issued and outstanding common shares of Reliance USA (constituting 100% of the outstanding shares of Reliance USA) are beneficially owned by and registered in the name of 1562027 with good and marketable title free and clear of all Encumbrances;

(g)
the rights, privileges, restrictions and conditions attached to the Class “A”, Class “B”, Class “C”, Class “D”, Class “E” and Class “F” Shares of 1562027 are as set out in Schedule 3.1(15)(g) attached hereto;

(h)	1562027 has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(i)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against 1562027, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(j)
1562027 is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as 1562027 may determine or desire. 1562027 is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by 1562027. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of 1562027 to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(k)
the corporate records of 1562027 are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of 1562027. Without limiting the generality of the foregoing: (i) the minute books of 1562027 contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(l)
except as disclosed in Schedule 3.1(15)(l), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of 1562027; and

(m)
except as disclosed in Schedule 1.1(eee), 1562027 does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

(n)
the financial statements of 1562027, consisting of the balance sheet and statements of income and retained earnings (hereinafter collectively referred to as the “1562027 Financial Statements”), a copy of which is attached hereto as Schedule 3.1(15)(n):

(i)	are in accordance with the books and accounts of 1562027 as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of 1562027 as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)
present fairly all of the assets and liabilities of 1562027 as at the Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of 1562027 as at the Balance Sheet Date;

(o)
there are no outstanding orders, notices or similar requirements relating to 1562027 issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

(p)	no expenditure has been made or authorized by 1562027 since the Balance Sheet Date;

(q)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of the shares of 1562027 and no other distribution on any of its securities or shares has been made or is required to be made by 1562027 since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by 1562027 have been duly and validly declared or paid;

(r)
1562027 has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of 1562027 for the period to which such Tax Return relates. Each Tax Return of 1562027 that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of 1562027 for the period to which such Tax Return relates. 1562027 has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(s)
1562027 has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. 1562027 has made, and will make, adequate provision in the 1562027 Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of 1562027, whether or not assessed, reassessed or disputed, or that will accrue and be owing by 1562027 during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet, 1562027 will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(t)
except as disclosed in Schedule 3.1(15)(t), all Tax Returns required to be filed by 1562027 prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to 1562027 by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(15)(t), no notice of assessment or reassessment for Taxes has been issued to 1562027 by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. 1562027 is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. 1562027 has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of 1562027, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of 1562027 which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against 1562027 in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess 1562027 for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(u)	no notices of objection with respect to the assessment or reassessment of Taxes have been filed by 1562027 with any Governmental Entity which are outstanding and in effect on the Closing Date;

(v)
1562027 has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which 1562027 is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which 1562027 is or may be liable; (iii) 1562027 is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which 1562027 is or may be liable;

(w)
1562027 has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(x)	1562027 has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(y)
1562027 has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(z)
1562027 is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial sales, use and value added tax legislation. 1562027 is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(aa)	1562027 has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(15)(aa);

(bb)
1562027 has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for 1562027 or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(cc)
there are no Encumbrances pending on or with respect to any of the assets of 1562027 that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(dd)
1562027 has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(ee)
for each transaction between 1562027 and a person not resident in Canada with whom 1562027 was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, 1562027 has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(ff)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to 1562027 and give rise to a liability for Taxes;

(gg)	1562027 has no liabilities of any nature (whether absolute, accrued, contingent or otherwise);

(hh)
1562027 is not a party to any contract or commitment (whether written or oral) whatsoever including without limitation any: (i) guarantee, indemnification, support, assumption, surety or similar obligation; (ii) contract or commitment to pay any royalty, licence fee, management fee, or other amount; (iii) lease or agreement in the nature of a lease for real property, whether as lessor or lessee; (iv) employment contract with any person whomsoever; (v) collective bargaining agreement; or (vi) Benefit Plan including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of 1562027;

(ii)	there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from any Vendors of any of the 1562027 Shares;

(jj)	1562027 has no employees, agents or consultants;

(kk)	no payments have been made or authorized since the Balance Sheet Date by 1562027 to officers or directors of 1562027;

(ll)	no director, former director, officer, shareholder or employee of 1562027 or any person not dealing at arm’s length within the meaning of the ITA with any such person is indebted to 1562027;

(mm)
there are no actions, suits or proceedings (whether or not purportedly on behalf of 1562027) pending or threatened against or materially adversely affecting, or which could materially adversely affect, 1562027 or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against 1562027;

(nn)	there are no insurance policies maintained by 1562027;

(oo)	1562027 does not: (i) own any intellectual property of any nature; or (ii) use or possess any intellectual property of any nature under licence or otherwise;

(pp)	there are no accounts receivable due to 1562027; and

(qq)	there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of 1562027.

(16)
'The Vendors jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

Corporate Matters

(a)
Reliance USA is a corporation duly incorporated, organized and subsisting under the laws of Colorado with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Reliance USA is subject;

(b)
the authorized share capital of Reliance USA consists of 80,000,000 Common Shares and 20,000,000 Preferred Shares of which 20,000 Common Shares have been validly issued and are outstanding as fully paid and non-assessable;

(c)	all of the outstanding shares of Reliance USA are (and will at the Time of Closing be) legally and beneficially owned by 1562027 with good and marketable title free and clear of all Encumbrances;

(d)	the rights, privileges, restrictions and conditions attached to the 80,000,000 Common Shares and 20,000,000 Preferred Shares of Reliance USA are as set out in Schedule 3.1(16)(d) attached hereto;

(e)	Reliance USA has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the United States Bankruptcy Code or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the United States Bankruptcy Code; or

(v)	taken action for the purpose of effecting any of the foregoing;

(f)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against Reliance USA, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(g)
Reliance USA is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as Reliance USA may determine or desire. Reliance USA is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by Reliance USA. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of Reliance USA to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(h)
the corporate records of Reliance USA are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of Reliance USA. Without limiting the generality of the foregoing: (i) the minute books of Reliance USA contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(i)
except as disclosed in Schedule 3.1(16)(i), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Reliance USA;

(j)
except as disclosed in Schedule 1.1(eee), Reliance USA does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

Financial Matters

(k)
the financial statements of Reliance USA, consisting of the balance sheet and statements of income, retained earnings and changes in financial position for the period ended on the Balance Sheet Date, (hereinafter collectively referred to as the “Reliance USA Financial Statements”), a copy of which is attached hereto as Schedule 3.1(16)(k):

(i)	are in accordance with the books and accounts of Reliance USA as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of Reliance USA as at the Balance Sheet Date;

(iii)	have been prepared in accordance with United States generally accepted accounting principles consistently applied; and

(iv)	present fairly all of the assets and liabilities (whether absolute, accrued, contingent or otherwise) of Reliance USA as at the Balance Sheet Date;

(l)
all financial transactions of Reliance USA have been fully and accurately recorded in its financial books and records in accordance with good business practice and United States GAAP, and such financial books and records accurately reflect the basis for the assets, liabilities and financial condition of Reliance USA;

(m)
since the Balance Sheet Date the business of Reliance USA has been carried on in its usual and Ordinary Course and Reliance USA has not entered into any transaction out of the usual and Ordinary Course of business and, without limiting the generality of the foregoing, since the Balance Sheet Date:

(i)
there has been no material change in the Condition of Reliance USA, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and Ordinary Course of business and which have not adversely affected the affairs, business, prospects, operations or Condition of Reliance USA, financial or otherwise;

(ii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which is, either individually or in the aggregate, material to Reliance USA, has been incurred other than in the Ordinary Course;

(iii)	there has been no material change in the accounting methods of Reliance USA;

(iv)
other than in the Ordinary Course, there has not been any material increase in or modification of the compensation payable or to become payable by Reliance USA to any of its employees or independent contractors, or any grant to any such employees or independent contractors of any material increase in severance or termination pay or any material increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such employees or independent contractors;

(v)	no management fees have been paid or are payable by Reliance USA;

(vi)	Reliance USA has not suffered or incurred any material damage, destruction or loss, whether or not covered by insurance;

(vii)	Reliance USA has not adopted or materially amended any Benefit Plan;

(viii)
no customer or supplier of Reliance USA representing more than $100,000 of customer purchases from Reliance USA in the 12 months ending on the Balance Sheet Date or representing more than $100,000 of supplier purchases by Reliance USA in the 12 months ending on the Balance Sheet Date has cancelled or otherwise terminated, or given notice of or made any written or oral threat to Vendors of a reduction, cancellation or termination of its relationship with Reliance USA due to the consummation of the transactions contemplated hereby;

(ix)
save and except for the resignation of employees in the Ordinary Course of business, none of the employees of Reliance USA has terminated or given notice of or made any written or oral threat to Vendors of termination of his or her employment with Reliance USA for any reason, including the consummation of the transactions contemplated hereby; and

(x)	Reliance USA has not agreed to do any of the foregoing;

(n)
except as disclosed in Schedule 3.1(16)(n), no single capital expenditure in excess of $50,000 or capital expenditures in the aggregate in excess of $100,000 have been made or authorized by Reliance USA since the Balance Sheet Date;

(o)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of any shares of Reliance USA and no other distribution on any of its securities or shares has been made or is required to be made by Reliance USA since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by Reliance USA have been duly and validly declared or paid;

Assets

(p)
Reliance USA is the owner with a good and marketable title free and clear of all Encumbrances of all its assets including, without limitation, all properties and assets shown or reflected on Schedule 3.1(16)(p), except only: (i) such of the assets of Reliance USA as have been disposed of in the usual and Ordinary Course of business since the Balance Sheet Date; and (ii) all assets acquired by Reliance USA since the Balance Sheet Date, being all of the assets that are necessary to the operation of its business substantially in the same manner as it was conducted prior to the Closing Date. There are no agreements or commitments to purchase property or assets by or from Reliance USA, other than in the Ordinary Course of business or as set forth in Schedule 3.1(16)(p);

(q)	none of the Vendors has any interest, legal or beneficial, direct or indirect, contingent or otherwise, in the assets of Reliance USA;

(r)
to the knowledge of the Vendors, all machinery and equipment owned or used by Reliance USA has been properly maintained and is in good working order for the purposes of ongoing operation, subject to ordinary wear and tear for machinery and equipment of comparable age and, with respect to all machinery and equipment which is still under warranty, has been maintained in accordance with all requirements necessary to keep the warranty in full force and effect;

(s)
Schedule 3.1(16)(s) contains a complete list of inventory values by location of Reliance USA as of March 31, 2014 and, except as described on Schedule 3.1(16)(s), none of the inventory in the possession of Reliance USA is held on consignment and none of the inventory is consigned to third parties and Reliance USA is under no liability or obligation (except for the return of inventory) with respect to inventory in the possession of any third parties. To the Vendors’ knowledge: (i) there is no reason that the inventory of Reliance USA could not be resold in the Ordinary Course of business within the current fiscal year at amounts in excess of book value; (ii) no value has been attributed to dead stock; (iii) the inventory of Reliance USA includes no damaged or discontinued items; and (iv) the level of inventory of Reliance USA is consistent with the level of inventory maintained by Reliance USA in the past and is in accordance with Reliance USA’s normal business practice;

(t)
Schedule 3.1(16)(t) contains a complete list of the products manufactured by Reliance USA within the previous two (2) years, and, to the knowledge of the Vendors, such products comply with all Applicable Laws, regulations, governmental or administrative approvals, registrations, permits or applications granted to Reliance USA or filed with respect to such products;

(u)
Schedule 3.1(16)(u) contains a list of the top 20 customers of, and top 20 suppliers to, Reliance USA for the year ended on the Balance Sheet Date by dollar amount and percentage of sales to and purchases from, as the case may be, and none of such customers or suppliers has advised Reliance USA that it will cease trading or materially reduce its trading with Reliance USA for any reason, including as a result of the purchase by the Purchaser of the Purchased Shares;

(v)
the accounts receivable of Reliance USA as reflected in the Reliance USA Financial Statements and arising since the Balance Sheet Date arose only from bona fide transactions in the Ordinary Course of business and are valid, enforceable and fully collectible in accordance with their terms and are not, to the knowledge of the Vendors, subject to set-off or counterclaim;

(w)
the name and address of each bank, trust company or similar institution with which Reliance USA has one or more accounts or one or more safety deposit boxes, the number of each such account, and safety deposit box and the names of all persons authorized to draw thereon or to have access thereto, are set forth in Schedule 3.1(16)(w);

(x)
there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Reliance USA of its business or any of its assets other than in the usual and Ordinary Course of business;

Tax Matters

(y)
Reliance USA has timely filed all Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects, and have paid all such Taxes that have become due, whether or not shown as due on such Tax Returns; (ii) no notices respecting asserted or assessed and unresolved deficiencies for any Tax have been received by Reliance USA for any Tax periods; (iii) there is no investigation by any Governmental Entity presently pending or, to the knowledge of Reliance USA, threatened with respect to Reliance USA, and Reliance USA is not a party to any action or proceeding by any Tax Authority for the assessment or collection of Taxes, nor has any such event been asserted or threatened, and Reliance USA is not currently pursuing an appeal of any Tax imposed against it; and (iv) Reliance USA has made all withholdings of Taxes required to be made under all applicable United States, foreign, state and local Tax regulations and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Reliance USA;

(z)
the federal and state income Tax Returns of Reliance USA required for the taxable year ending March 31, 2013 have been filed and the Vendors have furnished or made available to the Purchaser true and complete copies of each federal and state income Tax Return filed by Reliance USA for the three most recent fiscal years. The Vendors have furnished to the Purchaser any foreign Tax Returns filed by Reliance USA for the three most recent fiscal years;

(aa)
Reliance USA (i) has not been a member of an affiliated group filing a consolidated Tax Return; or (ii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract, or otherwise;

(bb)
there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Reliance USA is a party and that could be treated as a partnership for federal income Tax purposes;

(cc)
Reliance USA does not have, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country;

(dd)
no claim has been made in the last five (5) years by a Governmental Entity in a jurisdiction where Reliance USA does not file Tax Returns that Reliance USA is or may be subject to taxation by that jurisdiction nor, to the knowledge of the Vendors, is there any factual or legal basis for any such claim;

(ee)	Reliance USA has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(ff)	Reliance USA is not a party to, nor is it bound by, any Tax allocation or sharing agreement that will impose any liability on Reliance USA subsequent to the Closing Date;

(gg)
Reliance USA has not distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(hh)	Reliance USA has established in its books of account, in accordance with United States GAAP and past practices, adequate reserves for the payment of any Taxes not yet due and payable;

(ii)
Reliance USA has provided the Purchaser with copies of all Tax opinions relating to and in the audit files of Reliance USA, and Reliance USA has not had a “material weakness” for purposes of United States GAAP within the past three years;

(jj)
Reliance USA is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code;

(kk)	there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Reliance USA;

(ll)	Reliance USA does not participate in or cooperate with (nor has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code;

(mm)
Reliance USA has not engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). Reliance USA has disclosed in its Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code;

(nn)
no gain recognition agreement has been entered into by Reliance USA and no private letter rulings or closing agreements have been obtained by Reliance USA that will have any effect on the Tax Returns, Tax positions or other filings of Reliance USA subsequent to the Closing Date;

(oo)	Reliance USA has timely prepared or caused to be prepared all reports and other documentation necessary to avoid the imposition of any penalty under the provisions of Section 6662(e) of the Code;

(pp)
Reliance USA is not and has not at any time been a personal holding company as that term has been defined from time to time in Section 542 of the Code, and Reliance USA has not at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code;

(qq)
no portion of the indebtedness of Reliance USA constitutes an “applicable high yield discount obligation” as that term is defined in Section 163(i) of the Code, and there is and will be no limitation on the deductibility of any original issue discount relating to any of the indebtedness of Reliance USA under the provisions of Section 163(e)(5) of the Code;

(rr)
Reliance USA is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order;

(ss)	Reliance USA has never elected to be treated as an S corporation under Section 1362 of the Code or any corresponding provision of federal or state Law;

(tt)
all material elections with respect to Reliance USA’s Taxes made during the taxable years ending on or before March 31, 2010 are reflected on its Tax Returns for such periods, copies of which have been provided to the Purchaser. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of the Purchaser;

(uu)
there is no agreement, contract or arrangement to which Reliance USA is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)), or 404 of the Code;

(vv)
Reliance USA has not been, nor will it be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or non-U.S. Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the Closing Date;

(ww)	no person has been treated as an independent contractor of Reliance USA for Tax purposes who should have been treated as an employee for such purposes;

(xx)
Reliance USA has no net operating losses or other tax attributes that are subject to limitation under Code Sections 382, 383, or 384, the federal consolidated return regulations, or any similar state Tax statute or regulation;

(yy)
Reliance USA has no assets that may constitute unclaimed property under applicable law. Reliance USA has complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, Reliance USA has established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable governmental authority. Reliance USA’s records are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations;

(zz)
all transactions (including but not limited to sales of goods, loans, and provision of services) between (i) Reliance USA and (ii) any other Person that is controlled directly or indirectly by Reliance USA or the Vendors (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration;

(aaa)
there are no elections, consents, or agreements as to Taxes in effect with respect to Reliance USA that will remain in effect following the Closing Date and that have had a material effect on Reliance USA’s taxable income prior to the Closing Date;

(bbb)
the unpaid Taxes of Reliance USA (a) did not, as of the most recent calendar month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income); and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Reliance USA in filing its Tax Returns. Since March 31, 2013, Reliance USA has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in United States GAAP, outside the ordinary course of business consistent with past custom and practice;

(ccc)
Reliance USA has complied with the requirements of Section 7701(o)(1) of the Code in the case of any transaction to which the economic substance doctrine (as defined in Section 7701(o)(5) of the Code) is relevant;

Liabilities

(ddd)
Reliance USA has no liabilities (absolute, accrued, contingent or otherwise), and there is, to the knowledge of the Vendors, no basis for the assertion against Reliance USA of any such liabilities, except those set out in the Reliance USA Financial Statements and those incurred to trade creditors incurred in the usual and Ordinary Course of business of Reliance USA;

(eee)
except as disclosed in this Agreement, Reliance USA has no bonds, debentures, mortgages, promissory notes or other indebtedness, and Reliance USA is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness;

(fff)
in the Ordinary Course of the Business, Reliance USA is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its respective suppliers or customers;

Permits and Approvals

(ggg)
all material agreements, permits, approvals, leases and licenses required in connection with the business of Reliance USA are in good standing and to the knowledge of the Vendors no circumstances exist which could lead to the termination of any of the foregoing;

(hhh)
except as specified in Schedule 3.1(16)(hhh), none of Reliance USA or the Vendors are under any obligation, contractual or otherwise, to request or obtain the consent, approval or waiver of any Person, and no licenses, Authorizations or approvals of, or notifications to, any Governmental Entity are required to be obtained by any of the Vendors:

(i)
in connection with the execution and delivery by the Vendors of this Agreement or ancillary agreements, the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein or therein (with the exception of the Competition Act (Canada) as to which no representation or warranty is made);

(ii)
to avoid the loss of any material licence, permit or approval held by Reliance USA as a result of the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein; or

(iii)
in order that the authority, right and qualification of Reliance USA to carry on its business in the Ordinary Course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Time of Closing.

True and complete copies of any agreements under which any of Reliance USA or the Vendors are obligated to request or obtain any such consent or Authorization have been provided to the Purchaser prior to the date hereof. Except as disclosed in Schedule 3.1(16)(hhh), the Vendors have obtained, or have caused Reliance USA to obtain, all of the consents or Authorizations referred to in this Section 3.1(16)(hhh) in a form and manner which has been approved by the Purchaser;

(iii)	Reliance USA is not conducting its business in any jurisdiction other than the States of Colorado, Louisiana, North Dakota and Texas;

(jjj)
Reliance USA is conducting its business in material compliance with all Applicable Laws, rules, regulations, notices, approvals and orders of the United States and of the States of Colorado, Louisiana, North Dakota and Texas and all municipalities thereof in which its business is carried on, is not in breach of any such laws, rules, regulations, notices, approvals or orders and, except as disclosed in Schedule 3.1(16)(jjj), is duly licensed, registered or qualified, and duly possesses all permits and quotas, in the United States and in the States of Colorado, Louisiana, North Dakota and Texas and all municipalities thereof in which Reliance USA carries on its business to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications, permits and quotas are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a materially adverse effect on the operation of its business or which may materially adversely change or terminate such licence, registration, qualification, permit or quota by virtue of the completion of the transactions contemplated hereby;

(kkk)
there are no outstanding orders, notices or similar requirements relating to Reliance USA issued by any building, environmental, fire, health, labour or police authorities or from any other federal, state or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

Contracts

(lll)
Reliance USA is not a party to any contract or commitment (whether written, oral, executory or otherwise) outside the usual and Ordinary Course of business and is not a party to any contract or commitment (whether written, oral, executory or otherwise) extending for a period of time longer than twelve (12) months for an aggregate consideration of more than $25,000 or involving expenditures by Reliance USA in the aggregate in excess of $25,000, except such contracts or commitments as are listed in Schedule 3.1(16)(lll), and Reliance USA is not a party to any conditional sales agreement;

(mmm)
except as set out in Schedule 3.1(16)(mmm), Reliance USA is not a lessee under any lease of personal property having a value in excess of $25,000. Complete and correct copies of each of the leases referred to in Schedule 3.1(16)(mmm) have been provided or made available to the Purchaser prior to the date hereof. All payments and other obligations required to be paid or performed under such leases have been duly paid and performed and all of such leases are in good standing and in full force and effect. The terms and conditions of such leases will not be affected by, nor will any of such leases be in default as a result of the sale of the Purchased Shares;

(nnn)
Reliance USA is not in default or breach of any contract or commitment to which it is a party and, to the knowledge of the Vendors, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts and commitments are in good standing and in full force and effect without amendment thereto and Reliance USA is entitled to all benefits thereunder;

(ooo)
Reliance USA is not a party to or bound by any guarantee, support, indemnification, assumption, surety or similar obligation and has not, since January 1, 2007, acquired or divested an interest in any business or carried out any transaction giving rise to a deemed dividend under the ITA;

Real Estate

(ppp)
attached hereto as Schedule 1.1(hh) is a complete list of all Leases to which Reliance USA is a party, and identifies the other party to each Lease setting out, in respect of each Lease, a description of the leased premises (by municipal address and proper legal description, if available), the term of the Lease, the basic rent payable under the Lease, the offers to lease, or any rights of renewal and the term thereof, and any restrictions on assignment or a change of control. Each Lease is in good standing and is in full force and effect without amendment. With respect to each Lease to which Reliance USA is a party: (i) all rents and additional rents have been paid in accordance with the provisions of the applicable Lease; (ii) Reliance USA has not waived, postponed or omitted to take any action in respect of, any of its rights under any Lease; (iii) to the knowledge of the Vendors, there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute a default by any party under the Lease; (iv) to the knowledge of the Vendors, all of the covenants to be performed by all parties under the Lease have been performed in all respects; (v) to the knowledge of the Vendors, Reliance USA has adequate rights of ingress to and egress from the Leased Property for the operation of its business; (vi) to the knowledge of the Vendors, there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Leased Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by Reliance USA in respect of the Leased Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Leased Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Leased Property are in good working order and none of such Buildings or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) each of the Leases covers the entire estate it purports to cover, and following Closing, for Leases pursuant to which Reliance USA is a lessee, will continue to entitle Reliance USA to the use, occupancy and possession of the Leased Property specified in the Lease for the purposes for which such Leased Property is currently used; (ix) to the knowledge of the Vendors, the Leased Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate. No part of the Leased Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Leased Property for its current use; and (x) except as described in Schedule 1.1(hh), there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases;

(qqq)
Schedule 1.1(ff) sets forth a legal description of those Lands, which Reliance USA is the registered and beneficial owner of, in fee simple with good and marketable thereto, free and clear of all title defects and Encumbrances except Permitted Encumbrances. With respect to the Real Property owned by Reliance USA: (i) Reliance USA has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair its right, title and interest in and to its Real Property or the air, density and easement rights relating to its Real Property; (ii) to the knowledge of the Vendors, no portion of the Real Property is located in a flood hazard area as designated by a Governmental Entity or is subject to any restrictions or fill regulations of any Governmental Entity; (iii) to the knowledge of the Vendors, the Real Property is fully serviced to permit the Business to be carried on as currently carried on. To the knowledge of the Vendors, without independent inquiry, all public roads and streets necessary for service of and access to the Real Property, both legal and physical, for the current or contemplated use thereof have been completed; (iv) to the knowledge of the Vendors, the Real Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate. No part of the Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Real Property for its current use. Neither the Vendors nor Reliance USA has outstanding any application for a re-zoning of any of the Real Property and the Vendors are not aware of any proposed or pending change to any zoning affecting the Real Property; (v) to the knowledge of the Vendors, the Buildings on the Lands are located wholly within the boundaries of such Lands. There are no encroachments affecting the Real Property which could affect the ability of Reliance USA to carry on the operations of the business carried on thereon as they have been carried on in the past or which in the aggregate detract from the value of the Real Property; (vi) there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Real Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by Reliance USA in respect of the Real Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Real Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Real Property are in good working order and none of such buildings, structures or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) to the knowledge of the Vendors, all Permitted Encumbrances which are easements or registered agreements or restrictions are in good standing. Reliance USA, and, if relevant, each other Person who is a party thereto, has performed all obligations required to be performed by it thereunder and is not in breach or default in any respect thereunder nor has there occurred any event nor does there exist any condition which, in either case, with the giving of notice or the lapse of time, or both, would constitute such a breach or default; and (ix) to the knowledge of the Vendors, there are no matters affecting the right, title and interest of Reliance USA in and to the Real Property or which, in the aggregate, would adversely affect the ability to carry on the business upon the Real Property substantially in the manner in which such operations are currently carried on;

(rrr)
except as disclosed in Schedule 3.1(16)(rrr), the operation of Reliance USA on any lands from which it conducts the operations of its business is not subject to any restriction or limitation and is not, to the knowledge of the Vendors, in contravention of any law or regulation or of any decree or order of any court or other body having jurisdiction;

Employees

(sss)	Reliance USA does not have any written employment, consulting or independent contractor contract with any person;

(ttt)	Reliance USA is not bound by or a party to:

(i)	any collective bargaining agreement; or

(ii)
any Benefit Plan including, without limiting the generality of the foregoing, any registered pension plan maintained by or on behalf of Reliance USA for any of its employees other than as set forth in Schedule 3.1(16)(ttt);

(uuu)	no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of Reliance USA’s employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	has applied to be certified as the bargaining agent of any of Reliance USA’s employees; or

(iii)
has, to the knowledge of the Vendors, alleged that Reliance USA should be declared a successor business or related employer pursuant to the terms of any collective bargaining, trade union or similar legislation;

(vvv)
Schedule 3.1(16)(vvv) sets out a true and complete list of employees of Reliance USA, their age, total years of service, current remuneration, (including a breakdown of salary, bonus or other incentive compensation), job description and status (including whether full-time, part-time, temporary, casual, seasonal, student or otherwise and whether absent from work and if so, the reason for such absence, whether such absence is approved and the expected return to work date) and, except for remuneration paid to employees in the usual and Ordinary Course of business and made at current rates of remuneration as set out in Schedule 3.1(16)(vvv) no payments have been made or authorized since the Balance Sheet Date by Reliance USA to officers, directors or employees of Reliance USA and no promises of remuneration have been made to officers, directors or employees of Reliance USA except on the basis set out in such Schedules;

(www)
to the knowledge of the Vendors, Reliance USA is in compliance with all Applicable Laws respecting employment, including without limitation employment practices, terms and conditions of employment, pay equity, wages, hours of work overtime pay and other employment standards, health and safety, workers, compensation, privacy and human rights;

(xxx)
to the knowledge of the Vendors, Reliance USA is not engaged in any unfair labour practice and, to the knowledge of the Vendors, as of the date hereof no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against Reliance USA;

(yyy)	no employee of Reliance USA has any agreement as to length of notice or severance payment required to terminate his or her employment;

(zzz)
Schedule 3.1(16)(zzz) sets forth a list of agreements between Reliance USA and any consultant or independent contractor as of the date hereof who is entitled to annual compensation greater than $10,000 or whose agreement cannot be terminated without notice or pay;

(aaaa)
except as disclosed in Schedule 3.1(16)(aaaa), no director, former director, officer, shareholder, affiliate or employee of Reliance USA or any other Person not dealing at arm’s length within the meaning of the ITA with any such Person is indebted to Reliance USA and there are no advances, loans, debts or money owed by Reliance USA to any such Persons;

(bbbb)	all vacation pay for all employees of Reliance USA is properly reflected and accrued in the Books and accounts of Reliance USA;

Litigation

(cccc)
except as disclosed in Schedule 3.1(16)(cccc), there are no actions, suits or proceedings, grievances, arbitrations or alternative dispute resolution processes (whether or not purportedly on behalf of Reliance USA) pending or, to the knowledge of the Vendors, threatened against, brought by or materially adversely affecting, or which could materially adversely affect, Reliance USA or any of its assets or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against Reliance USA. Except for the matters referred to in Schedule 3.1(16)(cccc), to the knowledge of the Vendors, there are no grounds on which any such action, suit, proceeding, grievance, arbitration or alternative dispute resolution process might be commenced with any reasonable likelihood of success. Reliance USA is not subject to any judgement, order or decree entered in any lawsuit or proceeding nor has Reliance USA settled any claim prior to being prosecuted in respect of it. Except as disclosed in Schedule 3.1(16)(cccc), Reliance USA is not the plaintiff or complainant in any action, suit or proceeding, grievance, arbitration or alternative dispute resolution process;

(dddd)
except as set forth in Schedule 3.1(16)(dddd), in the two years immediately prior to the Closing Date, no claims have been made against Reliance USA for breach of warranty or contract or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, an aggregate cost exceeding $25,000;

Product Liability

(eeee)
Schedule 3.1(16)(eeee) contains a complete list of the details of all suits, actions, proceedings, demands and claims made by third parties against Reliance USA based, in whole or in part, on a theory of product liability (“Product Liability Claims”) and, to the knowledge of the Vendors, there are no other Product Liability Claims pending or threatened against Reliance USA and there are no facts or circumstances that could give rise to any such Product Liability Claims;

(ffff)
except as set forth on Schedule 3.1(16)(ffff), Reliance USA has not manufactured or sold or possessed any products which: (i) contain asbestos, benzene or silica; (ii) are for on-board aircraft applications; (iii) are for nuclear applications; (iv) are for carnival or amusement park applications; or (v) have been relabeled or repackaged with a label or package specifying a different country or origin than originally specified. Except as set forth on Schedule 3.1(16)(ffff), during the past seven (7) years, Reliance USA has not received notice or information of any claim or allegation of death or personal injury, property or economic damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, assembled, sold or distributed by it, or any service provided by it, except for routine warranty claims;

Intellectual Property

(gggg)
attached hereto as Schedule 3.1(16)(gggg) is a list of all registered trade marks, trade names, patents and copyrights, of all unregistered trade marks, trade names and copyrights and of all patent applications, trade mark registration applications, internet domain names and copyright registration applications, both domestic and foreign, owned or made by Reliance USA;

(hhhh)
to the knowledge of the Vendors, the information technology, computers, computer systems, servers, software and hardware of Reliance USA are free from any virus or other disabling codes or data and Reliance USA has in place all necessary systems to detect and nullify the effects of any viruses or similar irregularities with respect thereto;

(iiii)
all trade marks, trade names, patents and copyrights and other intellectual property, both domestic and foreign, used in or required for the proper carrying on of Reliance USA’s business are validly and beneficially owned by Reliance USA with the sole and exclusive right to use the same and are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto;

(jjjj)	to the knowledge of the Vendors, the conduct of Reliance USA does not infringe upon the trade marks, trade names, patents or copyrights, domestic or foreign, of any other person;

(kkkk)
to the knowledge of the Vendors, Reliance USA has taken all action and done all things reasonably necessary to protect any right, title and interest in and to the trade secrets used in its business and the confidentiality thereof, having regard to the importance of trade secrets to its business;

(llll)
except as set forth in Schedule 3.1(16)(pppp), there are no royalty payments, license fees or other sums payable to or by Reliance USA in respect of any intellectual property or to maintain or renew any registrations or applications for registration in relation thereto;

(mmmm) Reliance USA has the right to use and otherwise exploit its intellectual property in all jurisdictions in which it is currently or has historically been used or otherwise exploited and, to the knowledge of the Vendors, there are no prohibitions or restrictions on the use or other exploitation by Reliance USA of its intellectual property (other than with respect to commercial packaged software);

(nnnn)	complete and correct copies of all agreements relating to or affecting intellectual property of Reliance USA have been provided or made available to the Purchaser;

(oooo)
Reliance USA is not a party to or bound by any contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects: (i) any of the intellectual property owned by it; or (ii) any of the intellectual property licensed to or used by it, the loss of which would have an adverse effect;

(pppp)
other than computer software licence fees, the details of which are set forth in Schedule 3.1(16)(pppp), Reliance USA is not a party to or bound by any contract or commitment to pay any royalty or licence fee;

(qqqq)
to the knowledge of the Vendors, Reliance USA is in full compliance with all applicable privacy legislation and legislation governing e-mail and other electronic communications including, without limitation, “anti-spam” and similar legislation;

(rrrr)	Reliance USA validly possesses all necessary licences from third parties to properly operate its computer systems and is not in breach or violation of any of the provisions of any of such licences;

Environmental Matters

(ssss)	Reliance USA:

(i)
is, and has at all times been, in material compliance with all Environmental Laws and the business of Reliance USA has been operated in compliance with all Environmental Laws (including its operations in federal, state and municipal jurisdictions, as well as foreign jurisdictions) and there have been and there are no Hazardous Materials located on, in or under the Leased Properties of Reliance USA listed on Schedule 1.1(gg) (including all freehold, leasehold and other interests in real and immoveable properties), the Real Property of Reliance USA, or any other properties currently or previously owned, leased or used by Reliance USA and none of the structures or equipment used in, forming part of or situate on such properties are contaminated with or contain any Hazardous Materials (including asbestos, urea formaldehyde insulation, radioactive substances, polychlorinated biphenyls (PCBs) or petroleum products);

(ii)	is not the subject of any outstanding written order from any Governmental Entity alleging a violation of any Environmental Law or the existence of an Environmental Liability;

(iii)
is not a party to any litigation or administrative proceeding nor, to the knowledge of the Vendors, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges a violation of any Environmental Law or the existence of an Environmental Liability;

(iv)	has materially complied with all reporting and monitoring requirements under all Environmental Laws;

(v)
has not received any notice of any non-compliance with any Environmental Laws, and has not been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction;

(vi)
has not received any claim or demand from any Person or authority regarding breach or alleged breach of any Environmental Laws or the existence of any Environmental Liability or costs of clean up of any Hazardous Materials or notice of any such claim or demand, and to the Vendors’ knowledge there are no grounds on which any such claim or demand could be made with any reasonable likelihood of success;

(vii)
has all Environmental Permits necessary to conduct its business and to own, use and operate its properties and assets and all such Environmental Permits are listed in Schedule 3.1(16)(ssss), and complete and correct copies thereof have been provided to the Purchaser prior to the date hereof;

(viii)
no Release of any Hazardous Materials has resulted from the operation of the business or the conduct of any other activities of Reliance USA or on or from any properties or assets currently or previously owned, leased or used by it;

(ix)
Reliance USA has not used any of the properties or assets currently or previously owned, leased or used by it to produce, generate, store, handle, transport or dispose of any Hazardous Materials, except in compliance with Environmental Laws;

(x)	none of the Leased Properties, none of the Real Property and none of the previously owned or leased properties has been or is being used as a landfill or waste disposal site;

(xi)	without limiting the generality of the foregoing, except as disclosed in Schedule 3.1(16)(ssss):

(A)
there are no underground or surface storage tanks located on, in or under any of the properties or assets owned, leased or used by Reliance USA, including without limitation the Leased Properties and the Real Property; and

(B)
Reliance USA is not, and, to the knowledge of the Vendors, there is no basis upon which same could become, responsible for any clean-up or corrective action, including, without limitation, decommissioning or restoration, under any Environmental Laws; and

(xii)	Reliance USA has no environmental management policies;

(tttt)	Reliance USA has no environmental reports or assessments prepared in connection with the activities of Reliance USA or its Leased Properties or the Real Property; and

Insurance

(uuuu)
Reliance USA has in place, in full force and effect, all insurance coverages reasonably necessary to protect Reliance USA and its assets including, without limitation, fire and damage, third party liability, product liability, business interruption and casualty coverages, and Schedule 3.1(16)(uuuu) includes an itemized list of all such policies maintained in respect thereof by Reliance USA, including details as to annual premiums, deductibles, maximum coverage limitations and a list of all claims made and currently in process under such policies since January 1, 2007 and Reliance USA has complied with all material requirements of any insurance policy regarding notification of events which have or would have reasonably been expected to give rise to material claims under those policies.

(17)
The Vendors jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
RIIL is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which RIIL is subject;

(b)
the authorized capital of RIIL consists of an unlimited number of Class “A” Common, Class “B” Common, Class “C” Common, Class “I” Preferred, Class “II” Preferred, Class “III” Preferred, Class “IV” Preferred and Class “V” Preferred Shares, of which 31,052 Class “A” Common, 89,496 Class “B” Common, 2,298,950 Class “III” Preferred and 270,000 Class “V” Preferred Shares have been validly issued and are outstanding as fully paid and non-assessable;

(c)	the outstanding shares of RIIL are beneficially and legally owned as follows with good and marketable title free and clear of all Encumbrances:

Name	Number and Class	Percentage of Class
Steven	5,000 Class “A”	16.102%
Christopher	1,000 Class “A”	3.2204%
Kenneth	1,000 Class “A”	3.2204%
Grant	2,250 Class “A”	7.2459%
Ryan	2,500 Class “A”	8.051%
Dwayne	6,250 Class “A”	20.1275%
Douglas	6,250 Class “A”	20.1275%
1561902	552 Class “A”	4.0255%
Blair	5,000 Class “A”	16.102%
1614176	1,250 Class “A”	4.0255%
1668052	89,496 Class “B”	100%
1814935	2,298,950 Class “III” Pref.	100%
1814935	270,000 Class “V” Pref	100%

(d)	upon completion of the transaction of purchase and sale contemplated by this Agreement:

(i)	the Purchaser will acquire good and marketable title to all of the outstanding shares of RIIL free and clear of all Encumbrances; and

(ii)
RIIL will beneficially and legally own all of the outstanding shares of Northern River, Reliance Industrial, Precision and 1307638 and 50% of the outstanding shares of Reliance Lloydminster with good and marketable title free and clear of all Encumbrances;

(e)
the sole assets of RIIL since its incorporation have been shares of 1562027, Northern River, Reliance Lloydminster, Reliance Industrial, Precision and 1307638 and the sole assets of RIIL at the Time of Closing will be shares of 1562027, Northern River, Reliance Lloydminster, Reliance Industrial, Precision and 1307638 and RIIL has never carried on any active business operations of any nature whatsoever or owned or leased or occupied any real estate of any nature whatsoever;

(f)
the following shares of the companies noted below and the percentage of the outstanding shares of the relevant class are beneficially owned by and registered in the name of RIIL with good and marketable title free and clear of all Encumbrances:

Company	Number	Class	Percentage of Outstanding Class
Northern River	51 49	Class “A” Class “B”	100% 100%
Reliance Lloydminster	50	Class “A”	50%
Reliance Industrial	100 1 3,500	Class “A” Class “B” Class “D”	100% 100% 100%
Precision	25 25	Class “A” Class “B”	100% 100%
1307638	100	Class “A”	100%

(g)
the rights, privileges, restrictions and conditions attached to the Class “A” Common, Class “B” Common, Class “C” Common, Class “I” Preferred, Class “II” Preferred, Class “III” Preferred, Class “IV” Preferred and Class “IV” Preferred Sharesof RIIL are as set out in Schedule 3.1(17)(g) attached hereto;

(h)	RIIL has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(i)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against RIIL, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(j)
RIIL is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as RIIL may determine or desire. RIIL is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by RIIL. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of RIIL to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(k)
the corporate records of RIIL are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of RIIL. Without limiting the generality of the foregoing: (i) the minute books of RIIL contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(l)
except as disclosed in Schedule 3.1(17)(l), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of RIIL;

(m)
except as disclosed in Schedule 1.1(eee), RIIL does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

(n)
the financial statements of RIIL, consisting of the balance sheet and statements of income and retained earnings (hereinafter collectively referred to as the “RIIL Financial Statements”), a copy of which is attached hereto as Schedule 3.1(17)(n):

(i)	are in accordance with the books and accounts of RIIL as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of RIIL as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)
present fairly all of the assets and liabilities of RIIL as at the Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of RIIL as at the Balance Sheet Date;

(o)
there are no outstanding orders, notices or similar requirements relating to RIIL issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

(p)	no expenditure has been made or authorized by RIIL since the Balance Sheet Date;

(q)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of the shares of RIIL and no other distribution on any of its securities or shares has been made or is required to be made by RIIL since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by RIIL have been duly and validly declared or paid;

(r)
RIIL has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of RIIL for the period to which such Tax Return relates. Each Tax Return of RIIL that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of RIIL for the period to which such Tax Return relates. RIIL has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(s)
RIIL has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. RIIL has made, and will make, adequate provision in the RIIL Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of RIIL, whether or not assessed, reassessed or disputed, or that will accrue and be owing by RIIL during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet and with the exception of the time period between the Last Balance Sheet Date and the Closing Date, RIIL will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(t)
except as disclosed in Schedule 3.1(17)(t), all Tax Returns required to be filed by RIIL prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to RIIL by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(17)(t), no notice of assessment or reassessment for Taxes has been issued to RIIL by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. RIIL is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. RIIL has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of RIIL, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of RIIL which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against RIIL in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess RIIL for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(u)	no notices of objection with respect to the assessment or reassessment of Taxes have been filed by RIIL with any Governmental Entity which are outstanding and in effect on the Closing Date;

(v)
RIIL has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which RIIL is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which RIIL is or may be liable; (iii) RIIL is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which RIIL is or may be liable;

(w)
RIIL has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(x)	RIIL has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(y)
RIIL has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(z)
RIIL is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial sales, use and value added tax legislation. RIIL is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(aa)	RIIL has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(17)(aa);

(bb)
RIIL has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for RIIL or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(cc)
there are no Encumbrances pending on or with respect to any of the assets of RIIL that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(dd)
RIIL has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(ee)
for each transaction between RIIL and a person not resident in Canada with whom RIIL was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, RIIL has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(ff)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to RIIL and give rise to a liability for Taxes;

(gg)	RIIL has no liabilities of any nature (whether absolute, accrued, contingent or otherwise);

(hh)
RIIL is not a party to any contract or commitment (whether written or oral) whatsoever including without limitation any: (i) guarantee, indemnification, support, assumption, surety or similar obligation; (ii) contract or commitment to pay any royalty, licence fee, management fee, or other amount; (iii) lease or agreement in the nature of a lease for real property, whether as lessor or lessee; (iv) employment contract with any person whomsoever; (v) collective bargaining agreement; or (vi) Benefit Plan including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of RIIL;

(ii)	there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from any Vendors of any of the RIIL Shares;

(jj)	RIIL has no employees, agents or consultants;

(kk)	no payments have been made or authorized since the Balance Sheet Date by RIIL to officers or directors of RIIL;

(ll)	no director, former director, officer, shareholder or employee of RIIL or any person not dealing at arm’s length within the meaning of the ITA with any such person is indebted to RIIL;

(mm)
there are no actions, suits or proceedings (whether or not purportedly on behalf of RIIL) pending or threatened against or materially adversely affecting, or which could materially adversely affect, RIIL or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against RIIL;

(nn)	there are no insurance policies maintained by RIIL;

(oo)	RIIL does not: (i) own any intellectual property of any nature; or (ii) use or possess any intellectual property of any nature under licence or otherwise;

(pp)	there are no accounts receivable due to RIIL; and

(qq)	there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of RIIL.

(18)
Mike, Georg, Douglas and Dwayne jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
Reliance International is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Reliance International is subject;

(b)
the authorized share capital of Reliance International consists of an unlimited number of Class “A”, Class “B”, Class “C”, Class “D” and Class “E” Shares, of which 100 Class “A” Shares have been validly issued and outstanding as fully paid and non-assessable;

(c)	the outstanding shares of Reliance International are beneficially and legally owned as follows with good and marketable title free and clear of all Encumbrances:

Name	Number and Class	Percentage of Class
Mike	73 Class “A”	73%
Georg	17 Class “A”	17%
Dwayne	5 Class “A”	5%
Douglas	5 Class “A”	5%

(d)
upon completion of the transaction of purchase and sale contemplated by this Agreement, the Purchaser will acquire good and marketable title to all of the outstanding shares of Reliance Industrial free and clear of all Encumbrances;

(e)	Reliance International has no assets and has never carried on any active business operations of any nature whatsoever or owned or leased or occupied any real estate of any nature whatsoever;

(f)	the rights, privileges, restrictions and conditions attached to the shares of Reliance International are as set out in Schedule 3.1(18)(f) attached hereto;

(g)	Reliance International has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(h)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against Reliance International, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(i)
Reliance International is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as Reliance International may determine or desire. Reliance International is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by Reliance International. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of Reliance International to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(j)
the corporate records of Reliance International are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of Reliance International. Without limiting the generality of the foregoing: (i) the minute books of Reliance International contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(k)
except as disclosed in Schedule 3.1(18)(k), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Reliance International;

(l)
except as disclosed in Schedule 1.1(eee), Reliance International does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

(m)
the financial statements of Reliance International, consisting of the balance sheet and statements of income and retained earnings (hereinafter collectively referred to as the “Reliance International Financial Statements”), a copy of which is attached hereto as Schedule 3.1(18)(m):

(i)	are in accordance with the books and accounts of Reliance International as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of Reliance International as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)
present fairly all of the assets and liabilities of Reliance International as at the Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of Reliance International as at the Balance Sheet Date;

(n)
there are no outstanding orders, notices or similar requirements relating to Reliance International issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

(o)	no expenditure has been made or authorized by Reliance International since the Balance Sheet Date;

(p)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of the shares of Reliance International and no other distribution on any of its securities or shares has been made or is required to be made by Reliance International since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by Reliance International have been duly and validly declared or paid;

(q)
Reliance International has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of Reliance International for the period to which such Tax Return relates. Each Tax Return of Reliance International that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of Reliance International for the period to which such Tax Return relates. Reliance International has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(r)
Reliance International has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. Reliance International has made, and will make, adequate provision in the Reliance International Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of Reliance International, whether or not assessed, reassessed or disputed, or that will accrue and be owing by Reliance International during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet and with the exception of the time period between the Last Balance Sheet Date and the Closing Date, Reliance International will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(s)
except as disclosed in Schedule 3.1(18)(s), all Tax Returns required to be filed by Reliance International prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to Reliance International by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(18)(s), no notice of assessment or reassessment for Taxes has been issued to Reliance International by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. Reliance International is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. Reliance International has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of Reliance International, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of Reliance International which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against Reliance International in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess Reliance International for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(t)
no notices of objection with respect to the assessment or reassessment of Taxes have been filed by Reliance International with any Governmental Entity which are outstanding and in effect on the Closing Date;

(u)
Reliance International has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which Reliance International is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which Reliance International is or may be liable; (iii) Reliance International is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which Reliance International is or may be liable;

(v)
Reliance International has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(w)	Reliance International has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(x)
Reliance International has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(y)
Reliance International is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial sales, use and value added tax legislation. Reliance International is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(z)	Reliance Industrial has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(18)(z);

(aa)
Reliance International has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for Reliance International or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(bb)
there are no Encumbrances pending on or with respect to any of the assets of Reliance International that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(cc)
Reliance International has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(dd)
for each transaction between Reliance International and a person not resident in Canada with whom Reliance International was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, Reliance International has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(ee)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to Reliance International and give rise to a liability for Taxes;

(ff)	Reliance International has no liabilities of any nature (whether absolute, accrued, contingent or otherwise);

(gg)
Reliance International is not a party to any contract or commitment (whether written or oral) whatsoever including without limitation any: (i) guarantee, indemnification, support, assumption, surety or similar obligation; (ii) contract or commitment to pay any royalty, licence fee, management fee, or other amount; (iii) lease or agreement in the nature of a lease for real property, whether as lessor or lessee; (iv) employment contract with any person whomsoever; (v) collective bargaining agreement; or (vi) Benefit Plan including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of Reliance International;

(hh)	there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from any Vendors of any of the Reliance International Shares;

(ii)	Reliance International has no employees, agents or consultants;

(jj)	no payments have been made or authorized since the Balance Sheet Date by Reliance International to officers or directors of Reliance International;

(kk)
no director, former director, officer, shareholder or employee of Reliance International or any person not dealing at arm’s length within the meaning of the ITA with any such person is indebted to Reliance International;

(ll)
there are no actions, suits or proceedings (whether or not purportedly on behalf of Reliance International) pending or threatened against or materially adversely affecting, or which could materially adversely affect, Reliance International or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against Reliance International;

(mm)	there are no insurance policies maintained by Reliance International;

(nn)	Reliance International does not: (i) own any intellectual property of any nature; or (ii) use or possess any intellectual property of any nature under licence or otherwise;

(oo)	there are no accounts receivable due to Reliance International; and

(pp)	there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Reliance International.

(19)
The Vendors jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

Corporate Matters

(a)
Reliance Lloydminster is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Reliance Lloydminster is subject;

(b)
the authorized share capital of Reliance Lloydminster consists of Class “A”, Class “B”, Class “C”, Class “D” and Class “E” Sharesof which 100 Class “A” have been validly issued and are outstanding as fully paid and non-assessable;

(c)	the outstanding shares of Reliance Lloydminster are beneficially and legally owned as follows with good and marketable title free and clear of all Encumbrances:

Name	Number and Class	Percentage of Class
RIIL	50 Class “A”	50%
Northern River	50 Class “A”	50%

(d)
upon completion of the transaction of purchase and sale contemplated by this Agreement, the Purchaser will acquire good and marketable title to all of the outstanding shares of Reliance Lloydminster free and clear of all Encumbrances;

(e)
the rights, privileges, restrictions and conditions attached to the Class “A”, Class “B”, Class “C”, Class “D” and Class “E” Shares of Reliance Lloydminster are as set out in Schedule 3.1(19)(e) attached hereto;

(f)
all of the outstanding shares of Reliance Lloydminster are (and will at the Time of Closing be) legally and beneficially owned by RIIL (as to 50%) and Northern River (as to 50%) with good and marketable title free and clear of all Encumbrances and, upon completion of the transaction of purchase and sale contemplated hereby, the Purchaser will acquire good and marketable title to such shares free and clear of all Encumbrances;

(g)	Reliance Lloydminster has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(h)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against Reliance Lloydminster, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(i)
Reliance Lloydminster is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as Reliance Lloydminster may determine or desire. Reliance Lloydminster is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by Reliance Lloydminster. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of Reliance Lloydminster to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(j)
the corporate records of Reliance Lloydminster are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of Reliance Lloydminster. Without limiting the generality of the foregoing: (i) the minute books of Reliance Lloydminster contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(k)
except as disclosed in Schedule 3.1(19)(k), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Reliance Lloydminster;

(l)
except as disclosed in Schedule 1.1(eee), Reliance Lloydminster does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

Financial Matters

(m)
the financial statements of Reliance Lloydminster, consisting of the balance sheet and statements of income, retained earnings and changes in financial position for the period ended on the Balance Sheet Date, (hereinafter collectively referred to as the “Reliance Lloydminster Financial Statements”), a copy of which is attached hereto as Schedule 3.1(19)(m):

(i)	are in accordance with the books and accounts of Reliance Lloydminster as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of Reliance Lloydminster as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)	present fairly all of the assets and liabilities (whether absolute, accrued, contingent or otherwise) of Reliance Lloydminster as at the Balance Sheet Date;

(n)
all financial transactions of Reliance Lloydminster have been fully and accurately recorded in its financial books and records in accordance with good business practice and GAAP, and such financial books and records accurately reflect the basis for the assets, liabilities and financial condition of Reliance Lloydminster;

(o)
since the Balance Sheet Date the business of Reliance Lloydminster has been carried on in its usual and Ordinary Course and Reliance Lloydminster has not entered into any transaction out of the usual and Ordinary Course of business and, without limiting the generality of the foregoing, since the Balance Sheet Date:

(i)
there has been no material change in the Condition of Reliance Lloydminster, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and Ordinary Course of business and which have not adversely affected the affairs, business, prospects, operations or Condition of Reliance Lloydminster, financial or otherwise;

(ii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which is, either individually or in the aggregate, material to Reliance Lloydminster, has been incurred other than in the Ordinary Course;

(iii)	there has been no material change in the accounting methods of Reliance Lloydminster;

(iv)
other than in the Ordinary Course, there has not been any material increase in or modification of the compensation payable or to become payable by Reliance Lloydminster to any of its employees or independent contractors, or any grant to any such employees or independent contractors of any material increase in severance or termination pay or any material increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such employees or independent contractors;

(v)	no management fees have been paid or are payable by Reliance Lloydminster;

(vi)	Reliance Lloydminster has not suffered or incurred any material damage, destruction or loss, whether or not covered by insurance;

(vii)	Reliance Lloydminster has not adopted or materially amended any Benefit Plan;

(viii)
no customer or supplier of Reliance Lloydminster representing more than $25,000 of customer purchases from Reliance Lloydminster in the 12 months ending on the Balance Sheet Date or representing more than $25,000 of supplier purchases by Reliance Lloydminster in the 12 months ending on the Balance Sheet Date has cancelled or otherwise terminated, or given notice of or made any written or oral threat to Vendors of a reduction, cancellation or termination of its relationship with Reliance Lloydminster due to the consummation of the transactions contemplated hereby;

(ix)
save and except for the resignation of employees in the Ordinary Course of business, none of the employees of Reliance Lloydminster has terminated or given notice of or made any written or oral threat to Vendors of termination of his or her employment with Reliance Lloydminster for any reason, including the consummation of the transactions contemplated hereby; and

(x)	Reliance Lloydminster has not agreed to do any of the foregoing;

(p)
except as disclosed in Schedule 3.1(19)(p), no single capital expenditure in excess of $10,000 or capital expenditures in the aggregate in excess of $20,000 have been made or authorized by Reliance Lloydminster since the Balance Sheet Date;

(q)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of any shares of Reliance Lloydminster and no other distribution on any of its securities or shares has been made or is required to be made by Reliance Lloydminster since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by Reliance Lloydminster have been duly and validly declared or paid;

Assets

(r)
Reliance Lloydminster is the owner with a good and marketable title free and clear of all Encumbrances of all its assets including, without limitation, all properties and assets shown or reflected on Schedule 3.1(19)(r), except only: (i) such of the assets of Reliance Lloydminster as have been disposed of in the usual and Ordinary Course of business since the Balance Sheet Date; and (ii) all assets acquired by Reliance Lloydminster since the Balance Sheet Date, being all of the assets that are necessary to the operation of its business substantially in the same manner as it was conducted prior to the Closing Date. There are no agreements or commitments to purchase property or assets by or from Reliance Lloydminster, other than in the Ordinary Course of business or as set forth in Schedule 3.1(19)(r);

(s)	none of the Vendors has any interest, legal or beneficial, direct or indirect, contingent or otherwise, in the assets of Reliance Lloydminster;

(t)
to the knowledge of the Vendors, all machinery and equipment owned or used by Reliance Lloydminster has been properly maintained and is in good working order for the purposes of ongoing operation, subject to ordinary wear and tear for machinery and equipment of comparable age and, with respect to all machinery and equipment which is still under warranty, has been maintained in accordance with all requirements necessary to keep the warranty in full force and effect;

(u)
Schedule 3.1(19)(u) contains a complete list of inventory values by location of Reliance Lloydminster as of March 31, 2014 and, except as described on Schedule 3.1(19)(u), none of the inventory in the possession of Reliance Lloydminster is held on consignment and none of the inventory is consigned to third parties and Reliance Lloydminster is under no liability or obligation (except for the return of inventory) with respect to inventory in the possession of any third parties. To the Vendors’ knowledge: (i) there is no reason that the inventory of Reliance Lloydminster could not be resold in the Ordinary Course of business within the current fiscal year at amounts in excess of book value; (ii) no value has been attributed to dead stock; (iii) the inventory of Reliance Lloydminster includes no damaged or discontinued items; and (iv) the level of inventory of Reliance Lloydminster is consistent with the level of inventory maintained by Reliance Lloydminster in the past and is in accordance with Reliance Lloydminster’s normal business practice;

(v)
Schedule 3.1(19)(v) contains a complete list of the products manufactured by Reliance Lloydminster within the previous two (2) years, and, to the knowledge of the Vendors, such products comply with all Applicable Laws, regulations, governmental or administrative approvals, registrations, permits or applications granted to Reliance Lloydminster or filed with respect to such products;

(w)
Schedule 3.1(19)(w) contains a list of the top 20 customers of, and top 20 suppliers to, Reliance Lloydminster for the year ended on the Balance Sheet Date by dollar amount and percentage of sales to and purchases from, as the case may be, and none of such customers or suppliers has advised Reliance Lloydminster that it will cease trading or materially reduce its trading with Reliance Lloydminster for any reason, including as a result of the purchase by the Purchaser of the Purchased Shares;

(x)
the accounts receivable of Reliance Lloydminster as reflected in the Reliance Lloydminster Financial Statements and arising since the Balance Sheet Date arose only from bona fide transactions in the Ordinary Course of business and are valid, enforceable and fully collectible in accordance with their terms and are not, to the knowledge of the Vendors, subject to set-off or counterclaim;

(y)
the name and address of each bank, trust company or similar institution with which Reliance Lloydminster has one or more accounts or one or more safety deposit boxes, the number of each such account, and safety deposit box and the names of all persons authorized to draw thereon or to have access thereto, are set forth in Schedule 3.1(19)(y);

(z)
there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Reliance Lloydminster of its business or any of its assets other than in the usual and Ordinary Course of business;

Tax Matters

(aa)
Reliance Lloydminster has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of Reliance Lloydminster for the period to which such Tax Return relates. Each Tax Return of Reliance Lloydminster that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of Reliance Lloydminster for the period to which such Tax Return relates. Reliance Lloydminster has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(bb)
Reliance Lloydminster has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. Reliance Lloydminster has made, and will make, adequate provision in the Reliance Lloydminster Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of Reliance Lloydminster, whether or not assessed, reassessed or disputed, or that will accrue and be owing by Reliance Lloydminster during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet and with the exception of the time period between the Last Balance Sheet Date and the Closing Date, Reliance Lloydminster will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(cc)
except as disclosed in Schedule 3.1(19)(cc), all Tax Returns required to be filed by Reliance Lloydminster prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to Reliance Lloydminster by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(19)(cc), no notice of assessment or reassessment for Taxes has been issued to Reliance Lloydminster by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. Reliance Lloydminster is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. Reliance Lloydminster has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of Reliance Lloydminster, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of Reliance Lloydminster which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against Reliance Lloydminster in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess Reliance Lloydminster for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(dd)
no notices of objection with respect to the assessment or reassessment of Taxes have been filed by Reliance Lloydminster with any Governmental Entity which are outstanding and in effect on the Closing Date;

(ee)
Reliance Lloydminster has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which Reliance Lloydminster is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which Reliance Lloydminster is or may be liable; (iii) Reliance Lloydminster is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which Reliance Lloydminster is or may be liable;

(ff)
Reliance Lloydminster has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(gg)	Reliance Lloydminster has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(hh)
Reliance Lloydminster has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(ii)
Reliance Lloydminster is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial sales, use and value added tax legislation. Reliance Lloydminster is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(jj)	Reliance Lloydminster has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(19)(jj);

(kk)
Reliance Lloydminster has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for Reliance Lloydminster or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(ll)
there are no Encumbrances pending on or with respect to any of the assets of Reliance Lloydminster that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(mm)
Reliance Lloydminster has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(nn)
for each transaction between Reliance Lloydminster and a person not resident in Canada with whom Reliance Lloydminster was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, Reliance Lloydminster has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(oo)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to Reliance Lloydminster and give rise to a liability for Taxes;

Liabilities

(pp)
Reliance Lloydminster has no liabilities (absolute, accrued, contingent or otherwise), and there is, to the knowledge of the Vendors, no basis for the assertion against Reliance Lloydminster of any such liabilities, except those set out in the Reliance Lloydminster

Financial Statements and those incurred to trade creditors incurred in the usual and Ordinary Course of business of Reliance Lloydminster;

(qq)
except as disclosed in this Agreement, Reliance Lloydminster has no bonds, debentures, mortgages, promissory notes or other indebtedness, and Reliance Lloydminster is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness;

(rr)
in the Ordinary Course of the Business, Reliance Lloydminster is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its respective suppliers or customers;

Permits and Approvals

(ss)
all material agreements, permits, approvals, leases and licenses required in connection with the business of Reliance Lloydminster are in good standing and to the knowledge of the Vendors no circumstances exist which could lead to the termination of any of the foregoing;

(tt)
except as specified in Schedule 3.1(19)(tt), none of Reliance Lloydminster or the Vendors are under any obligation, contractual or otherwise, to request or obtain the consent, approval or waiver of any Person, and no licenses, Authorizations or approvals of, or notifications to, any Governmental Entity are required to be obtained by any of the Vendors:

(i)
in connection with the execution and delivery by the Vendors of this Agreement or ancillary agreements, the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein or therein (with the exception of the Competition Act (Canada) as to which no representation or warranty is made);

(ii)
to avoid the loss of any material licence, permit or approval held by Reliance Lloydminster as a result of the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein; or

(iii)
in order that the authority, right and qualification of Reliance Lloydminster to carry on its business in the Ordinary Course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Time of Closing.

True and complete copies of any agreements under which any of Reliance Lloydminster or the Vendors are obligated to request or obtain any such consent or Authorization have been provided to the Purchaser prior to the date hereof. Except as disclosed in Schedule 3.1(19)(tt), the Vendors have obtained, or have caused Reliance Lloydminster to obtain, all of the consents or Authorizations referred to in this Section 3.1(19)(tt) in a form and manner which has been approved by the Purchaser;

(uu)	Reliance Lloydminster is not conducting its business in any jurisdiction other than the Province of Alberta;

(vv)
Reliance Lloydminster is conducting its business in material compliance with all Applicable Laws, rules, regulations, notices, approvals and orders of Canada and of Alberta and all municipalities thereof in which its business is carried on, is not in breach of any such laws, rules, regulations, notices, approvals or orders and, except as disclosed in Schedule 3.1(19)

(vv), is duly licensed, registered or qualified, and duly possesses all permits and quotas, in the Province of Alberta and all municipalities thereof in which Reliance Lloydminster carries on its business to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications, permits and quotas are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a materially adverse effect on the operation of its business or which may materially adversely change or terminate such licence, registration, qualification, permit or quota by virtue of the completion of the transactions contemplated hereby;

(ww)
there are no outstanding orders, notices or similar requirements relating to Reliance Lloydminster issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

Contracts

(xx)
Reliance Lloydminster is not a party to any contract or commitment (whether written, oral, executory or otherwise) outside the usual and Ordinary Course of business and is not a party to any contract or commitment (whether written, oral, executory or otherwise) extending for a period of time longer than twelve (12) months for an aggregate consideration of more than $10,000 or involving expenditures by Reliance Lloydminster in the aggregate in excess of $10,000, except such contracts or commitments as are listed in Schedule 3.1(19)(xx), and Reliance Lloydminster is not a party to any conditional sales agreement;

(yy)
except as set out in Schedule 3.1(19)(yy), Reliance Lloydminster is not a lessee under any lease of personal property having a value in excess of $10,000. Complete and correct copies of each of the leases referred to in Schedule 3.1(19)(yy) have been provided or made available to the Purchaser prior to the date hereof. All payments and other obligations required to be paid or performed under such leases have been duly paid and performed and all of such leases are in good standing and in full force and effect. The terms and conditions of such leases will not be affected by, nor will any of such leases be in default as a result of the sale of the Purchased Shares;

(zz)
Reliance Lloydminster is not in default or breach of any contract or commitment to which it is a party and, to the knowledge of the Vendors, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts and commitments are in good standing and in full force and effect without amendment thereto and Reliance Lloydminster is entitled to all benefits thereunder;

(aaa)
Reliance Lloydminster is not a party to or bound by any guarantee, support, indemnification, assumption, surety or similar obligation and has not, since January 1, 2007, acquired or divested an interest in any business or carried out any transaction giving rise to a deemed dividend under the ITA;

Real Estate

(bbb)
attached hereto as Schedule 1.1(hh) is a complete list of all Leases to which Reliance Lloydminster is a party, and identifies the other party to each Lease setting out, in respect of each Lease, a description of the leased premises (by municipal address and proper legal description, if available), the term of the Lease, the basic rent payable under the Lease, the offers to lease, or any rights of renewal and the term thereof, and any restrictions on assignment or a change of control. Each Lease is in good standing and is in full force and effect without amendment. With respect to each Lease to which Reliance Lloydminster is a party: (i) all rents and additional rents have been paid in accordance with the provisions of the applicable Lease; (ii) Reliance Lloydminster has not waived, postponed or omitted to take any action in respect of, any of its rights under any Lease; (iii) to the knowledge of the Vendors, there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute a default by any party under the Lease; (iv) to the knowledge of the Vendors, all of the covenants to be performed by all parties under the Lease have been performed in all respects; (v) to the knowledge of the Vendors, Reliance Lloydminster has adequate rights of ingress to and egress from the Leased Property for the operation of its business; (vi) to the knowledge of the Vendors, there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Leased Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by Reliance Lloydminster in respect of the Leased Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Leased Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Leased Property are in good working order and none of such Buildings or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) to the knowledge of the Vendors, each of the Leases covers the entire estate it purports to cover, and following Closing, for Leases pursuant to which Reliance Lloydminster is a lessee, will continue to entitle Reliance Lloydminster to the use, occupancy and possession of the Leased Property specified in the Lease for the purposes for which such Leased Property is currently used; (ix) to the knowledge of the Vendors, the Leased Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate and no part of the Leased Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Leased Property for its current use; and (x) except as described in Schedule 1.1(hh), there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases;

(ccc)
Schedule 1.1(ff) sets forth a legal description of those Lands, which Reliance Lloydminster is the registered and beneficial owner of, in fee simple with good and marketable thereto, free and clear of all title defects and Encumbrances except Permitted Encumbrances. With respect to the Real Property owned by Reliance Lloydminster: (i) Reliance Lloydminster has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair its right, title and interest in and to its Real Property or the air, density and easement rights relating to its Real Property; (ii) to the knowledge of the Vendors, no portion of the Real Property is located in a flood hazard area as designated by a Governmental Entity or is subject to any restrictions or fill regulations of any Governmental Entity; (iii) to the knowledge of the Vendors, the Real Property is fully serviced to permit the Business to be carried on as currently carried on. To the knowledge of the Vendors, without independent inquiry, all public roads and streets necessary for service of and access to the Real Property, both legal and physical, for the current or contemplated use thereof have been completed; (iv) to the knowledge of the Vendors, the Real Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate. No part of the Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Real Property for its current use. Neither the Vendors nor Reliance Lloydminster has outstanding any application for a re-zoning of any of the Real Property and the Vendors are not aware of any proposed or pending change to any zoning affecting the Real Property; (v) to the knowledge of the Vendors, the Buildings on the Lands are located wholly within the boundaries of such Lands. There are no encroachments affecting the Real Property which could affect the ability of Reliance Lloydminster to carry on the operations of the business carried on thereon as they have been carried on in the past or which in the aggregate detract from the value of the Real Property; (vi) there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Real Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by Reliance Lloydminster in respect of the Real Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Real Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Real Property are in good working order and none of such buildings, structures or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) to the knowledge of the Vendors, all Permitted Encumbrances which are easements or registered agreements or restrictions are in good standing. Reliance Lloydminster, and, if relevant, each other Person who is a party thereto, has performed all obligations required to be performed by it thereunder and is not in breach or default in any respect thereunder nor has there occurred any event nor does there exist any condition which, in either case, with the giving of notice or the lapse of time, or both, would constitute such a breach or default; and (ix) to the knowledge of the Vendors, there are no matters affecting the right, title and interest of Reliance Lloydminster in and to the Real Property or which, in the aggregate, would adversely affect the ability to carry on the business upon the Real Property substantially in the manner in which such operations are currently carried on;

(ddd)
except as disclosed in Schedule 3.1(19)(ddd), the operation of Reliance Lloydminster on any lands from which it conducts the operations of its business is not subject to any restriction or limitation and is not, to the knowledge of the Vendors, in contravention of any law or regulation or of any decree or order of any court or other body having jurisdiction;

Employees

(eee)	Reliance Lloydminster does not have any written employment, consulting or independent contractor contract with any person;

(fff)	Reliance Lloydminster is not bound by or a party to:

(i)	any collective bargaining agreement; or

(ii)
any Benefit Plan including, without limiting the generality of the foregoing, any registered pension plan maintained by or on behalf of Reliance Lloydminster for any of its employees other than as set forth in Schedule 3.1(19)(fff);

(ggg)	no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of Reliance Lloydminster’s employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	has applied to be certified as the bargaining agent of any of Reliance Lloydminster’s employees; or

(iii)
has, to the knowledge of the Vendors, alleged that Reliance Lloydminster should be declared a successor business or related employer pursuant to the terms of any collective bargaining, trade union or similar legislation;

(hhh)
Schedule 3.1(19)(hhh) sets out a true and complete list of employees of Reliance Lloydminster, their age, total years of service, current remuneration, (including a breakdown of salary, bonus or other incentive compensation), job description and status (including whether full-time, part-time, temporary, casual, seasonal, student or otherwise and whether absent from work and if so, the reason for such absence, whether such absence is approved and the expected return to work date) and, except for remuneration paid to employees in the usual and Ordinary Course of business and made at current rates of remuneration as set out in Schedule 3.1(19)(hhh) no payments have been made or authorized since the Balance Sheet Date by Reliance Lloydminster to officers, directors or employees of Reliance Lloydminster and no promises of remuneration have been made to officers, directors or employees of Reliance Lloydminster except on the basis set out in such Schedules;

(iii)
to the knowledge of the Vendors, Reliance Lloydminster is in compliance with all Applicable Laws respecting employment, including without limitation employment practices, terms and conditions of employment, pay equity, wages, hours of work overtime pay and other employment standards, health and safety, workers, compensation, privacy and human rights;

(jjj)
to the knowledge of the Vendors, Reliance Lloydminster is not engaged in any unfair labour practice and, to the knowledge of the Vendors, as of the date hereof no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against Reliance Lloydminster;

(kkk)	no employee of Reliance Lloydminster has any agreement as to length of notice or severance payment required to terminate his or her employment;

(lll)
Schedule 3.1(19)(lll) sets forth a list of agreements between Reliance Lloydminster and any consultant or independent contractor as of the date hereof who is entitled to annual compensation greater than $10,000 or whose agreement cannot be terminated without notice or pay;

(mmm)
except as disclosed in Schedule 3.1(19)(mmm), no director, former director, officer, shareholder, affiliate or employee of Reliance Lloydminster or any other Person not dealing at arm’s length within the meaning of the ITA with any such Person is indebted to Reliance Lloydminster and there are no advances, loans, debts or money owed by Reliance Lloydminster to any such Persons;

(nnn)	all vacation pay for all employees of Reliance Lloydminster is properly reflected and accrued in the Books and accounts of Reliance Lloydminster;

Litigation

(ooo)
except as disclosed in Schedule 3.1(19)(ooo), there are no actions, suits or proceedings, grievances, arbitrations or alternative dispute resolution processes (whether or not purportedly on behalf of Reliance Lloydminster) pending or, to the knowledge of the Vendors, threatened against, brought by or materially adversely affecting, or which could materially adversely affect, Reliance Lloydminster or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against Reliance Lloydminster. Except for the matters referred to in Schedule 3.1(19)(ooo), to the knowledge of the Vendors, there are no grounds on which any such action, suit, proceeding, grievance, arbitration or alternative dispute resolution process might be commenced with any reasonable likelihood of success. Reliance Lloydminster is not subject to any judgement, order or decree entered in any lawsuit or proceeding nor has Reliance Lloydminster settled any claim prior to being prosecuted in respect of it. Except as disclosed in Schedule 3.1(19)(ooo), Reliance Lloydminster is not the plaintiff or complainant in any action, suit or proceeding, grievance, arbitration or alternative dispute resolution process;

(ppp)
except as set forth in Schedule 3.1(19)(ppp), in the two years immediately prior to the Closing Date, no claims have been made against Reliance Lloydminster for breach of warranty or contract or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, an aggregate cost exceeding $10,000;

Product Liability

(qqq)
Schedule 3.1(19)(qqq) contains a complete list of the details of all suits, actions, proceedings, demands and claims made by third parties against Reliance Lloydminster based, in whole or in part, on a theory of product liability (“Product Liability Claims”) and, to the knowledge of the Vendors, there are no other Product Liability Claims pending or threatened against Reliance Lloydminster and there are no facts or circumstances that could give rise to any such Product Liability Claims;

(rrr)
except as set forth on Schedule 3.1(19)(rrr), Reliance Lloydminster has not manufactured or sold or possessed any products which: (i) contain asbestos, benzene or silica; (ii) are for on-board aircraft applications; (iii) are for nuclear applications; (iv) are for carnival or amusement park applications; or (v) have been relabeled or repackaged with a label or package specifying a different country or origin than originally specified. Except as set forth on Schedule 3.1(19)(rrr), during the past seven (7) years, Reliance Lloydminster has not received notice or information of any claim or allegation of death or personal injury, property or economic damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, assembled, sold or distributed by it, or any service provided by it, except for routine warranty claims;

Intellectual Property

(sss)
attached hereto as Schedule 3.1(19)(sss) is a list of all registered trade marks, trade names, patents and copyrights, of all unregistered trade marks, trade names and copyrights and of all patent applications, trade mark registration applications, internet domain names and copyright registration applications, both domestic and foreign, owned or made by Reliance Lloydminster;

(ttt)
to the knowledge of the Vendors, the information technology, computers, computer systems, servers, software and hardware of Reliance Lloydminster are free from any virus or other disabling codes or data and Reliance Lloydminster has in place all necessary systems to detect and nullify the effects of any viruses or similar irregularities with respect thereto;

(uuu)
all trade marks, trade names, patents and copyrights and other intellectual property, both domestic and foreign, used in or required for the proper carrying on of Reliance Lloydminster’s business are validly and beneficially owned by Reliance Lloydminster with the sole and exclusive right to use the same and are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto;

(vvv)	to the knowledge of the Vendors, the conduct of Reliance Lloydminster does not infringe upon the trade marks, trade names, patents or copyrights, domestic or foreign, of any other person;

(www)
to the knowledge of the Vendors, Reliance Lloydminster has taken all action and done all things reasonably necessary to protect any right, title and interest in and to the trade secrets used in its business and the confidentiality thereof, having regard to the importance of trade secrets to its business;

(xxx)
except as set forth in Schedule 3.1(19)(bbbb), there are no royalty payments, license fees or other sums payable to or by Reliance Lloydminster in respect of any intellectual property or to maintain or renew any registrations or applications for registration in relation thereto;

(yyy)
Reliance Lloydminster has the right to use and otherwise exploit its intellectual property in all jurisdictions in which it is currently or has historically been used or otherwise exploited and, to the knowledge of the Vendors, there are no prohibitions or restrictions on the use or other exploitation by Reliance Lloydminster of its intellectual property (other than with respect to commercial packaged software);

(zzz)	complete and correct copies of all agreements relating to or affecting intellectual property of Reliance Lloydminster have been provided or made available to the Purchaser;

(aaaa)
Reliance Lloydminster is not a party to or bound by any contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects: (i) any of the intellectual property owned by it; or (ii) any of the intellectual property licensed to or used by it, the loss of which would have an adverse effect;

(bbbb)
other than computer software licence fees, the details of which are set forth in Schedule 3.1(19)(bbbb), Reliance Lloydminster is not a party to or bound by any contract or commitment to pay any royalty or licence fee;

(cccc)
to the knowledge of the Vendors, Reliance Lloydminster is in full compliance with all applicable privacy legislation and legislation governing e-mail and other electronic communications including, without limitation, “anti-spam” and similar legislation;

(dddd)
Reliance Lloydminster validly possesses all necessary licences from third parties to properly operate its computer systems and is not in breach or violation of any of the provisions of any of such licences;

Environmental Matters

(eeee)	Reliance Lloydminster:

(i)
is, and has at all times been, in material compliance with all Environmental Laws and the business of Reliance Lloydminster has been operated in compliance with all Environmental Laws (including its operations in federal, provincial and municipal jurisdictions, as well as foreign jurisdictions) and there have been and there are no Hazardous Materials located on, in or under the Leased Properties of Reliance Lloydminster listed on Schedule 1.1(gg) (including all freehold, leasehold and other interests in real and immoveable properties), the Real Property of Reliance Lloydminster, or any other properties currently or previously owned, leased or used by Reliance Lloydminster and none of the structures or equipment used in, forming part of or situate on such properties are contaminated with or contain any Hazardous Materials (including asbestos, urea formaldehyde insulation, radioactive substances, polychlorinated biphenyls (PCBs) or petroleum products);

(ii)	is not the subject of any outstanding written order from any Governmental Entity alleging a violation of any Environmental Law or the existence of an Environmental Liability;

(iii)
is not a party to any litigation or administrative proceeding nor, to the knowledge of the Vendors, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges a violation of any Environmental Law or the existence of an Environmental Liability;

(iv)	has materially complied with all reporting and monitoring requirements under all Environmental Laws;

(v)
has not received any notice of any non-compliance with any Environmental Laws, and has not been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction;

(vi)
has not received any claim or demand from any Person or authority regarding breach or alleged breach of any Environmental Laws or the existence of any Environmental Liability or costs of clean up of any Hazardous Materials or notice of any such claim or demand, and to the Vendors’ knowledge there are no grounds on which any such claim or demand could be made with any reasonable likelihood of success;

(vii)
has all Environmental Permits necessary to conduct its business and to own, use and operate its properties and assets and all such Environmental Permits are listed in Schedule 3.1(19)(eeee), and complete and correct copies thereof have been provided to the Purchaser prior to the date hereof;

(viii)
no Release of any Hazardous Materials has resulted from the operation of the business or the conduct of any other activities of Reliance Lloydminster or on or from any properties or assets currently or previously owned, leased or used by it;

(ix)
Reliance Lloydminster has not used any of the properties or assets currently or previously owned, leased or used by it to produce, generate, store, handle, transport or dispose of any Hazardous Materials, except in compliance with Environmental Laws;

(x)	none of the Leased Properties, none of the Real Property and none of the previously owned or leased properties has been or is being used as a landfill or waste disposal site;

(xi)	without limiting the generality of the foregoing, except as disclosed in Schedule 3.1(19)(eeee):

(A)
there are no underground or surface storage tanks located on, in or under any of the properties or assets owned, leased or used by Reliance Lloydminster, including without limitation the Leased Properties and the Real Property; and

(B)
Reliance Lloydminster is not, and, to the knowledge of the Vendors, there is no basis upon which same could become, responsible for any clean-up or corrective action, including, without limitation, decommissioning or restoration, under any Environmental Laws; and

(xii)	Reliance Lloydminster has no environmental management policies;

(ffff)	Reliance Lloydminster has no environmental reports or assessments prepared in connection with the activities of Reliance Lloydminster or its Leased Properties or the Real Property; and

Insurance

(gggg)
Reliance Lloydminster has in place, in full force and effect, all insurance coverages reasonably necessary to protect Reliance Lloydminster and its assets including, without limitation, fire and damage, third party liability, product liability, business interruption and casualty coverages, and Schedule 3.1(19)(gggg) includes an itemized list of all such policies maintained in respect thereof by Reliance Lloydminster, including details as to annual premiums, deductibles, maximum coverage limitations and a list of all claims made and currently in process under such policies since January 1, 2007 and Reliance Lloydminster has complied with all material requirements of any insurance policy regarding notification of events which have or would have reasonably been expected to give rise to material claims under those policies.

(20)
The Vendors jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
Northern River is a corporation duly continued under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Northern River is subject;

(b)
the authorized share capital of Northern River consists of an unlimited number of Class “A”, Class “B”, Class “C”, Class “D”, Class “E”, Class “F”, Class “G”, Class “H” and Class “I” Shares, of which 51 Class “A” and 49 Class “B” Shares have been validly issued and are outstanding as fully paid and non-assessable;

(c)	the outstanding shares of Northern River are beneficially and legally owned as follows with good and marketable title free and clear of all Encumbrances:

Name	Number and Class	Percentage of Class
RIIL	51 Class “A”	100%
RIIL	49 Class “B”	100%

(d)
the sole asset of Northern River since its incorporation has been shares of Reliance Lloydminster and the sole asset of Northern River at the Time of Closing will be the 51 Class “A” and 49 Class “B” Shares of Reliance Lloydminster and Northern River has never carried on any active business operations of any nature whatsoever or owned or leased or occupied any real estate of any nature whatsoever;

(e)
upon completion of the transaction of purchase and sale contemplated by this Agreement: (i) the Purchaser will acquire good and marketable title to all of the outstanding shares of Northern River free and clear of all Encumbrances and (ii) Northern River will have good and marketable title to 50% of the outstanding shares of Reliance Lloydminster free and clear of all Encumbrances;

(f)
the rights, privileges, restrictions and conditions attached to the Class “A”, Class “B”, Class “C”, Class “D”, Class “E”, Class “F”, Class “G”, Class “H” and Class “I” Shares, of which 51 Class “A” and 49 Class “B” Shares of Northern River are as set out in Schedule 3.1(20)(f) attached hereto;

(g)	Northern River has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(h)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against Northern River, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(i)
Northern River is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as Northern River may determine or desire. Northern River is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by Northern River. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of Northern River to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(j)
the corporate records of Northern River are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of Northern River. Without limiting the generality of the foregoing: (i) the minute books of Northern River contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(k)
except as disclosed in Schedule 3.1(20)(k), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Northern River;

(l)
except as disclosed in Schedule 1.1(eee), Northern River does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

(m)
the financial statements of Northern River, consisting of the balance sheet and statements of income and retained earnings (hereinafter collectively referred to as the “Northern River Financial Statements”), a copy of which is attached hereto as Schedule 3.1(20)(m):

(i)	are in accordance with the books and accounts of Northern River as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of Northern River as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)
present fairly all of the assets and liabilities of Northern River as at the Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of Northern River as at the Balance Sheet Date;

(n)
there are no outstanding orders, notices or similar requirements relating to Northern River issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

(o)	no expenditure has been made or authorized by Northern River since the Balance Sheet Date;

(p)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of the shares of Northern River and no other distribution on any of its securities or shares has been made or is required to be made by Northern River since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by Northern River have been duly and validly declared or paid;

(q)
Northern River has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of Northern River for the period to which such Tax Return relates. Each Tax Return of Northern River that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of Northern River for the period to which such Tax Return relates. Northern River has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(r)
Northern River has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. Northern River has made, and will make, adequate provision in the Northern River Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of Northern River, whether or not assessed, reassessed or disputed, or that will accrue and be owing by Northern River during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet and with the exception of the time period between the Last Balance Sheet Date and the Closing Date, Northern River will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(s)
except as disclosed in Schedule 3.1(20)(s), all Tax Returns required to be filed by Northern River prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to Northern River by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(20)(s), no notice of assessment or reassessment for Taxes has been issued to Northern River by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. Northern River is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. Northern River has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of Northern River, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of Northern River which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against Northern River in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess Northern River for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(t)	no notices of objection with respect to the assessment or reassessment of Taxes have been filed by Northern River with any Governmental Entity which are outstanding and in effect on the Closing Date;

(u)
Northern River has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which Northern River is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which Northern River is or may be liable; (iii) Northern River is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any

Governmental Entity may assess, reassess, or collect Taxes for which Northern River is or may be liable;

(v)
Northern River has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(w)	Northern River has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(x)
Northern River has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(y)
Northern River is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial sales, use and value added tax legislation. Northern River is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(z)	Northern River has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(20)(z);

(aa)
Northern River has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for Northern River or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(bb)
there are no Encumbrances pending on or with respect to any of the assets of Northern River that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(cc)
Northern River has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(dd)
for each transaction between Northern River and a person not resident in Canada with whom Northern River was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, Northern River has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(ee)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to Northern River and give rise to a liability for Taxes;

(ff)	Northern River has no liabilities of any nature (whether absolute, accrued, contingent or otherwise);

(gg)
Northern River is not a party to any contract or commitment (whether written or oral) whatsoever including without limitation any: (i) guarantee, indemnification, support, assumption, surety or similar obligation; (ii) contract or commitment to pay any royalty, licence fee, management fee, or other amount; (iii) lease or agreement in the nature of a lease for real property, whether as lessor or lessee; (iv) employment contract with any person whomsoever; (v) collective bargaining agreement; or (vi) Benefit Plan including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of Northern River;

(hh)	there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from any Vendors of any of the Northern River Shares;

(ii)	Northern River has no employees, agents or consultants;

(jj)	no payments have been made or authorized since the Balance Sheet Date by Northern River to officers or directors of Northern River;

(kk)
no director, former director, officer, shareholder or employee of Northern River or any person not dealing at arm’s length within the meaning of the ITA with any such person is indebted to Northern River ;

(ll)
with the exception of the ongoing litigation involving Charlie Chisholm (the “Charlie Chisholm Litigation”), there are no actions, suits or proceedings (whether or not purportedly on behalf of Northern River) pending or threatened against or materially adversely affecting, or which could materially adversely affect, Northern River or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against Northern River;

(mm)	there are no insurance policies maintained by Northern River;

(nn)	Northern River does not: (i) own any intellectual property of any nature; or (ii) use or possess any intellectual property of any nature under licence or otherwise;

(oo)	there are no accounts receivable due to Northern River; and

(pp)	there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Northern River.

(21)
The Vendors jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

Corporate Matters

(a)
Precision is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Precision is subject;

(b)
the authorized share capital of Precision consists of an unlimited number of Class “A” Common, Class “B” Common, Class “C” Common and Class “D” Common Shares of which 25 Class “A” Common and 25 Class “B”Common Shares have been validly issued and are outstanding as fully paid and non-assessable (of which 25 Class “A” Common and 25 Class “B”Common Shares shares are legally and beneficially held by RIIL) with good and marketable title free and clear of all Encumbrances;

(c)
the rights, privileges, restrictions and conditions attached to the Class “A” Common, Class “B” Common, Class “C” Common and Class “D” Common Shares shares of Precision are as set out in Schedule 3.1(21)(c) attached hereto;

(d)	all of the outstanding shares of Precision are (and will at the Time of Closing be) legally and beneficially owned by RIIL with good and marketable title free and clear of all Encumbrances;

(e)	Precision has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(f)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against Precision, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(g)
Precision is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as Precision may determine or desire. Precision is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by Precision. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of Precision to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(h)
the corporate records of Precision are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of Precision. Without limiting the generality of the foregoing: (i) the minute books of Precision contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(i)
except as disclosed in Schedule 3.1(21)(i), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Precision;

(j)
except as disclosed in Schedule 1.1(eee), Precision does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

Financial Matters

(k)
the financial statements of Precision, consisting of the balance sheet and statements of income, retained earnings and changes in financial position for the period ended on the Balance Sheet Date, (hereinafter collectively referred to as the “Precision Financial Statements”), a copy of which is attached hereto as Schedule 3.1(21)(k):

(i)	are in accordance with the books and accounts of Precision as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of Precision as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)	present fairly all of the assets and liabilities (whether absolute, accrued, contingent or otherwise) of Precision as at the Balance Sheet Date;

(l)
all financial transactions of Precision have been fully and accurately recorded in its financial books and records in accordance with good business practice and GAAP, and such financial books and records accurately reflect the basis for the assets, liabilities and financial condition of Precision;

(m)
since the Balance Sheet Date the business of Precision has been carried on in its usual and Ordinary Course and Precision has not entered into any transaction out of the usual and Ordinary Course of business and, without limiting the generality of the foregoing, since the Balance Sheet Date:

(i)
there has been no material change in the Condition of Precision, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and Ordinary Course of business and which have not adversely affected the affairs, business, prospects, operations or Condition of Precision, financial or otherwise;

(ii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which is, either individually or in the aggregate, material to Precision, has been incurred other than in the Ordinary Course;

(iii)	there has been no material change in the accounting methods of Precision;

(iv)
other than in the Ordinary Course, there has not been any material increase in or modification of the compensation payable or to become payable by Precision to any of its employees or independent contractors, or any grant to any such employees or independent contractors of any material increase in severance or termination pay or any material increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such employees or independent contractors;

(v)	no management fees have been paid or are payable by Precision;

(vi)	Precision has not suffered or incurred any material damage, destruction or loss, whether or not covered by insurance;

(vii)	Precision has not adopted or materially amended any Benefit Plan;

(viii)
no customer or supplier of Precision representing more than $10,000 of customer purchases from Precision in the 12 months ending on the Balance Sheet Date or representing more than $10,000 of supplier purchases by Precision in the 12 months ending on the Balance Sheet Date has cancelled or otherwise terminated, or given notice of or made any written or oral threat to Vendors of a reduction, cancellation or termination of its relationship with Precision due to the consummation of the transactions contemplated hereby;

(ix)
save and except for the resignation of employees in the Ordinary Course of business, none of the employees of Precision has terminated or given notice of or made any written or oral threat to Vendors of termination of his or her employment with Precision for any reason, including the consummation of the transactions contemplated hereby; and

(x)	Precision has not agreed to do any of the foregoing;

(n)
except as disclosed in Schedule 3.1(21)(n), no single capital expenditure in excess of $5,000 or capital expenditures in the aggregate in excess of $10,000 have been made or authorized by Precision since the Balance Sheet Date;

(o)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of any shares of Precision and no other distribution on any of its securities or shares has been made or is required to be made by Precision since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by Precision have been duly and validly declared or paid;

Assets

(p)
Precision is the owner with a good and marketable title free and clear of all Encumbrances of all its assets including, without limitation, all properties and assets shown or reflected on Schedule 3.1(21)(p), except only: (i) such of the assets of Precision as have been disposed of in the usual and Ordinary Course of business since the Balance Sheet Date; and (ii) all assets acquired by Precision since the Balance Sheet Date, being all of the assets that are necessary to the operation of its business substantially in the same manner as it was conducted prior to the Closing Date. There are no agreements or commitments to purchase property or assets by or from Precision, other than in the Ordinary Course of business or as set forth in Schedule 3.1(21)(p);

(q)	none of the Vendors has any interest, legal or beneficial, direct or indirect, contingent or otherwise, in the assets of Precision;

(r)
to the knowledge of the Vendors, all machinery and equipment owned or used by Precision has been properly maintained and is in good working order for the purposes of ongoing operation, subject to ordinary wear and tear for machinery and equipment of comparable age and, with respect to all machinery and equipment which is still under warranty, has been maintained in accordance with all requirements necessary to keep the warranty in full force and effect;

(s)
Schedule 3.1(21)(s) contains a complete list of inventory values by location of Precision as of March 31, 2014 and, except as described on Schedule 3.1(21)(s), none of the inventory in the possession of Precision is held on consignment and none of the inventory is consigned to third parties and Precision is under no liability or obligation (except for the return of inventory) with respect to inventory in the possession of any third parties. To the Vendors’ knowledge: (i) there is no reason that the inventory of Precision could not be resold in the

Ordinary Course of business within the current fiscal year at amounts in excess of book value; (ii) no value has been attributed to dead stock; (iii) the inventory of Precision includes no damaged or discontinued items; and (iv) the level of inventory of Precision is consistent with the level of inventory maintained by Precision in the past and is in accordance with Precision’s normal business practice;

(t)
Schedule 3.1(21)(t)contains a complete list of the products manufactured by Precision within the previous two (2) years, and, to the knowledge of the Vendors, such products comply with all Applicable Laws, regulations, governmental or administrative approvals, registrations, permits or applications granted to Precision or filed with respect to such products;

(u)
Schedule 3.1(21)(u) contains a list of the top 20 customers of, and top 20 suppliers to, Precision for the year ended on the Balance Sheet Date by dollar amount and percentage of sales to and purchases from, as the case may be, and none of such customers or suppliers has advised Precision that it will cease trading or materially reduce its trading with Precision for any reason, including as a result of the purchase by the Purchaser of the Purchased Shares;

(v)
the accounts receivable of Precision as reflected in the Precision Financial Statements and arising since the Balance Sheet Date arose only from bona fide transactions in the Ordinary Course of business and are valid, enforceable and fully collectible in accordance with their terms and are not, to the knowledge of the Vendors, subject to set-off or counterclaim;

(w)
the name and address of each bank, trust company or similar institution with which Precision has one or more accounts or one or more safety deposit boxes, the number of each such account, and safety deposit box and the names of all persons authorized to draw thereon or to have access thereto, are set forth in Schedule 3.1(21)(w);

(x)
there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Precision of its business or any of its assets other than in the usual and Ordinary Course of business;

Tax Matters

(y)
Precision has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of Precision for the period to which such Tax Return relates. Each Tax Return of Precision that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of Precision for the period to which such Tax Return relates. Precision has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(z)
Precision has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. Precision has made, and will make, adequate provision in the Precision Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such

Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of Precision, whether or not assessed, reassessed or disputed, or that will accrue and be owing by Precision during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet and with the exception of the time period between the Last Balance Sheet Date and the Closing Date, Precision will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(aa)
except as disclosed in Schedule 3.1(21)(aa), all Tax Returns required to be filed by Precision prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to Precision by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(21)(aa), no notice of assessment or reassessment for Taxes has been issued to Precision by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. Precision is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. Precision has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of Precision, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of Precision which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against Precision in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess Precision for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(bb)	no notices of objection with respect to the assessment or reassessment of Taxes have been filed by Precision with any Governmental Entity which are outstanding and in effect on the Closing Date;

(cc)
Precision has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which Precision is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which Precision is or may be liable; (iii) Precision is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which Precision is or may be liable;

(dd)
Precision has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(ee)	Precision has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(ff)	Precision has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(gg)
Precision is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial sales, use and value added tax legislation. Precision is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(hh)	Precision has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(21)(hh);

(ii)
Precision has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for Precision or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(jj)
there are no Encumbrances pending on or with respect to any of the assets of Precision that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(kk)
Precision has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(ll)
for each transaction between Precision and a person not resident in Canada with whom Precision was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, Precision has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(mm)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to Precision and give rise to a liability for Taxes;

Liabilities

(nn)
Precision has no liabilities (absolute, accrued, contingent or otherwise), and there is, to the knowledge of the Vendors, no basis for the assertion against Precision of any such liabilities, except those set out in the Precision Financial Statements and those incurred to trade creditors incurred in the usual and Ordinary Course of business of Precision;

(oo)
except as disclosed in this Agreement, Precision has no bonds, debentures, mortgages, promissory notes or other indebtedness, and Precision is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness;

(pp)
in the Ordinary Course of the Business, Precision is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its respective suppliers or customers;

Permits and Approvals

(qq)
all material agreements, permits, approvals, leases and licenses required in connection with the business of Precision are in good standing and to the knowledge of the Vendors no circumstances exist which could lead to the termination of any of the foregoing;

(rr)
except as specified in Schedule 3.1(21)(rr), none of Precision or the Vendors are under any obligation, contractual or otherwise, to request or obtain the consent, approval or waiver of any Person, and no licenses, Authorizations or approvals of, or notifications to, any Governmental Entity are required to be obtained by any of the Vendors:

(i)
in connection with the execution and delivery by the Vendors of this Agreement or ancillary agreements, the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein or therein (with the exception of the Competition Act (Canada) as to which no representation or warranty is made);

(ii)
to avoid the loss of any material licence, permit or approval held by Precision as a result of the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein; or

(iii)
in order that the authority, right and qualification of Precision to carry on its business in the Ordinary Course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Time of Closing.

True and complete copies of any agreements under which any of Precision or the Vendors are obligated to request or obtain any such consent or Authorization have been provided to the Purchaser prior to the date hereof. Except as disclosed in Schedule 3.1(21)(rr), the Vendors have obtained, or have caused Precision to obtain, all of the consents or Authorizations referred to in this Section 3.1(21)(rr) in a form and manner which has been approved by the Purchaser;

(ss)	Precision is not conducting its business in any jurisdiction other than the Province of Alberta;

(tt)
Precision is conducting its business in material compliance with all Applicable Laws, rules, regulations, notices, approvals and orders of Canada and of Alberta and all municipalities thereof in which its business is carried on, is not in breach of any such laws, rules, regulations, notices, approvals or orders and, except as disclosed in Schedule 3.1(21)(tt), is duly licensed, registered or qualified, and duly possesses all permits and quotas, in the Province of Alberta and all municipalities thereof in which Precision carries on its business to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications, permits and quotas are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a materially adverse effect on the operation of its business or which may materially adversely change or terminate such licence, registration, qualification, permit or quota by virtue of the completion of the transactions contemplated hereby;

(uu)
there are no outstanding orders, notices or similar requirements relating to Precision issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

Contracts

(vv)
Precision is not a party to any contract or commitment (whether written, oral, executory or otherwise) outside the usual and Ordinary Course of business and is not a party to any contract or commitment (whether written, oral, executory or otherwise) extending for a period of time longer than twelve (12) months for an aggregate consideration of more than $10,000 or involving expenditures by Precision in the aggregate in excess of $10,000, except such contracts or commitments as are listed in Schedule 3.1(21)(vv), and Precision is not a party to any conditional sales agreement;

(ww)
except as set out in Schedule 3.1(21)(ww), Precision is not a lessee under any lease of personal property having a value in excess of $10,000. Complete and correct copies of each of the leases referred to in Schedule 3.1(21)(ww) have been provided or made available to the Purchaser prior to the date hereof. All payments and other obligations required to be paid or performed under such leases have been duly paid and performed and all of such leases are in good standing and in full force and effect. The terms and conditions of such leases will not be affected by, nor will any of such leases be in default as a result of the sale of the Purchased Shares;

(xx)
Precision is not in default or breach of any contract or commitment to which it is a party and, to the knowledge of the Vendors, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts and commitments are in good standing and in full force and effect without amendment thereto and Precision is entitled to all benefits thereunder;

(yy)
Precision is not a party to or bound by any guarantee, support, indemnification, assumption, surety or similar obligation and has not, since January 1, 2007, acquired or divested an interest in any business or carried out any transaction giving rise to a deemed dividend under the ITA;

Real Estate

(zz)
attached hereto as Schedule 1.1(hh) is a complete list of all Leases to which Precision is a party, and identifies the other party to each Lease setting out, in respect of each Lease, a description of the leased premises (by municipal address and proper legal description, if available), the term of the Lease, the basic rent payable under the Lease, the offers to lease, or any rights of renewal and the term thereof, and any restrictions on assignment or a change of control. Each Lease is in good standing and is in full force and effect without amendment. With respect to each Lease to which Precision is a party: (i) all rents and additional rents have been paid in accordance with the provisions of the applicable Lease; (ii) Precision has not waived, postponed or omitted to take any action in respect of, any of its rights under any Lease; (iii) to the knowledge of the Vendors, there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute a default by any party under the Lease; (iv) to the knowledge of the Vendors, all of the covenants to be performed by all parties under the Lease have been performed in all respects; (v) to the knowledge of the Vendors, Precision has adequate rights of ingress to and egress from the Leased Property for the operation of its business; (vi) to the knowledge of the Vendors, there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Leased Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by Precision in respect of the Leased Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Leased Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Leased Property are in good working order and none of such Buildings or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) to the knowledge of the Vendors, each of the Leases covers the entire estate it purports to cover, and following Closing, for Leases pursuant to which Precision is a lessee, will continue to entitle Precision to the use, occupancy and possession of the Leased Property specified in the Lease for the purposes for which such Leased Property is currently used; (ix) to the knowledge of the Vendors, the Leased Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate and no part of the Leased Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Leased Property for its current use; and (x) except as described in Schedule 1.1(hh), there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases;

(aaa)
Schedule 1.1(ff) sets forth a legal description of those Lands, which Precision is the registered and beneficial owner of, in fee simple with good and marketable thereto, free and clear of all title defects and Encumbrances except Permitted Encumbrances. With respect to the Real Property owned by Precision: (i) Precision has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair its right, title and interest in and to its Real Property or the air, density and easement rights relating to its Real Property; (ii) no portion of the Real Property is located in a flood hazard area as designated by a Governmental Entity or is subject to any restrictions or fill regulations of any Governmental Entity; (iii) to the knowledge of the Vendors, to the knowledge of the Vendors, the Real Property is fully serviced to permit the Business to be carried on as currently carried on. To the knowledge of the Vendors, without independent inquiry, all public roads and streets necessary for service of and access to the Real Property, both legal and physical, for the current or contemplated use thereof have been completed; (iv) to the knowledge of the Vendors, the Real Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate. No part of the Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Real Property for its current use. Neither the Vendors nor Precision has outstanding any application for a re-zoning of any of the Real Property and the Vendors are not aware of any proposed or pending change to any zoning affecting the Real Property; (v) to the knowledge of the Vendors, the Buildings on the Lands are located wholly within the boundaries of such Lands. There are no encroachments affecting the Real Property which could affect the ability of Precision to carry on the operations of the business carried on thereon as they have been carried on in the past or which in the aggregate detract from the value of the Real Property; (vi) there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Real Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by Precision in respect of the Real Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Real Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Real Property are in good working order and none of such buildings, structures or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) to the knowledge of the Vendors, all Permitted Encumbrances which are easements or registered agreements or restrictions are in good standing. Precision, and, if relevant, each other Person who is a party thereto, has performed all obligations required to be performed by it thereunder and is not in breach or default in any respect thereunder nor has there occurred any event nor does there exist any condition which, in either case, with the giving of notice or the lapse of time, or both, would constitute such a breach or default; and (ix) to the knowledge of the Vendors, there are no matters affecting the right, title and interest of Precision in and to the Real Property or which, in the aggregate, would adversely affect the ability to carry on the business upon the Real Property substantially in the manner in which such operations are currently carried on;

(bbb)
except as disclosed in Schedule 3.1(21)(bbb), the operation of Precision on any lands from which it conducts the operations of its business is not subject to any restriction or limitation and is not, to the knowledge of the Vendors, in contravention of any law or regulation or of any decree or order of any court or other body having jurisdiction;

Employees

(ccc)	Precision does not have any written employment, consulting or independent contractor contract with any person;

(ddd)	Precision is not bound by or a party to:

(i)	any collective bargaining agreement; or

(ii)
any Benefit Plan including, without limiting the generality of the foregoing, any registered pension plan maintained by or on behalf of Precision for any of its employees other than as set forth in Schedule 3.1(21)(ddd);

(eee)	no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of Precision’s employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	has applied to be certified as the bargaining agent of any of Precision’s employees; or

(iii)
has, to the knowledge of the Vendors, alleged that Precision should be declared a successor business or related employer pursuant to the terms of any collective bargaining, trade union or similar legislation;

(fff)
Schedule 3.1(21)(fff) sets out a true and complete list of employees of Precision, their age, total years of service, current remuneration, (including a breakdown of salary, bonus or other incentive compensation), job description and status (including whether full-time, part-time, temporary, casual, seasonal, student or otherwise and whether absent from work and if so, the reason for such absence, whether such absence is approved and the expected return to work date) and, except for remuneration paid to employees in the usual and Ordinary Course of business and made at current rates of remuneration as set out in Schedule 3.1(21)(fff) no payments have been made or authorized since the Balance Sheet Date by Precision to officers, directors or employees of Precision and no promises of remuneration have been made to officers, directors or employees of Precision except on the basis set out in such Schedules;

(ggg)
to the knowledge of the Vendors, Precision is in compliance with all Applicable Laws respecting employment, including without limitation and employment practices, terms and conditions of employment, pay equity, wages, hours of work, overtime pay and other employment standards, health and safety, workers, compensation, privacy and human rights;

(hhh)
to the knowledge of the Vendors, Precision is not engaged in any unfair labour practice and, to the knowledge of the Vendors, as of the date hereof no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against Precision;

(iii)	no employee of Precision has any agreement as to length of notice or severance payment required to terminate his or her employment;

(jjj)
Schedule 3.1(21)(jjj) sets forth a list of agreements between Precision and any consultant or independent contractor as of the date hereof who is entitled to annual compensation greater than $10,000 or whose agreement cannot be terminated without notice or pay;

(kkk)
except as disclosed in Schedule 3.1(21)(kkk), no director, former director, officer, shareholder, affiliate or employee of Precision or any other Person not dealing at arm’s length within the meaning of the ITA with any such Person is indebted to Precision and there are no advances, loans, debts or money owed by Precision to any such Persons;

(lll)	all vacation pay for all employees of Precision is properly reflected and accrued in the Books and accounts of Precision;

Litigation

(mmm)
except as disclosed in Schedule 3.1(21)(mmm), there are no actions, suits or proceedings, grievances, arbitrations or alternative dispute resolution processes (whether or not purportedly on behalf of Precision) pending or, to the knowledge of the Vendors, threatened against, brought by or materially adversely affecting, or which could materially adversely affect, Precision or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against Precision. Except for the matters referred to in Schedule 3.1(21)(mmm), to the knowledge of the Vendors, there are no grounds on which any such action, suit, proceeding, grievance, arbitration or alternative dispute resolution process might be commenced with any reasonable likelihood of success. Precision is not subject to any judgement, order or decree entered in any lawsuit or proceeding nor has Precision settled any claim prior to being prosecuted in respect of it. Except as disclosed in Schedule 3.1(21)(mmm), Precision is not the plaintiff or complainant in any action, suit or proceeding, grievance, arbitration or alternative dispute resolution process;

(nnn)
except as set forth in Schedule 3.1(21)(nnn), in the two years immediately prior to the Closing Date, no claims have been made against Precision for breach of warranty or contract or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, an aggregate cost exceeding $10,000;

Product Liability

(ooo)
Schedule 3.1(21)(ooo) contains a complete list of the details of all suits, actions, proceedings, demands and claims made by third parties against Precision based, in whole or in part, on a theory of product liability (“Product Liability Claims”) and, to the knowledge of the Vendors, there are no other Product Liability Claims pending or threatened against Precision and there are no facts or circumstances that could give rise to any such Product Liability Claims;

(ppp)
except as set forth on Schedule 3.1(21)(ppp), Precision has not manufactured or sold or possessed any products which: (i) contain asbestos, benzene or silica; (ii) are for on-board aircraft applications; (iii) are for nuclear applications; (iv) are for carnival or amusement park applications; or (v) have been relabeled or repackaged with a label or package specifying a different country or origin than originally specified. Except as set forth on Schedule 3.1(21)(ppp), during the past seven (7) years, Precision has not received notice or information of any claim or allegation of death or personal injury, property or economic damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, assembled, sold or distributed by it, or any service provided by it, except for routine warranty claims;

Intellectual Property

(qqq)
attached hereto as Schedule 3.1(21)(qqq) is a list of all registered trade marks, trade names, patents and copyrights, of all unregistered trade marks, trade names and copyrights and of all patent applications, trade mark registration applications, internet domain names and copyright registration applications, both domestic and foreign, owned or made by Precision;

(rrr)
to the knowledge of the Vendors, the information technology, computers, computer systems, servers, software and hardware of Precision are free from any virus or other disabling codes or data and Precision has in place all necessary systems to detect and nullify the effects of any viruses or similar irregularities with respect thereto;

(sss)
all trade marks, trade names, patents and copyrights and other intellectual property, both domestic and foreign, used in or required for the proper carrying on of Precision’s business are validly and beneficially owned by Precision with the sole and exclusive right to use the same and are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto;

(ttt)	to the knowledge of the Vendors, the conduct of Precision does not infringe upon the trade marks, trade names, patents or copyrights, domestic or foreign, of any other person;

(uuu)
to the knowledge of the Vendors, Precision has taken all action and done all things reasonably necessary to protect any right, title and interest in and to the trade secrets used in its business and the confidentiality thereof, having regard to the importance of trade secrets to its business;

(vvv)
except as set forth in Schedule 3.1(21)(zzz), there are no royalty payments, license fees or other sums payable to or by Precision in respect of any intellectual property or to maintain or renew any registrations or applications for registration in relation thereto;

(www)
Precision has the right to use and otherwise exploit its intellectual property in all jurisdictions in which it is currently or has historically been used or otherwise exploited and, to the knowledge of the Vendors, there are no prohibitions or restrictions on the use or other exploitation by Precision of its intellectual property (other than with respect to commercial packaged software);

(xxx)	complete and correct copies of all agreements relating to or affecting intellectual property of Precision have been provided or made available to the Purchaser;

(yyy)
Precision is not a party to or bound by any contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects: (i) any of the intellectual property owned by it; or (ii) any of the intellectual property licensed to or used by it, the loss of which would have an adverse effect;

(zzz)
other than computer software licence fees, the details of which are set forth in Schedule 3.1(21)(zzz), Precision is not a party to or bound by any contract or commitment to pay any royalty or licence fee;

(aaaa)
to the knowledge of the Vendors, Precision is in full compliance with all applicable privacy legislation and legislation governing e-mail and other electronic communications including, without limitation, “anti-spam” and similar legislation;

(bbbb)	Precision validly possesses all necessary licences from third parties to properly operate its computer systems and is not in breach or violation of any of the provisions of any of such licences;

Environmental Matters

(cccc)	Precision:

(i)
is, and has at all times been, in material compliance with all Environmental Laws and the business of Precision has been operated in compliance with all Environmental Laws (including its operations in federal, provincial and municipal jurisdictions, as well as foreign jurisdictions) and there have been and there are no Hazardous Materials located on, in or under the Leased Properties of Precision listed on Schedule 1.1(gg) (including all freehold, leasehold and other interests in real and immoveable properties), the Real Property of Precision, or any other properties currently or previously owned, leased or used by Precision and none of the structures or equipment used in, forming part of or situate on such properties are contaminated with or contain any Hazardous Materials (including asbestos, urea formaldehyde insulation, radioactive substances, polychlorinated biphenyls (PCBs) or petroleum products);

(ii)	is not the subject of any outstanding written order from any Governmental Entity alleging a violation of any Environmental Law or the existence of an Environmental Liability;

(iii)
is not a party to any litigation or administrative proceeding nor, to the knowledge of the Vendors, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges a violation of any Environmental Law or the existence of an Environmental Liability;

(iv)	has materially complied with all reporting and monitoring requirements under all Environmental Laws;

(v)
has not received any notice of any non-compliance with any Environmental Laws, and has not been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction;

(vi)
has not received any claim or demand from any Person or authority regarding breach or alleged breach of any Environmental Laws or the existence of any Environmental Liability or costs of clean up of any Hazardous Materials or notice of any such claim or demand, and to the Vendors’ knowledge there are no grounds on which any such claim or demand could be made with any reasonable likelihood of success;

(vii)
has all Environmental Permits necessary to conduct its business and to own, use and operate its properties and assets and all such Environmental Permits are listed in Schedule 3.1(21)(cccc), and complete and correct copies thereof have been provided to the Purchaser prior to the date hereof;

(viii)
no Release of any Hazardous Materials has resulted from the operation of the business or the conduct of any other activities of Precision or on or from any properties or assets currently or previously owned, leased or used by it;

(ix)
Precision has not used any of the properties or assets currently or previously owned, leased or used by it to produce, generate, store, handle, transport or dispose of any Hazardous Materials, except in compliance with Environmental Laws;

(x)	none of the Leased Properties, none of the Real Property and none of the previously owned or leased properties has been or is being used as a landfill or waste disposal site;

(xi)	without limiting the generality of the foregoing, except as disclosed in Schedule 3.1(21)(cccc):

(A)
there are no underground or surface storage tanks located on, in or under any of the properties or assets owned, leased or used by Precision, including without limitation the Leased Properties and the Real Property; and

(B)
Precision is not, and, to the knowledge of the Vendors, there is no basis upon which same could become, responsible for any clean-up or corrective action, including, without limitation, decommissioning or restoration, under any Environmental Laws; and

(xii)	Precision has no environmental management policies;

(dddd)	Precision has no environmental reports or assessments prepared in connection with the activities of Precision or its Leased Properties or the Real Property; and

Insurance

(eeee)
Precision has in place, in full force and effect, all insurance coverages reasonably necessary to protect Precision and its assets including, without limitation, fire and damage, third party liability, product liability, business interruption and casualty coverages, and Schedule 3.1(21)(eeee) includes an itemized list of all such policies maintained in respect thereof by Precision, including details as to annual premiums, deductibles, maximum coverage limitations and a list of all claims made and currently in process under such policies since January 1, 2007 and Precision has complied with all material requirements of any insurance policy regarding notification of events which have or would have reasonably been expected to give rise to material claims under those policies.

(22)
The Vendors jointly and severally represent and warrant to the Purchaser, as of the date hereof and the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
1307638 is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which 1307638 is subject;

(b)
the authorized share capital of 1307638 consists of an unlimited number of Class “A”, Class “B”, Class “C”, Class “D” and Class “E” Shares of which 100 Class “A” Shares have been validly issued and are outstanding as fully paid and non-assessable;

(c)	all of the outstanding shares of 1307638 are (and will at the Time of Closing be) legally and beneficially owned by RIIL with good and marketable title free and clear of all Encumbrances;

(d)
the only activities of 1307638 consist of acting as a real estate holding company and 1307638 has not since its date of incorporation carried on any active business operations whatsoever other than as a real estate holding company;

(e)
the only asset of 1307638 since its date of incorporation consists of real property in Clairmont, Alberta (8301 - 98 Street) (the “1307638 Real Estate”) and cash and the only asset of 1307638 at the Time of Closing will be the 1307638 Real Estate;

(f)	the rights, privileges, restrictions and conditions attached to the Class “A”, Class “B”, Class “C”, Class “D” and Class “E” Shares of 1307638 are as set out in Schedule 3.1(22)(f) attached hereto;

(g)	1307638 has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(h)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against any of the Vendors or 1307638, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(i)
1307638 is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as 1307638 may determine or desire. 1307638 is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by 1307638. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of 1307638 to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(j)	the financial statements of 1307638, consisting of the balance sheet and statements of income, retained earnings and changes in financial position for the period ended on the

Balance Sheet Date, (hereinafter collectively referred to as the “Financial Statements”), a copy of which is attached hereto as Schedule 3.1(22)(j):

(i)	are in accordance with the books and accounts of 1307638 as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of 1307638 as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)	present fairly all of the assets and liabilities (whether absolute, accrued, contingent or otherwise) of 1307638 as at the Balance Sheet Date;

(k)
all financial transactions of 1307638 have been recorded in its financial books and records in accordance with good business practice and GAAP, and such financial books and records accurately reflect the basis for the assets, liabilities and financial condition of 1307638;

(l)
since the Balance Sheet Date the business of 1307638 has been carried on in its usual and Ordinary Course and 1307638 has not entered into any transaction out of the usual and Ordinary Course of business and, without limiting the generality of the foregoing, since the Balance Sheet Date:

(i)
there has been no material change in the Condition of 1307638, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and Ordinary Course of business and which have not adversely affected the affairs, business, prospects, operations or Condition of 1307638, financial or otherwise;

(ii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which is, either individually or in the aggregate, material to 1307638, has been incurred other than in the Ordinary Course;

(iii)	there has been no material change in the accounting methods of 1307638;

(iv)	no management fees have been paid or are payable by 1307638;

(v)	1307638 has not suffered or incurred any material damage, destruction or loss, whether or not covered by insurance; and

(vi)	1307638 has not agreed to do any of the foregoing;

(m)
the only assets of 1307638 are set forth on Schedule 3.1(22)(m) and 1307638 is the owner with a good and marketable title free and clear of all Encumbrances other than Permitted Encumbrances of such assets. There are no agreements or commitments to purchase property or assets by or from 1307638, other than in the Ordinary Course of business or as set forth in Schedule 3.1(22)(m);

(n)	none of the Vendors has any interest, legal or beneficial, direct or indirect, contingent or otherwise, in the assets of 1307638;

(o)
the name and address of each bank, trust company or similar institution with which 1307638 has one or more accounts or one or more safety deposit boxes, the number of each such account, and safety deposit box and the names of all persons authorized to draw thereon or to have access thereto, are set forth in Schedule 3.1(22)(o);

(p)
there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from 1307638 of its business or any of its assets other than in the usual and Ordinary Course of business;

Tax Matters

(q)
1307638 has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of 1307638 for the period to which such Tax Return relates. Each Tax Return of 1307638 that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of 1307638 for the period to which such Tax Return relates. 1307638 has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(r)
1307638 has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. 1307638 has made, and will make, adequate provision in the 1307638 Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of 1307638, whether or not assessed, reassessed or disputed, or that will accrue and be owing by 1307638 during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet and with the exception of the time period between the Last Balance Sheet Date and the Closing Date, 1307638 will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(s)
except as disclosed in Schedule 3.1(22)(s), all Tax Returns required to be filed by 1307638 prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to 1307638 by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(22)(s), no notice of assessment or reassessment for Taxes has been issued to 1307638 by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. 1307638 is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. 1307638 has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of 1307638, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of 1307638 which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against 1307638 in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess 1307638 for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(t)	no notices of objection with respect to the assessment or reassessment of Taxes have been filed by 1307638 with any Governmental Entity which are outstanding and in effect on the Closing Date;

(u)
1307638 has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which 1307638 is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which 1307638 is or may be liable; (iii) 1307638 is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which 1307638 is or may be liable;

(v)
1307638 has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(w)	1307638 has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(x)
1307638 has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(y)
1307638 is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial sales, use and value added tax legislation. 1307638 is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(z)	1307638 has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(22)(z);

(aa)
1307638 has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for 1307638 or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(bb)
there are no Encumbrances pending on or with respect to any of the assets of 1307638 that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(cc)
1307638 has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(dd)
for each transaction between 1307638 and a person not resident in Canada with whom 1307638 was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, 1307638 has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(ee)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to 1307638 and give rise to a liability for Taxes;

Liabilities

(ff)
1307638 has no liabilities (absolute, accrued, contingent or otherwise), and there is, to the knowledge of the Vendors, no basis for the assertion against 1307638 of any such liabilities, except those set out in the 1307638 Financial Statements and those incurred to trade creditors incurred in the usual and Ordinary Course of business of 1307638;

(gg)
except as disclosed in this Agreement, 1307638 has no bonds, debentures, mortgages, promissory notes or other indebtedness, and 1307638 is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness;

(hh)
in the Ordinary Course of the Business, 1307638 is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its respective suppliers or customers;

Permits and Approvals

(ii)
all material agreements, permits, approvals, leases and licenses required in connection with the business of 1307638 are in good standing and to the knowledge of the Vendors no circumstances exist which could lead to the termination of any of the foregoing;

(jj)
except as specified in Schedule 3.1(22)(jj), none of 1307638 or the Vendors are under any obligation, contractual or otherwise, to request or obtain the consent, approval or waiver of any Person, and no licenses, Authorizations or approvals of, or notifications to, any Governmental Entity are required to be obtained by any of the Vendors:

(i)
in connection with the execution and delivery by the Vendors of this Agreement or ancillary agreements, the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein or therein (with the exception of the Competition Act (Canada) as to which no representation or warranty is made);

(ii)
to avoid the loss of any material licence, permit or approval held by 1307638 as a result of the sale of the Purchased Shares to the Purchaser or the completion of any transactions contemplated herein; or

(iii)
in order that the authority, right and qualification of 1307638 to carry on its business in the Ordinary Course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Time of Closing.

True and complete copies of any agreements under which any of 1307638 or the Vendors are obligated to request or obtain any such consent or Authorization have been provided to the Purchaser prior to the date hereof. Except as disclosed in Schedule 3.1(22)(jj), the Vendors have obtained, or have caused 1307638 to obtain, all of the consents or Authorizations referred to in this Section 3.1(22)(jj), in a form and manner which has been approved by the Purchaser;

(kk)	1307638 is not conducting its business in any jurisdiction other than the Province of Alberta;

(ll)
1307638 is conducting its business in material compliance with all Applicable Laws, rules, regulations, notices, approvals and orders of Canada and of Alberta and all municipalities thereof in which its business is carried on, is not in breach of any such laws, rules, regulations, notices, approvals or orders and, except as disclosed in Schedule 3.1(22)(ll), is duly licensed, registered or qualified, and duly possesses all permits and quotas, in the Province of Alberta and all municipalities thereof in which 1307638 carries on its business to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications, permits and quotas are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a materially adverse effect on the operation of its business or which may materially adversely change or terminate such licence, registration, qualification, permit or quota by virtue of the completion of the transactions contemplated hereby;

(mm)
there are no outstanding orders, notices or similar requirements relating to 1307638 issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

Real Estate

(nn)
attached hereto as Schedule 1.1(hh) is a complete list of all Leases to which 1307638 is a party, and identifies the other party to each Lease setting out, in respect of each Lease, a description of the leased premises (by municipal address and proper legal description, if available), the term of the Lease, the basic rent payable under the Lease, the offers to lease, or any rights of renewal and the term thereof, and any restrictions on assignment or a change of control. Each Lease is in good standing and is in full force and effect without amendment. With respect to each Lease to which 1307638 is a party: (i) all rents and additional rents have been paid in accordance with the provisions of the applicable Lease; (ii) 1307638 has not waived, postponed or omitted to take any action in respect of, any of its rights under any Lease; (iii) to the knowledge of the Vendors, there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute a default by any party under the Lease; (iv) to the knowledge of the Vendors, all of the covenants to be performed by all parties under the Lease have been performed in all respects; (v) to the knowledge of the Vendors, 1307638 has adequate rights of ingress to and egress from the Leased Property for the operation of its business; (vi) to the knowledge of the Vendors, there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Leased Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by 1307638 in respect of the Leased Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Leased Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Leased Property are in good working order and none of such Buildings or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) to the knowledge of the Vendors, each of the Leases covers the entire estate it purports to cover, and following Closing, for Leases pursuant to which 1307638 is a lessee, will continue to entitle 1307638 to the use, occupancy and possession of the Leased Property specified in the Lease for the purposes for which such Leased Property is currently used; (ix) to the knowledge of the Vendors, the Leased Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate and no part of the Leased Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Leased Property for its current use; and (x) except as described in Schedule 1.1(hh), there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases;

(oo)
Schedule 1.1(ff) sets forth a legal description of those Lands, which 1307638 is the registered and beneficial owner of, in fee simple with good and marketable thereto, free and clear of all title defects and Encumbrances except Permitted Encumbrances. With respect to the Real Property owned by 1307638: (i) 1307638 has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair its right, title and interest in and to its Real Property or the air, density and easement rights relating to its Real Property; (ii) to the knowledge of the Vendors, no portion of the Real Property is located in a flood hazard area as designated by a Governmental Entity or is subject to any restrictions or fill regulations of any Governmental Entity; (iii) to the knowledge of the Vendors, the Real Property is fully serviced to permit the Business to be carried on as currently carried on. To the knowledge of the Vendors, without independent inquiry, all public roads and streets necessary for service of and access to the Real Property, both legal and physical, for the current or contemplated use thereof have been completed; (iv) to the knowledge of the Vendors, the Real Property is zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate. No part of the Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Real Property for its current use. Neither the Vendors nor 1307638 has outstanding any application for a re-zoning of any of the Real Property and the Vendors are not aware of any proposed or pending change to any zoning affecting the Real Property; (v) to the knowledge of the Vendors, the Buildings on the Lands are located wholly within the boundaries of such Lands. There are no encroachments affecting the Real Property which could affect the ability of 1307638 to carry on the operations of the business carried on thereon as they have been carried on in the past or which in the aggregate detract from the value of the Real Property; (vi) there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Real Property that have been issued by any Governmental Entity and there are no matters under discussion with any Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices and no amounts are owing by 1307638 in respect of the Real Property to any Governmental Entity or public utility, other than current accounts which are not in arrears; (vii) to the knowledge of the Vendors, the Buildings comprising the Real Property are free of any material structural defect and the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Real Property are in good working order and none of such buildings, structures or other tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course; (viii) to the knowledge of the Vendors, all Permitted Encumbrances which are easements or registered agreements or restrictions are in good standing. 1307638, and, if relevant, each other Person who is a party thereto, has performed all obligations required to be performed by it thereunder and is not in breach or default in any respect thereunder nor has there occurred any event nor does there exist any condition which, in either case, with the giving of notice or the lapse of time, or both, would constitute such a breach or default; and (ix) to the knowledge of the Vendors, there are no matters affecting the right, title and interest of 1307638 in and to the Real Property or which, in the aggregate, would adversely affect the ability to carry on the business upon the Real Property substantially in the manner in which such operations are currently carried on;

(pp)
except as disclosed in Schedule 3.1(22)(pp), the operation of 1307638 on any lands from which it conducts the operations of its business is not subject to any restriction or limitation and is not, to the knowledge of the Vendors, in contravention of any law or regulation or of any decree or order of any court or other body having jurisdiction;

Environmental Matters

(qq)	1307638:

(i)
is, and has at all times been, in material compliance with all Environmental Laws and the business of 1307638 has been operated in compliance with all Environmental Laws (including its operations in federal, provincial and municipal jurisdictions, as well as foreign jurisdictions) and there have been and there are no Hazardous Materials located on, in or under the Leased Properties of 1307638 listed on Schedule 1.1(gg) (including all freehold, leasehold and other interests in real and immoveable properties), the Real Property of 1307638, or any other properties currently or previously owned, leased or used by 1307638 and none of the structures or equipment used in, forming part of or situate on such properties are contaminated with or contain any Hazardous Materials (including asbestos, urea formaldehyde insulation, radioactive substances, polychlorinated biphenyls (PCBs) or petroleum products);

(ii)	is not the subject of any outstanding written order from any Governmental Entity alleging a violation of any Environmental Law or the existence of an Environmental Liability;

(iii)
is not a party to any litigation or administrative proceeding nor, to the knowledge of the Vendors, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges a violation of any Environmental Law or the existence of an Environmental Liability;

(iv)	has materially complied with all reporting and monitoring requirements under all Environmental Laws;

(v)
has not received any notice of any non-compliance with any Environmental Laws, and has not been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction;

(vi)
has not received any claim or demand from any Person or authority regarding breach or alleged breach of any Environmental Laws or the existence of any Environmental Liability or costs of clean up of any Hazardous Materials or notice of any such claim or demand, and to the Vendors’ knowledge there are no grounds on which any such claim or demand could be made with any reasonable likelihood of success;

(vii)
has all Environmental Permits necessary to conduct its business and to own, use and operate its properties and assets and all such Environmental Permits are listed in Schedule 3.1(22)(qq), and complete and correct copies thereof have been provided to the Purchaser prior to the date hereof;

(viii)
no Release of any Hazardous Materials has resulted from the operation of the business or the conduct of any other activities of 1307638 or on or from any properties or assets currently or previously owned, leased or used by it;

(ix)
1307638 has not used any of the properties or assets currently or previously owned, leased or used by it to produce, generate, store, handle, transport or dispose of any Hazardous Materials, except in compliance with Environmental Laws;

(x)	none of the Leased Properties, none of the Real Property and none of the previously owned or leased properties has been or is being used as a landfill or waste disposal site;

(xi)	without limiting the generality of the foregoing, except as disclosed in Schedule 3.1(22)(qq):

(A)
there are no underground or surface storage tanks located on, in or under any of the properties or assets owned, leased or used by 1307638, including without limitation the Leased Properties and the Real Property; and

(B)
1307638 is not, and, to the knowledge of the Vendors, there is no basis upon which same could become, responsible for any clean-up or corrective action, including, without limitation, decommissioning or restoration, under any Environmental Laws; and

(xii)
1307638 has in place comprehensive environmental management policies which include a corporate environmental policy and employee training program and 1307638 is complying, in all material respects, with all such policies;

(rr)	1307638 has no environmental reports or assessments prepared in connection with the activities of 1307638 or its Leased Properties or the Real Property; and

Insurance

(ss)
1307638 has in place, in full force and effect, all insurance coverages reasonably necessary to protect 1307638 and its assets including, without limitation, fire and damage, third party liability, product liability, business interruption and casualty coverages, and Schedule 3.1(22)(ss) includes an itemized list of all such policies maintained in respect thereof by 1307638, including details as to annual premiums, deductibles, maximum coverage limitations and a list of all claims made and currently in process under such policies since January 1, 2007 and 1307638 has complied with all material requirements of any insurance policy regarding notification of events which have or would have reasonably been expected to give rise to material claims under those policies.

General

(tt)
1307638 is not a party to any contract or commitment (whether written or oral) whatsoever including without limitation any: (i) guarantee, indemnification, support, assumption, surety or similar obligation; (ii) contract or commitment to pay any royalty, licence fee, management fee, or other amount; (iii) lease or agreement in the nature of a lease for real property, whether as lessor or lessee; (iv) employment contract with any person whomsoever; (v) collective bargaining agreement; or (vi) Benefit Plan including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of 1307638;

(uu)	there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from any Vendors of any of the 1307638 Shares;

(vv)	1307638 has no employees, agents or consultants;

(ww)	no payments have been made or authorized since the Balance Sheet Date by 1307638 to officers or directors of 1307638;

(xx)	no director, former director, officer, shareholder or employee of 1307638 or any person not dealing at arm’s length within the meaning of the ITA with any such person is indebted to 1307638;

(yy)
there are no actions, suits or proceedings (whether or not purportedly on behalf of 1307638) pending or threatened against or materially adversely affecting, or which could materially adversely affect, 1307638 or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against 1307638;

(zz)	there are no insurance policies maintained by 1307638;

(aaa)	1307638 does not: (i) own any intellectual property of any nature; or (ii) use or possess any intellectual property of any nature under licence or otherwise;

(bbb)	there are no accounts receivable due to 1307638; and

(ccc)	there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of 1307638.

(23)
Mike, Sirois Trust and 1814966 jointly and severally represent and warrant to the Purchaser, as of the date hereof and at the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
1814935 is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which 1814935 is subject;

(b)
the authorized capital of 1814935 consists of an unlimited number of Class “A”, Class “B”, Class “C”, Class “D”, Class “E” and Class “F” Shares, of which 87,868,845 Class “A” Shares have been validly issued and are outstanding as fully paid and non-assessable;

(c)
the following shares of the companies noted below and the percentage of the outstanding shares of the relevant class are beneficially owned by and registered in the name of 1814935 with good and marketable title free and clear of all Encumbrances:

Company	Number	Class	Percentage of Outstanding Class
1668052	74,402,517	Class ”A”	91.855%
RIIL	2,298,950 270,000	Class “III” Pref Class “V” Pref	100% 100%
1562027	73,043	Class “B”	76.4845%

(d)	upon completion of the transaction of purchase and sale contemplated by this Agreement:

(i)	the Purchaser will acquire good and marketable title to all of the outstanding shares of 1814935 free and clear of all Encumbrances; and

(ii)	1814935 will have good and marketable title to the shares referred to in Section 3.1(23)(c) free and clear of all Encumbrances;

(e)
the sole assets of 1814935 since its incorporation have been shares of 1668052, RIIL and 1562027 and the sole assets of 1814935 at the Time of Closing will be the shares of 1668052, RIIL and 1562027 and 1814935 has never carried on any active business operations of any nature whatsoever or owned or leased or occupied any real estate of any nature whatsoever;

(f)
the rights, privileges, restrictions and conditions attached to the Class “A”, Class “B”, Class “C”, Class “D”, Class “E” and Class “F” Sharesof 1814935 are as set out in Schedule 3.1(23)(f) attached hereto;

(g)	1814935 has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(h)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against 1814935, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(i)
1814935 is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as 1814935 may determine or desire. 1814935 is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by 1814935. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of 1814935 to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(j)
the corporate records of 1814935 are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of 1814935. Without limiting the generality of the foregoing: (i) the minute books of 1814935 contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(k)
except as disclosed in Schedule 3.1(23)(k), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of 1814935;

(l)
except as disclosed in Schedule 1.1(eee), 1814935 does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

(m)
the financial statements of 1814935, consisting of the balance sheet and statements of income and retained earnings (hereinafter collectively referred to as the “1814935 Financial Statements”), a copy of which is attached hereto as Schedule 3.1(23)(m):

(i)	are in accordance with the books and accounts of 1814935 as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of 1814935 as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)
present fairly all of the assets and liabilities of 1814935 as at the Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of 1814935 as at the Balance Sheet Date;

(n)
there are no outstanding orders, notices or similar requirements relating to 1814935 issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

(o)	no expenditure has been made or authorized by 1814935 since the Balance Sheet Date;

(p)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of the shares of 1814935 and no other distribution on any of its securities or shares has been made or is required to be made by 1814935 since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by 1814935 have been duly and validly declared or paid;

(q)
1814935 has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of 1814935 for the period to which such Tax Return relates. Each Tax Return of 1814935 that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of 1814935 for the period to which such Tax Return relates. 1814935 has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(r)
1814935 has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. 1814935 has made, and will make, adequate provision in the 1814935 Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of 1814935, whether or not assessed, reassessed or disputed, or that will accrue and be owing by 1814935 during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet and with the exception of the time period between the Last Balance Sheet Date and the Closing Date, 1814935 will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(s)
except as disclosed in Schedule 3.1(23)(s), all Tax Returns required to be filed by 1814935 prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to 1814935 by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(23)(s), no notice of assessment or reassessment for Taxes has been issued to 1814935 by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. 1814935 is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. 1814935 has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of 1814935, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of 1814935 which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against 1814935 in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess 1814935 for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(t)	no notices of objection with respect to the assessment or reassessment of Taxes have been filed by 1814935 with any Governmental Entity which are outstanding and in effect on the Closing Date;

(u)
1814935 has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which 1814935 is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which 1814935 is or may be liable; (iii) 1814935 is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which 1814935 is or may be liable;

(v)
1814935 has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(w)	1814935 has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(x)
1814935 has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(y)
1814935 is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial retail sales, use and value added legislation. 1814935 is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(z)	1814935 has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(23)(z);

(aa)
1814935 has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for 1814935 or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(bb)
there are no Encumbrances pending on or with respect to any of the assets of 1814935 that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(cc)
1814935 has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(dd)
for each transaction between 1814935 and a person not resident in Canada with whom 1814935 was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, 1814935 has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(ee)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to 1814935 and give rise to a liability for Taxes;

(ff)	1814935 has no liabilities of any nature (whether absolute, accrued, contingent or otherwise);

(gg)
1814935 is not a party to any contract or commitment (whether written or oral) whatsoever including without limitation any: (i) guarantee, indemnification, support, assumption, surety or similar obligation; (ii) contract or commitment to pay any royalty, licence fee, management fee, or other amount; (iii) lease or agreement in the nature of a lease for real property, whether as lessor or lessee; (iv) employment contract with any person whomsoever; (v) collective bargaining agreement; or (vi) Benefit Plan including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of 1814935;

(hh)	there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from any Vendors of any of the 1814935 Shares;

(ii)	1814935 has no employees, agents or consultants;

(jj)	no payments have been made or authorized since the Balance Sheet Date by 1814935 to officers or directors of 1814935;

(kk)	no director, former director, officer, shareholder or employee of 1814935 or any person not dealing at arm’s length within the meaning of the ITA with any such person is indebted to 1814935;

(ll)
there are no actions, suits or proceedings (whether or not purportedly on behalf of 1814935) pending or threatened against or materially adversely affecting, or which could materially adversely affect, 1814935 or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against 1814935;

(mm)	there are no insurance policies maintained by 1814935;

(nn)	1814935 does not: (i) own any intellectual property of any nature; or (ii) use or possess any intellectual property of any nature under licence or otherwise;

(oo)	there are no accounts receivable due to 1814935; and

(pp)	there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of 1814935.

(24)
Georg, Eger Trust and 1814971 jointly and severally represent and warrant to the Purchaser, as of the date hereof and at the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
1814968 is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which 1814968 is subject;

(b)
the authorized capital of 1814968 consists of an unlimited number of Class “A”, Class “B”, Class “C”, Class “D”, Class “E” and Class “F” Shares, of which 18,262,196 Class “A” Shares have been validly issued and are outstanding as fully paid and non-assessable;

(c)
the following shares of the companies noted below and the percentage of the outstanding shares of the relevant class are beneficially owned by and registered in the name of 1814968 with good and marketable title free and clear of all Encumbrances:

Company	Number	Class	Percentage of Outstanding Class
1668052	15,701,259	Class “B”	82.6382%
1562027	17,005	Class “B”	17.891%

(d)	upon completion of the transaction of purchase and sale contemplated by this Agreement:

(i)	the Purchaser will acquire good and marketable title to all of the outstanding shares of 1814968 free and clear of all Encumbrances; and

(ii)	1814968 will have good and marketable title to the shares referred to in Section 3.1(24)(c) free and clear of all Encumbrances;

(e)
the sole assets of 1814968 since its incorporation have been shares of 1668052 and 1562027 and the sole assets of 1814968 at the Time of Closing will be the shares of 1668052 and 1562027 and 1814968 has never carried on any active business operations of any nature whatsoever or owned or leased or occupied any real estate of any nature whatsoever;

(f)
the rights, privileges, restrictions and conditions attached to the Class “A”, Class “B”, Class “C”, Class “D”, Class “E” and Class “F” Shares of 1814968 are as set out in Schedule 3.1(24)(f) attached hereto;

(g)	1814968 has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(h)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against 1814968, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(i)
1814968 is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as 1814968 may determine or desire. 1814968 is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by 1814968. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of 1814968 to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(j)
the corporate records of 1814968 are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of 1814968. Without limiting the generality of the foregoing: (i) the minute books of 1814968 contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(k)
except as disclosed in Schedule 3.1(24)(k), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of 1814968;

(l)
except as disclosed in Schedule 1.1(eee), 1814968 does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

(m)
the financial statements of 1814968, consisting of the balance sheet and statements of income and retained earnings (hereinafter collectively referred to as the “1814968 Financial Statements”), a copy of which is attached hereto as Schedule 3.1(24)(m):

(i)	are in accordance with the books and accounts of 1814968 as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of 1814968 as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)
present fairly all of the assets and liabilities of 1814968 as at the Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of 1814968 as at the Balance Sheet Date;

(n)
there are no outstanding orders, notices or similar requirements relating to 1814968 issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

(o)	no expenditure has been made or authorized by 1814968 since the Balance Sheet Date;

(p)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of the shares of 1814968 and no other distribution on any of its securities or shares has been made or is required to be made by 1814968 since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by 1814968 have been duly and validly declared or paid;

(q)
1814968 has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of 1814968 for the period to which such Tax Return relates. Each Tax Return of 1814968 that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of 1814968 for the period to which such Tax Return relates. 1814968 has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(r)
1814968 has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. 1814968 has made, and will make, adequate provision in the 1814968 Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of 1814968, whether or not assessed, reassessed or disputed, or that will accrue and be owing by 1814968 during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet and with the exception of the time period between the Last Balance Sheet Date and the Closing Date, 1814968 will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(s)	except as disclosed in Schedule 3.1(24)(s), all Tax Returns required to be filed by 1814968 prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to 1814968 by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(24)(s), no notice of assessment or reassessment for Taxes has been issued to 1814968 by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. 1814968 is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. 1814968 has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of 1814968, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of 1814968 which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against 1814968 in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess 1814968 for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(t)	no notices of objection with respect to the assessment or reassessment of Taxes have been filed by 1814968 with any Governmental Entity which are outstanding and in effect on the Closing Date;

(u)
1814968 has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which 1814968 is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which 1814968 is or may be liable; (iii) 1814968 is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which 1814968 is or may be liable;

(v)
1814968 has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(w)	1814968 has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(x)
1814968 has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(y)
1814968 is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial retail sales, use and value added legislation. 1814968 is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(z)	1814968 has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(24)(z);

(aa)
1814968 has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for 1814968 or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(bb)
there are no Encumbrances pending on or with respect to any of the assets of 1814968 that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(cc)
1814968 has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(dd)
for each transaction between 1814968 and a person not resident in Canada with whom 1814968 was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, 1814968 has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(ee)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to 1814968 and give rise to a liability for Taxes;

(ff)	1814968 has no liabilities of any nature (whether absolute, accrued, contingent or otherwise);

(gg)
1814968 is not a party to any contract or commitment (whether written or oral) whatsoever including without limitation any: (i) guarantee, indemnification, support, assumption, surety or similar obligation; (ii) contract or commitment to pay any royalty, licence fee, management fee, or other amount; (iii) lease or agreement in the nature of a lease for real property, whether as lessor or lessee; (iv) employment contract with any person whomsoever; (v) collective bargaining agreement; or (vi) Benefit Plan including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of 1814968;

(hh)	there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from any Vendors of any of the 1814968 Shares;

(ii)	1814968 has no employees, agents or consultants;

(jj)	no payments have been made or authorized since the Balance Sheet Date by 1814968 to officers or directors of 1814968;

(kk)	no director, former director, officer, shareholder or employee of 1814968 or any person not dealing at arm’s length within the meaning of the ITA with any such person is indebted to 1814968;

(ll)
there are no actions, suits or proceedings (whether or not purportedly on behalf of 1814968) pending or threatened against or materially adversely affecting, or which could materially adversely affect, 1814968 or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against 1814968;

(mm)	there are no insurance policies maintained by 1814968;

(nn)	1814968 does not: (i) own any intellectual property of any nature; or (ii) use or possess any intellectual property of any nature under licence or otherwise;

(oo)	there are no accounts receivable due to 1814968; and

(pp)	there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of 1814968.

(25)
Mike, Georg, Sirois Trust, Eger Trust, 1814971 and 1814966 jointly and severally represent and warrant to the Purchaser, as of the date hereof and at the Time of Closing, and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or document provided to the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Purchased Shares and the completion of the other transactions contemplated hereunder, that:

(a)
1668052 is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which 1668052 is subject;

(b)
the authorized capital of 1668052 consists of an unlimited number of Class “A”, Class “B”, Class “C”, Class “D”, Class “E”, Class “F” and Class “G” Shares, of which 81,000,000 Class “A”, 19,000,000 Class “B”, 1,500,078 Class “C”, 351,890 Class “D” and 100 Class “F” Shares have been validly issued and are outstanding as fully paid and non-assessable;

(c)
the following shares of the companies noted below and the percentage of the outstanding shares of the relevant class are beneficially owned by and registered in the name of 1668052 with good and marketable title free and clear of all Encumbrances:

Company	Number	Class	Percentage of Outstanding Class
RIIL	89,496	Class “B” Common	100%

(d)	upon completion of the transaction of purchase and sale contemplated by this Agreement:

(i)	the Purchaser will acquire good and marketable title to all of the outstanding shares of 1668052 free and clear of all Encumbrances; and

(ii)	1668052 will legally and beneficially own 89,496 Class “B” Common Shares of RIIL with good and marketable title free and clear of all Encumbrances;

(e)
the sole assets of 1668052 since its incorporation have been shares of RIIL and the sole assets of 1668052 at the Time of Closing will be the RIIL shares and 1668052 has never carried on any active business operations of any nature whatsoever or owned or leased or occupied any real estate of any nature whatsoever;

(f)
the rights, privileges, restrictions and conditions attached to the Class “A”, Class “B”, Class “C”, Class “D”, Class “E”, Class “F” and Class “G” Shares of 1668052 are as set out in Schedule 3.1(25)(f) attached hereto;

(g)	1668052 has not:

(i)	applied for or consented to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	made a general assignment to the benefit of creditors;

(iii)	committed an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under any analogous statute of any other jurisdiction;

(iv)
commenced any cause, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or filed an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or filed a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada); or

(v)	taken action for the purpose of effecting any of the foregoing;

(h)
no cause, proceeding or other action has been instituted in any court of competent jurisdiction, against 1668052, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof or of all or any substantial part of its assets, or any other like relief in respect thereof;

(i)
1668052 is not a party to or bound by any agreement that would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business as 1668052 may determine or desire. 1668052 is not subject to any legislation or any judgment, order or requirement of any Governmental Entity which is not of general application to persons carrying on a business similar to the business carried on by 1668052. To the knowledge of the Vendors, there are no facts or circumstances that could materially adversely affect the ability of 1668052 to continue to operate the business as presently conducted by it following the completion of the transactions contemplated by this Agreement;

(j)
the corporate records of 1668052 are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all Applicable Laws and with the articles and by-laws of 1668052. Without limiting the generality of the foregoing: (i) the minute books of 1668052 contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) such minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be;

(k)
except as disclosed in Schedule 3.1(25)(k), there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of 1668052;

(l)
except as disclosed in Schedule 1.1(eee), 1668052 does not have any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;

(m)
the financial statements of 1668052, consisting of the balance sheet and statements of income and retained earnings (hereinafter collectively referred to as the “1668052 Financial Statements”), a copy of which is attached hereto as Schedule 3.1(25)(m):

(i)	are in accordance with the books and accounts of 1668052 as at the Balance Sheet Date;

(ii)	are true and correct and present fairly the financial position of 1668052 as at the Balance Sheet Date;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)
present fairly all of the assets and liabilities of 1668052 as at the Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of 1668052 as at the Balance Sheet Date;

(n)
there are no outstanding orders, notices or similar requirements relating to 1668052 issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

(o)	no expenditure has been made or authorized by 1668052 since the Balance Sheet Date;

(p)
save and except for any Excluded Assets for which dividends have been declared and paid to remove such Excluded Assets, no dividends have been declared or paid on or in respect of the shares of 1668052 and no other distribution on any of its securities or shares has been made or is required to be made by 1668052 since the Balance Sheet Date and all dividends which as of the Balance Sheet Date have been declared or paid by 1668052 have been duly and validly declared or paid;

(q)
1668052 has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date with the appropriate Governmental Entity for all periods ending on or prior to the Closing Date. Each such Tax Return is correct and complete and properly reflects and does not in any respect understate the taxable income and the liability for Taxes of 1668052 for the period to which such Tax Return relates. Each Tax Return of 1668052 that is prepared and filed in accordance with Section 4.4 will also be correct and complete and properly reflect and will not in any respect understate the taxable income or the liability for Taxes of 1668052 for the period to which such Tax Return relates. 1668052 has not made, nor is it, or has it ever been, required to make any filing in respect of Taxes in any jurisdiction outside Canada;

(r)
1668052 has duly and timely paid all Taxes, including all instalments on account of Taxes and all Taxes assessed or reassessed by any Governmental Entity, that are due and payable by it on or before the Closing Date. 1668052 has made, and will make, adequate provision in the 1668052 Financial Statements and Closing Balance Sheet for all Taxes owing by it that relate to periods ending on or prior to the Closing Date. The provision for Taxes in such Closing Balance Sheet will be sufficient to cover all liabilities for Taxes of 1668052, whether or not assessed, reassessed or disputed, or that will accrue and be owing by 1668052 during the periods covered by such Closing Balance Sheet. For greater certainty, except to the extent reflected in the provision for Taxes in such Closing Balance Sheet and with the exception of the time period between the Last Balance Sheet Date and the Closing Date, 1668052 will not be liable for any Taxes or for the payment of any instalments in respect of Taxes due in respect of any periods ending on or prior to the Closing Date;

(s)
except as disclosed in Schedule 3.1(25)(s), all Tax Returns required to be filed by 1668052 prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to 1668052 by the relevant Governmental Entity. Except as disclosed in Schedule 3.1(25)(s), no notice of assessment or reassessment for Taxes has been issued to 1668052 by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved. 1668052 is not in the process of negotiating any proposed assessment or reassessment with any Governmental Entity. 1668052 has not received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes or Tax Returns of 1668052, regardless of its merits. There are no outstanding assessments or reassessments in respect of any Tax Returns of 1668052 which have been audited by any Governmental Entity. There are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings either in progress, pending or threatened against 1668052 in connection with any Taxes or Tax Returns. No Governmental Entity is entitled to assess or reassess 1668052 for any Tax in respect of a taxation year or other period prior to the commencement of April 1, 2010;

(t)	no notices of objection with respect to the assessment or reassessment of Taxes have been filed by 1668052 with any Governmental Entity which are outstanding and in effect on the Closing Date;

(u)
1668052 has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, which is outstanding and in effect on the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which 1668052 is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which 1668052 is or may be liable; (iii) 1668052 is required to pay or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess, or collect Taxes for which 1668052 is or may be liable;

(v)
1668052 has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any present or former employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date and all Tax Returns required with respect thereto have been properly completed and timely filed;

(w)	1668052 has no liability for Taxes of another Person as a transferee or successor, by contract, or otherwise;

(x)
1668052 has collected, remitted and paid all amounts on account of any sales, use, value added, transfer and similar taxes, including, without limitation, tax imposed under Part IX of the Excise Tax Act (Canada) and provincial sales taxes, that are required by Applicable Law to be collected, remitted or paid by it on or before the Closing Date;

(y)
1668052 is in full compliance with all registrations, reporting and record keeping obligations in respect of all federal and provincial retail sales, use and value added legislation. 1668052 is registered for the purposes of Part IX of the Excise Tax Act (Canada) and is in full compliance with all obligations of a registrant, as defined thereunder;

(z)	1668052 has not made any elections for sales, use or value added tax purposes, except as disclosed in Schedule 3.1(25)(z);

(aa)
1668052 has not entered into, participated in, or implemented any transactions (including any reorganization transactions whatsoever) alone or together with any Person or Persons that could give rise to adverse tax consequences for 1668052 or any of the Targets for any period ending on or prior to the Closing Date and there have been no excessive eligible dividend designations and no claim for any reserve or deduction if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing Date;

(bb)
there are no Encumbrances pending on or with respect to any of the assets of 1668052 that arose, or may arise, in connection with any failure (or alleged failure) to pay any Taxes for any period ending on or prior to the Closing Date nor is such property or assets the subject of any trust arising under Applicable Law as a result of such failure to pay any Taxes;

(cc)
1668052 has not entered into any transaction (including any acquisition or disposition of assets or the receipt or provision of any services) with a person with whom it did not deal at arm's length for the purposes of the ITA, where such transaction was not for fair market value consideration and on arm's length terms and conditions;

(dd)
for each transaction between 1668052 and a person not resident in Canada with whom 1668052 was not dealing at arm's length for the purposes of the ITA during a taxation year commencing after 2005, 1668052 has made or obtained records or documents that it reasonably believes meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and did so before the earlier of the time prescribed under those paragraphs and the date hereof;

(ee)
to the knowledge of the Vendors there are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the ITA (or any equivalent provincial Tax law) to 1668052 and give rise to a liability for Taxes;

(ff)	1668052 has no liabilities of any nature (whether absolute, accrued, contingent or otherwise);

(gg)
1668052 is not a party to any contract or commitment (whether written or oral) whatsoever including without limitation any: (i) guarantee, indemnification, support, assumption, surety or similar obligation; (ii) contract or commitment to pay any royalty, licence fee, management fee, or other amount; (iii) lease or agreement in the nature of a lease for real property, whether as lessor or lessee; (iv) employment contract with any person whomsoever; (v) collective bargaining agreement; or (vi) Benefit Plan including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of 1668052;

(hh)	there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from any Vendors of any of the 1668052 Shares;

(ii)	1668052 has no employees, agents or consultants;

(jj)	no payments have been made or authorized since the Balance Sheet Date by 1668052 to officers or directors of 1668052;

(kk)	no director, former director, officer, shareholder or employee of 1668052 or any person not dealing at arm’s length within the meaning of the ITA with any such person is indebted to 1668052;

(ll)
there are no actions, suits or proceedings (whether or not purportedly on behalf of 1668052) pending or threatened against or materially adversely affecting, or which could materially adversely affect, 1668052 or any of its assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against 1668052;

(mm)	there are no insurance policies maintained by 1668052;

(nn)	1668052 does not: (i) own any intellectual property of any nature; or (ii) use or possess any intellectual property of any nature under licence or otherwise;

(oo)	there are no accounts receivable due to 1668052; and

(pp)	there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of 1668052.

3.2    Survival of Vendors’ Representations, Warranties and Covenants

(1)
The representations and warranties of each of the Vendors set forth in Section 3.1 shall, subject to Section 3.2(1)(c), survive the completion of the sale and purchase of the Purchased Shares herein provided for and, notwithstanding such completion:

(a)
the representations and warranties of each of the Vendors relating to Taxes of the Targets shall continue in full force and effect for the benefit of the Purchaser until 90 days after the expiration of the period during which an assessment, reassessment or other form of recognized document assessing or reassessing liability for Taxes against any Target could be issued by a Governmental Entity under Applicable Laws, having regard to any waivers given by or on behalf of the relevant Target;

(b)
the remaining representations and warranties of each of the Vendors set forth in Section 3.1 shall survive the completion of the sale and purchase of the Purchased Shares herein provided for and, notwithstanding such completion, continue in full force and effect for the benefit of the Purchaser for a period of three (3) years from the Closing Date; and

(c)
any representations and warranties of any Vendor which prove to be false as a result of misrepresentation attributable in whole or in part to fraud, wilful misconduct or intentional non-disclosure or misrepresentation shall continue in full force and effect for the benefit of the Purchaser and shall be unlimited as to duration.

(2)
The covenants and indemnities of the Vendors set forth in this Agreement shall survive the completion of the sale and purchase of the Purchased Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

(3)	Notwithstanding anything in this Article 3, the Vendors are not making any representations and warranties with respect to Servco.

3.3    Purchaser’s Representations and Warranties
The Purchaser represents and warrants to the Vendors that:

(a)	the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of Alberta;

(b)	the Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereby;

(c)
this Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of it enforceable against it by the Vendors in accordance with its terms except that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)	neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of the Purchaser;

(ii)	any agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)	any Applicable Law, rule or regulation; and

(e)	no authorizations of any Governmental Entity are required to be obtained in connection with the execution, delivery or performance by the Purchaser of the Agreement.

3.4    Survival of Purchaser’s Representations, Warranties and Covenants

(1)
The representations and warranties of the Purchaser set forth in Section 3.3 shall survive the completion of the sale and purchase of the Purchased Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors for a period ending three (3) years from the Closing Date.

(2)
The covenants and indemnities of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Purchased Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors in accordance with the terms thereof.

ARTICLE 4
TAXES, EMPLOYEES AND OTHER MATTERS

4.1    Conduct of the Business Prior to Closing by Vendors
The Vendors hereby jointly and severally covenant and agree that, from the date hereof until the Time of Closing, unless consented to in writing by the Purchaser, the Vendors will cause the Targets to be operated in the Ordinary Course. Without limiting the generality of the foregoing, the Vendor shall, and shall cause the Targets to:

(a)	maintain their premises, equipment and fixed assets in a state of good maintenance and repair;

(b)
not sell, assign, transfer, lease, mortgage or encumber or otherwise dispose of any of their assets other than an Atco Williston rental trailer (Serial Number i-01040803), a John Deere wheel loader (Serial Number dw544j2602186r2005) and 11 outdoor storage containers;

(c)	not assume or incur any material liability or indebtedness or agree to do so;

(d)	not waive, amend, terminate or cancel any material contract or relinquish any material rights thereunder other than in the Ordinary Course consistent with past practice or agree to do so;

(e)
not materially modify the terms of employment of any employee including, without limitation, the entering into of an employment agreement and/or the increase of any form of compensation payable to any employee, other than in the Ordinary Course consistent with past practice or agree to do so;

(f)	not initiate or settle any material litigation or agree to do so;

(g)	not amend, modify or vary the constating documents of any Target or agree to do so;

(h)	not dissolve, liquidate, amalgamate, reorganize, merge or wind-up or terminate the existence of any Target or agree to do so;

(i)	not issue, redeem, or grant options or other rights in respect of, any shares or other securities of any Target or agree to do so;

(j)	not acquire any interest in any company, partnership or other entity, whether through the acquisition of securities or assets or by merger or otherwise or agree to do so; and

(k)	at all times act to preserve and not impair the goodwill of the business of the Targets.
Notwithstanding the foregoing, the Vendors and the Purchaser hereby agree that, prior to the Time of Closing, the Vendors shall at their sole cost and expense complete the transaction described in Schedule 4.1 (the “Debt Conversion Transaction”) in accordance with the terms set out in Schedule 4.1.

4.2    Appropriate Action; Consents; Filings

(1)
The Vendors and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with each other in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated herein as promptly as practicable, including: (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated herein, and to carry out fully the purposes of this Agreement; (ii) identifying and making all necessary registrations, declarations, notices or filings (each, a “Filing”) with any Governmental Entity as is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, and thereafter making any other required submissions, with respect to the transactions contemplated hereby; and (iii) obtaining all consents, waivers, approvals, licenses, permits, orders or authorizations (each, a “Consent”) of any Governmental Entity necessary for the consummation of the transactions contemplated herein. The Purchaser and the Vendors shall cooperate with each other in connection with the making of any Filings in accordance with this Section 4.2(1), including providing copies of all such documents to the non-filing Party and its advisors prior to filing and implementing all reasonable additions, deletions or changes suggested in connection therewith. All filing fees and costs incurred in connection with any such Filings and Consents required to be made by the Purchaser shall be borne by the Purchaser.

(2)
The Vendors shall use commercially reasonable efforts to obtain all consents and waivers from third parties in respect of contracts and other obligations, in each case, of the Targets, to the extent such contracts and other obligations require such consents and waivers as a result of the transactions contemplated hereby. The Vendors shall be responsible for all costs and expenses in connection with the foregoing and the Purchaser shall use its reasonable efforts to provide cooperation and assistance in this regard.

(3)
The Vendors and the Purchaser shall promptly notify each other in writing of any pending or, to the knowledge of any of the Vendors or the Purchaser, as applicable, threatened action, proceeding or investigation by any Governmental Entity or any other Person: (i) challenging or seeking damages in connection with the transactions contemplated hereby; or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of the Purchaser to own all or any portion of the shares to be acquired hereunder. The Vendors and the Purchaser shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

4.3    Books and Records
Promptly after Closing, the Vendors shall deliver or cause to be delivered to the Purchaser all Books and Records.

4.4    Tax Matters

(1)
The Vendors shall timely prepare and file all Tax Returns of the Targets that are required to be filed on or before the Closing Date. The Purchaser shall cause to be filed all Tax Returns to the Targets that are required to be filed after the Closing Date in respect of periods beginning before and ending on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns (to the extent such treatment and practice is in accordance with Applicable Law). The cost of the foregoing shall be borne by the Vendors.

(2)
After the Closing, each Party shall provide to the other Parties, at such other Parties’ expense, such information and assistance as is reasonably requested by the other Parties for the purpose of completing and filing any Tax Returns, claiming any refunds or credits and responding to, defending against or conducting any action, suit, proceeding, audit, investigation or claim in respect of Taxes.

(3)
After the Closing Date the Purchaser shall notify the Vendors’ Representative in writing promptly upon receiving written notice of any audit, investigation or similar proceeding relating to any Taxes of any Target which the Vendors may be liable for or required to indemnify the Purchaser for and shall provide to the Vendors, at the Vendors’ expense, such information and assistance as is reasonably requested by the Vendors in respect thereof provided that failure or delay in so notifying shall not affect the obligations of the Vendors to indemnify. The Vendors shall promptly notify the Purchaser if in connection with any such audit, investigation or similar proceeding, any Governmental Entity proposes in writing to make any assessment, reassessment, determination or adjustment or to take any other action in respect to Taxes due or payable by the Targets which could affect a Target following the Closing Date. The Vendors shall not, without the prior written consent of the Purchaser settle, compromise or otherwise dispose of any audit, investigation or similar proceeding on terms that may affect Taxes of any Target for a period ending after the Closing Date.

(4)
The Purchaser shall not be liable for any sales, use or value added taxes payable by the Targets in respect of the portion of a Sales Tax Straddle Period that begins before the Closing Date and ends on the Closing Date (a “Vendor Tax Period”). If a Target is required to prepare and file any sales, use or value added Tax Returns for a Sales Tax Straddle Period (a “Sales Tax Straddle Return”), the Purchaser shall calculate the net tax of the Target in accordance with law for the Vendor Tax Period and if this net tax is a positive amount, the Vendors shall pay this amount to the Purchaser within five (5) Business Days after the Vendors receive a copy of the Sales Tax Straddle Return. If the net tax calculation for the Vendor Tax Period in a Sales Tax Straddle Return is a negative amount, the Purchaser shall pay this amount, as if it were a positive number, to the Vendors within five (5) Business Days after filing this Sales Tax Straddle Return. For the sake of clarity, this Section 4.4(4) is designed to ensure that the Purchasers are not required to pay any amount to any Governmental Entity in respect of a Vendor Tax Period.

4.5    Mail; Payments

(1)
The Vendors shall promptly deliver to the Purchaser copies of any correspondence or other communication received by the Vendors after the Closing Date pertaining to any Target and, where such correspondence or other communication relates exclusively to a Target, originals thereof

(2)
The Vendors shall promptly pay or deliver to the Purchaser any monies or cheques which have been mistakenly sent after the Closing Date by customers of any Target to the Vendors and which should have been sent to the Purchaser.

4.6    Employee Matters

(1)
The Purchaser shall advise the Targets to terminate the employment of those employees set forth in Schedule 4.6(1) (the “Terminated Employees”). The relevant Target shall, concurrently with closing on the Closing Date, terminate the employment of the Terminated Employees.

(2)
The Vendors shall be solely responsible for and shall discharge or cause to be discharged all obligations and liabilities for wages, salaries, bonuses, overtime, benefits, employee plans, employment insurance, workers’ compensation, occupational health and safety, human rights, Canada Pension Plan, which accrue up to the Closing Date for all employees of each Target (including the Terminated Employees), but excluding accrued but unpaid vacation pay to the Closing Date in relation to the employees or former employees of the Targets. The Vendors shall be solely responsible for and shall discharge or cause to be discharged all obligations and liabilities for all severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, whether pursuant to statute, contract the common law or otherwise, and damages for wrongful dismissal or other actions, causes of action or claims arising from the termination of any employee’s employment, including constructive dismissal (collectively, the “Termination Obligations”), by the Targets on or prior to or on the Closing Date in relation to the employees or former employees of the Targets (including, without limitation, the Terminated Employees). The Purchaser shall be responsible for and shall discharge or cause to be discharged all Termination Obligations in respect of employees of the Targets, other than employees referred to in the immediately preceding sentence, that are terminated by the Targets following the Time of Closing.

4.7    Purchaser Reorganization Steps

(1)
Immediately following the Time of Closing on the Closing Date, the Purchaser will implement the Purchaser Reorganization Steps in accordance with Schedule 4.7 hereof. The Purchaser shall be responsible for any and all costs and expenses incurred by the Purchaser in connection with the Purchaser Reorganization Steps. The Vendors shall, at the request of the Purchaser, provide all necessary cooperation to the Purchaser in connection with the Purchaser Reorganization Steps.

(2)	In this Section 4.7, the following terms have the following meanings:

(a)	“Prohibited Period” means the period beginning at the Closing Date and ending 24 months thereafter; and

(b)
“Prohibited Property” means: (i) any property owned by any Target immediately prior to the Closing Date; and (ii) any property, the fair market value of which is: (a) wholly or partly attributable to any property that was owned by any Target immediately prior to the Closing Date; or (b) determinable primarily by reference to the fair market value of, or to any proceeds of disposition of, any property that was owned by any Target immediately prior to the Closing Date.

(3)
The Vendors acknowledge that the Purchaser intends to amalgamate with some or all of the Targets following the Closing in the manner described in subsection 87(11) of the ITA or such Targets shall be wound-up and liquidated into the Purchaser pursuant to subsection 88(1) of the ITA (the amalgamated corporation or, in the event of a wind-up, the corporation into which such Targets are wound-up, being referred to in this Section 4.7 as “Amalco”), and then to make designations pursuant to paragraph 88(1)(d) of the ITA in respect of non-depreciable capital property (including the shares of Reliance USA) that will be owned by Amalco immediately after the amalgamation such that the cost to Amalco of the property will be determined in accordance with paragraph 88(1)(c) of the ITA, including an addition to the cost determined under paragraph 88(1)(d) of the ITA, and the Vendors acknowledge that certain transactions entered into or actions taken by the Vendors could have the effect of preventing Amalco from obtaining a full tax cost 'bump' pursuant to paragraph 88(1)(d) of the ITA, and in connection therewith and with a view to ensuring that the “bump” is obtained, the Vendors agree as set forth below.

(4)	The Vendors shall not, and will use commercially reasonable efforts to ensure that each Vendor during the Prohibited Period shall not:

(a)	own, directly or indirectly, during the Prohibited Period:

(i)	any share, debt, or other security of or interest in, Applied Industrial Technologies Inc.;

(ii)	any right to, or interest in, or option in respect of any property described in Section 4.7(4)(a)(i); or

(iii)	own, directly or indirectly, during the Prohibited Period any property that is a Prohibited Property.

4.8    Vendors’ Pre-Closing Reorganization
Prior to the Time of Closing, the Vendors will implement the Vendors’ Pre-Closing Reorganization Steps that will result in the post-reorganization corporate structure of the Targets at the Closing Date being as set forth in Schedule 4.8 hereof. The Vendors shall be responsible for all costs and expenses in connection therewith.

ARTICLE 5
CONDITIONS

5.1    Conditions to Obligations of Each Party
The respective obligations of each party to effect the transactions contemplated hereby are subject to the following conditions, having been satisfied or met or on prior to the Time of Closing, any or all of which may be waived by agreement of the Vendors and the Purchaser, in whole or in part, to the extent permitted by Applicable Law:

(a)
no court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect or be pending and which prevents or prohibits, or will prevent or prohibit if then pending, consummation of the transactions contemplated hereby; provided, however, that each of the parties shall use its commercially reasonable efforts to cause any such executive order, decree, judgment, injunction or other order to be vacated or lifted.

5.2    Conditions for the Benefit of the Purchaser
The sale by the Vendors and the purchase by the Purchaser of the Purchased Shares is subject to the following conditions which are for the exclusive benefit of the Purchaser to be performed or complied with or waived in writing by the Purchaser in its discretion at or prior to the Time of Closing:

(a)
the representations and warranties of the Vendors set forth in Section 3.1 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date);

(b)	the Vendors shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with it at or prior to the Time of Closing;

(c)	the Purchaser shall have been furnished with the documents referred to in Section 2.6(2) at or prior to the Time of Closing;

(d)
there shall not have occurred any material adverse change from the date hereof to the Time of Closing in the business, assets, liabilities, operations, financial condition or prospects of any of the Targets;

(e)	all necessary consents and approvals having been procured by the Vendors and/or the Targets under all leases of real property of the Targets and all material contracts of the Targets;

(f)
evidence satisfactory to the Purchaser that all indebtedness of the Targets has been paid off and is in the process of being discharged and all Encumbrances over the assets of the Targets have been released or are in the process of being released as of the Time of Closing; and

(g)	all necessary corporate steps and proceedings shall have been taken to permit the Purchased Shares to be duly transferred to and registered in the name of the Purchaser.

5.3    Conditions for the Benefit of the Vendors
The sale by the Vendors and the purchase by the Purchaser of the Purchased Shares is subject to the following conditions which are for the exclusive benefit of the Vendors to be performed or complied with or waived in writing by the Vendors’ Representative in his discretion at or prior to the Time of Closing:

(a)
the representations and warranties of the Purchaser set forth in Section 3.3 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time (except for representations and warranties that are made as of a specific date, which shall be true and correct as of such date);

(b)
the Purchaser shall have performed or complied, in all material respects, with all of the terms, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Time of Closing; and

(c)	the Vendors shall have been furnished the documents referred to in Section 2.6(3).

ARTICLE 6
ADDITIONAL COVENANTS
6.1    Vendors’ Indemnities
The Vendors shall jointly and severally indemnify and save harmless the Purchaser, the Targets and their respective affiliates, directors, officers, employees and agents from and against any and all Losses incurred by any of them arising out of or relating to:

(a)
any Taxes under the ITA or any other Taxes whatsoever which may be or become payable by the Vendors including, without limiting the generality of the foregoing, any Taxes resulting from or arising as a consequence of the sale by the Vendors to the Purchaser of the Purchased Shares;

(b)
all operations, activities, acts, omissions, liabilities or business of the Targets for all periods prior to the Time of Closing including, without limitation, those actions contemplated by Section 4.6 of this Agreement (provided that Losses attributable to claims to the extent related to product liability for products supplied by the Targets shall be limited to no more than $50,000,000 in the aggregate and further provided that such product liability indemnification provided for in this parenthetical shall survive for a period of five (5) years from the Closing Date);

(c)
all income or other Taxes of or in connection with any of the Targets or their operations relating to all periods prior to the Closing Date (including the pre-closing portion of Tax Periods beginning before, and ending after, the Closing Date) including, without limitation, any such Taxes in respect of such periods assessed by a Governmental Entity at any time from the Closing Date forward as a result of any audit, reassessment or otherwise;

(d)
any breach of any covenant of the Vendors contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.1 subject, in the case of representations and warranties, to Section 3.2(1); and

(e)	the Excluded Assets and the Excluded Liabilities.

6.2    Covenants of the Vendors
Each of the Vendors jointly and severally covenants and agrees with the Purchaser that they shall:

(a)
discharge in full all indebtedness of any kind or nature (including guarantees or similar arrangements) of the Targets to and including the Time of Closing other than accounts payable incurred in the Ordinary Course of business and that are reflected on the Closing Balance Sheet;

(b)	ensure that the covenants to be performed by the Vendors have been performed;

(c)
guarantee payment of the accounts receivable of the Targets outstanding at the Closing Date to the extent any such accounts receivable beyond the amount specifically reserved on the Closing Balance Sheet (the “Excess Accounts Receivable”) have not been collected within one hundred and eighty (180) days of the Closing Date (the “Excess Accounts Receivable Determination Date”). The amount payable by the Vendors pursuant to this Section 6.2

(c) in respect of the guarantee of the Excess Accounts Receivable shall be equal to the face value thereof and shall be paid by the Vendors by delivering to the Purchaser within ten (10) days of receipt of Purchaser’s supporting documentation of the determination of the amount of unpaid Excess Accounts Receivable prepared by the Purchaser, a certified cheque or bank draft in favour of the Purchaser. In the event that the Vendors default in making such payment, the Purchaser shall be entitled to deduct any such defaulted amount from the Holdback Amounts. The Purchaser covenants to use commercially reasonable efforts to collect such Excess Accounts Receivable for a period of ninety (90) Business Days following the Excess Accounts Receivable Determination Date (the “Collection Period”). Any amounts actually so collected by the Purchaser in respect of Excess Accounts Receivable shall be paid by the Purchaser to the Vendors’ Representative within fifteen (15) Business Days of the end of the Collection Period;

(d)
notwithstanding the definition of Excluded Assets, ensure that the Combined Target April 2014 Net Profits are left behind in the Targets, failing which the Vendors will immediately pay to the Purchaser any such amounts in respect thereof not otherwise recovered by the Purchaser by deduction from the Working Capital Holdback; and

(e)
use their best efforts to take, or cause to be taken, all actions as may be necessary or deemed advisable by the Purchaser acting reasonably to assist the Purchaser in defending against any Competition Proceeding.

6.3    Covenants of the Purchaser and the Parent

(1)
The Purchaser shall ensure that the representations and warranties of the Purchaser set out in Section 3.3 are true and correct at the Time of Closing and that the covenants to be performed by it at or prior to such time have been performed.

(2)
The Purchaser shall indemnify and save harmless the Vendors from and against all Losses incurred by them arising out of or relating to any breach of any covenant of the Purchaser contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.3 subject, in the case of representations and warranties, to Section 3.4(2).

(3)	The Purchaser shall use its best efforts to take, or cause to be taken, all actions as may be necessary to avoid or, if necessary to defend, any Competition Proceeding.

(4)	The Purchaser shall indemnify and save harmless the Vendors from and against all Losses suffered or incurred by the Vendors directly resulting from a Competition Proceeding.

(5)
The Vendors shall be entitled to any net proceeds realized from the Charlie Chisholm Litigation provided that the Vendors shall jointly and severally indemnify the Purchasers and Northern River and their respective affiliates, officers, directors, employees and agents from and against any and all Losses incurred by any of them in connection therewith.

(6)	The Parent unconditionally and absolutely guarantees to the Vendors:

(a)	payment of the First Holdback and the Second Holdback by the Purchaser to the Vendors at the times and in the manner set forth in this Agreement; and

(b)	the Purchaser’s performance and observance of all terms, conditions, covenants and agreements contained in this Agreement.

6.4    Indemnification Process

(1)	The following procedures shall apply to claims for indemnification under this Agreement:

(a)
in the event that a party entitled to indemnification hereunder shall incur or suffer any Losses (or shall reasonably anticipate that it shall suffer any Losses) in respect of which indemnification may be sought by such party (an “Indemnified Party”) from a party providing indemnification hereunder (each, an “Indemnifying Party”), the Indemnified Party shall submit to the Indemnifying Party written notice (an “Indemnification Notice”) stating the nature and basis of such claim including, to the extent it is then known, a description in reasonable detail of the facts giving rise to the claim for indemnification hereunder and (if known) the amount or the method of computation of the amount of such claim, and a reference to the provisions of this Agreement upon which such claim is based; provided, however, that the failure of the Indemnified Party to give the Indemnification Notice shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party. In the case of Losses arising by reason of any third-party claim, the Indemnification Notice shall be given within thirty (30) days after receipt by the Indemnified Party of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party; and

(b)
in the case of third-party claims with respect to which an Indemnification Notice is given, the Indemnifying Party shall have the option at its own expense: (i) to conduct any proceedings or negotiations in connection therewith; (ii) to take all other steps to settle or defend any such claim; and (iii) to employ counsel of the Indemnifying Party’s choosing and approved by the Indemnified Party, acting reasonably, to contest any such claim in the name of the Indemnified Party or otherwise. The Indemnifying Party may not compromise or settle any claim without the Indemnified Party’s prior written consent, which may not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third-party claim and the Indemnified Party shall be entitled to participate with counsel of its own choice at the expense of the Indemnifying Party if, on the written advice of legal counsel, representation of both parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct. The Indemnifying Party shall, within ten (10) days of receipt of the Indemnification Notice, notify the Indemnified Party of its intention to assume the defense of any such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Party within ten (10) days after receipt of the Indemnification Notice of the Indemnifying Party’s election to defend such claim or fails to diligently defend such claim after electing to assume conduct, the Indemnified Party shall defend such claim and the expenses of all proceedings, contests or lawsuits in respect of any such claims shall be borne in full by the Indemnifying Party

(2)
The Purchaser shall hold in trust for the benefit of parties other than the Purchaser whom the Vendors have agreed to indemnify hereunder the indemnities of the Vendors in favour of such Persons and such Persons shall be entitled to the benefits thereof as if they were direct parties and signatories to this Agreement.

6.5    Indemnification Limits for Breaches of Representations and Warranties

(1)	The obligations of the Vendors to indemnify the Purchaser hereunder for breaches of representations and warranties shall be subject to the following monetary limitations:

(a)	in the case of breaches of the Environmental Representations and Warranties, the liability of the Vendors shall not exceed $20,000,000;

(b)	in the case of breaches of the Product Liability Representations and Warranties, the liability of the Vendors shall not exceed $40,000,000;

(c)	in the case of breaches of the Purchase Price Cap Representations and Warranties, the liability of the Vendors shall not exceed $200,000,000;

(d)
in the case of breaches of representations and warranties in Section 3.1 relating to matters other than those referred to in Sections 6.5(1)(a) through 6.5(1)(c) above, the liability of the Vendors shall not exceed $45,000,000; and

(e)
notwithstanding any other provision of this Agreement, the limitations set forth in Sections 6.5(1)(a) through 6.5(1)(d) above shall not apply in the event that the breach of representation and warranty was as a result, in whole or in part, of fraud, wilful misconduct or intentional non-disclosure or misrepresentation, in which event the liability of the Vendors shall be unlimited.

(2)
In the case of a claim by the Purchaser for a breach by the Vendors of any representation or warranty that is qualified by materiality, the Purchaser shall be entitled to claim the full amount of the claim resulting from such breach without regard to the materiality qualifier; however, for certainty, the determination of whether there has been a breach of a representation or warranty that is qualified by materiality shall be made having regard to the materiality qualifier.

(3)
No amounts shall be payable by the Vendors to the Purchaser or vice versa in respect of indemnification for breach of representation and warranty (other than for breaches of Purchase Price Cap Representations and Warranties and breaches of any representations and warranties relating to Competition Proceedings, in which event the limitation in this Section 6.5(3) shall not apply) unless and until the Purchaser or the Vendors, as applicable, has or have suffered, incurred, sustained or become subject to Losses in excess of $100,000 individually or on a cumulative basis, in which case the Purchaser or the Vendors, as the case may be, may bring a claim for all Losses.

ARTICLE 7
NON-COMPETITION

7.1    Non-Competition

(1)
During the period from and including the Closing Date to and including the date that is three (3) years after the Closing Date (the “Effective Period”), no Vendor shall directly or indirectly, within the Provinces of British Columbia, Alberta and Saskatchewan, Canada or the States of Texas, Colorado, Louisiana and North Dakota, United States of America (collectively, the “Business Territory”) carry on, engage in, invest in, be concerned with, be interested in, lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by any Person engaged in, concerned with or interested in any marketing or sale of any product substantially similar to or competitive with the provision of hydraulic products, fluid power products, industrial fittings, industrial hoses, machining and water jet cutting, oilfield hoses, oilfield supplies, tools or similar parts or repair, shop services, installation or maintenance services and supplies to any oil or gas drilling or service businesses.

(2)
For the purpose of this Article 7, “directly or indirectly” includes any action taken by any Person for his, her or its own benefit or for the benefit of any other Person, whether taken individually or in partnership or jointly or in association or in conjunction with others or through a medium of any Person or in any other manner whatsoever, as a shareholder, owner, co-owner, employer, investor, partner, lender, consultant, advisor, agent, trustee or representative (other than as a passive investor holding not more than 5% of any class of securities of a public company).

7.2    Non-Solicitation
During the Effective Period, no Vendor shall, in any manner whatsoever, directly or indirectly, for any purpose that would reasonably be competitive with any Target, solicit, endeavor to solicit, divert, canvass, induce to reduce or alter an association or relationship or otherwise interfere with an association or relationship of any Target with any clients, customers, suppliers, consultants, contractors, agents or other Persons who, at the Closing Date, were under contract or otherwise associated or doing business with any Target.

7.3    Non-Solicitation of Workers
During the Effective Period, no Vendor shall, directly or indirectly, solicit, induce or attempt to influence, directly or indirectly, any employee of any Target to leave his or her employment.

7.4    Confidentiality

(1)
The Vendors have acquired and have in their possession or control customer and supplier lists for the Targets, information or data relating to those customers and suppliers not generally available to the public and other trade secrets, know-how and non-public information relating to the Targets and their respective businesses (collectively, the “Confidential Information”) that was obtained or acquired in the course of participating in the business of the Targets. Except to give effect to the intent of, or as otherwise provided for by, this Agreement, no Vendor shall for a period of five (5) years following the Closing Date in any manner whatsoever:

(a)	use any item of Confidential Information;

(b)	reproduce any item of Confidential Information;

(c)	disclose or transmit any item of Confidential Information to any Person; or

(d)	allow any Person access to any item of the Confidential Information;
provided that the non-disclosure obligation in this Section 7.4 shall not apply to information which (A) is information that is or becomes available to the public other than through a breach of this Agreement; or (B) which the Vendor is required by law to disclose, provided that notice of such requirement is delivered to the Purchaser so that Purchaser may effectively contest such potential disclosure.

(2)
Each Vendor shall use reasonable commercial efforts to protect the security and confidential nature of any Confidential Information in its possession or control, which efforts shall not be less than those that a reasonable person would be expected to expend to protect its own confidential information.

7.5    Reasonable Restrictions
Each Vendor acknowledges and agrees that all restrictions in this Article 7, including the time and geographic limitations, are necessary and fundamental for the protection of the Purchaser and the Targets and are reasonable and valid. Each Vendor also covenants not to do or perform any act or attempt to do any act whatsoever that will, or would, directly or indirectly, circumvent any or all of the restrictions in this Article 7, which circumvention would have a material effect in avoiding or denying the intent of, and protection offered by, this Article 7. In particular, each Vendor acknowledges that:

(a)	the business of the Targets are carried on throughout the Business Territory and the Targets solicit and canvass opportunities throughout the Business Territory;

(b)	a restriction on competition or interference within geographic boundaries set out in Section 7.1 is a reasonable geographic limitation based upon the scope of the business of the Targets; and

(c)	the covenants and agreements provided in this Article 7 is a fundamental condition precedent to the Purchaser agreeing to purchase the Purchased Shares pursuant to the terms of this Agreement.

7.6    Enforcement

(1)
Each Vendor acknowledges and recognizes that a breach by it of any of the covenants herein contained might result in damages to the Purchaser and the Targets and that the Purchaser and the Targets may not adequately be compensated for such damages by monetary award. Accordingly, each Vendor agrees that, in the event of any such breach, in addition to any other remedies available to the Purchaser at law or in equity, the Purchaser will be entitled to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Article 7.

(2)
If a Vendor breaches any of the covenants set forth in this Article 7, then, in addition to any other remedies that the Purchaser may otherwise be entitled to, the Purchaser shall be entitled to recover from the Vendor under the principle of accounting for profits and unjust enrichment. To determine the remedies and amount to which the Purchaser may be entitled, each Vendor agrees that a court of competent jurisdiction may order an appropriate accounting from the Vendor and the other parties subject to the covenants set forth in this Agreement.

7.7    Severability
Each provision of this Article 7 is declared to constitute an entirely separate and distinct independent covenant. If any provision of this Article 7 is determined to be void or unenforceable in whole or in part or held not to be valid as going beyond what is reasonable for the protection of the interests of the Purchaser or any other reason whatsoever but would be valid if part of the wording were deleted or altered or its extent, duration or geographic scope reduced or modified, then such restriction will apply with such reduction in extent, duration or geographic scope, modification, deletion or alteration as may be necessary to make it enforceable and any court with jurisdiction over the parties shall so reform this Article 7. Similarly, if any such restriction is determined to be void or unenforceable in whole or in part, it will be deemed not to affect or impair the validity of any other covenant or provision, and the foregoing paragraphs and portions thereof are declared to be separate and distinct covenants, the parties hereby acknowledging and agreeing that the restrictions contained herein are necessary and fundamental to the protection of the Purchaser and are reasonable and valid and that the duration, extent and application of each such restriction are no greater than is necessary or commensurate with the protection of the legitimate interests of the Purchaser and the Targets and the value of business of the Targets. Each Vendor further covenants that in the event this Article 7 is determined to be void or unenforceable in whole or in part, it will execute any substantially similar document to replace any such void or unenforceable provision(s) with valid and enforceable provision(s) that will achieve, to the extent possible, the intent of such provision(s). Each Vendor hereby waives all defenses which exist as of the date of this Agreement as to the formation and enforceability of the provisions of this Article 7 in accordance with its terms. In addition to the above, each Vendor acknowledges that it does not object to the grant of injunctive relief as a remedy, as appropriate, for the breach of its obligations under this Article 7 and acknowledges such grant of injunctive relief may be necessary for the reasonable and legitimate protection of the Purchaser.

ARTICLE 8
TERMINATION
8.1    Termination
This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written agreement of the Vendors and the Purchaser; or

(b)
by written notice of either the Vendors’ Representative or the Purchaser, to the other, if there shall be any Applicable Law that makes consummation of all of the transactions contemplated hereby illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Purchaser or the Vendors from consummating all of the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall have become final and non-appealable and, prior to such termination, the parties shall have used their respective commercially reasonable best efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; or

(c)
by written notice from the Purchaser to the Vendors’ Representative, if a breach of any representation, warranty, covenant or agreement on the part of the Vendors set forth herein shall have occurred, is not cured prior to the Closing Date and would cause the conditions set forth in Section 5.2(a) or 5.2(b) not to be satisfied; or

(d)
by written notice from the Vendors’ Representative to the Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth herein shall have occurred, is not cured prior to the Closing Date and would cause the conditions set forth in Section 5.3(a) or 5.3(b) not to be satisfied.

8.2    Effect of Termination
Termination of this Agreement pursuant to Section 8.1 hereof shall terminate all rights and obligations of the parties hereunder and this Agreement shall become void and have no force or effect. Upon such termination, none of the parties shall have any liability to the other parties hereunder. Notwithstanding the foregoing, no party shall be relieved from any liability for any breach by it of this Agreement prior to such termination.

ARTICLE 9
GENERAL

9.1    Further Assurances
Each of the Vendors and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.2    Time of the Essence
Time shall be of the essence of this Agreement.

9.3    Commissions
The Vendors shall jointly and severally indemnify and save harmless the Purchaser and its directors, officers, employees and agents from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Purchased Shares or any of them whether such person purports to act or have acted for one or more of the Vendors in connection with the sale of the Purchased Shares. The Purchaser shall indemnify and save harmless the Vendors from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Purchased Shares or any of them where such person purports to act or have acted for the Purchaser in connection with the purchase of the Purchased Shares.

9.4    Purchase Price Adjustments
Any payment made between the Vendors and the Purchaser under this Agreement in respect of representations and warranties, indemnities, the accounts receivable guarantee or otherwise shall be treated as an adjustment to the Purchase Price for the Purchased Shares in the appropriate amount.

9.5    Legal Fees
Unless otherwise provided herein, each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

9.6    Public Announcements
No public announcement or press release concerning the sale and purchase of the Purchased Shares shall be made by the Vendors or the Purchaser without the prior written consent and joint approval of the Vendors and the Purchaser.

9.7    Entire Agreement
This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements among the parties hereto with respect thereto, including, without limitation, the LOI. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, among the parties other than as expressly set forth in this Agreement.

9.8    Amendments and Waiver
No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

9.9    Remedies Cumulative
The rights and remedies of the parties under this Agreement are cumulative and in addition and without prejudice to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

9.10    Assignment
This Agreement may not be assigned by the Vendors without the written consent of the Purchaser but may be assigned by the Purchaser without the consent of the Vendors to a related party of the Purchaser, within the meaning of the Multilateral Instrument 61-101 of the Canadian Securities Administrators.

9.11    Notices
Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

(1)To the Vendors
c/o Mike Sirois
Box 5537
Leduc, AB
T9E 2A1

E-mail:     Sirois70@gmail.com

With a copy to:
McLennan Ross LLP
600 West Chambers
12220 Stony Plain Road
Edmonton, AB
T2N 3Y4

Attention:    William Rosser
Fax No.:    780 482 9100
E-mail:    brosser@mross.com

(2)	To the Purchaser:

143 Wheeler Street
Saskatoon, SK
S7P 0A4

Attention:     Ron Sowinski
Fax No:     306 934 2553
E-mail:     rons@aitcanada.com

With a copy to:

Applied Industrial Technologies, Inc.
One Applied Plaza
Cleveland, Ohio 44115

Attention:    Fred D. Bauer, General Counsel
Fax No:     216 426 4826
E-mail:     fbauer@applied.com

And with a copy to:

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Bay Adelaide Centre, Box 20
Toronto, ON
M5H 2T6

Attention:     David Judson
Fax No.     416 364 7813
E-mail:     djudson@fasken.com
or to such other address, individual or electronic communication number as may be designated by notice given by one party to the others. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

9.12    Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.13    Parties in Interest
This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party and their respective successors and assigns hereto, and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.14    Counterparts; Facsimile
This Agreement may be executed and delivered in one or more counterparts and via facsimile, and by the Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15    Waiver
Subject to the limitations contained in this Agreement, the failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

9.16    Exclusivity
The Vendors jointly and severally agree that for a period of one hundred twenty (120) days from and after the date of this Agreement or until Closing Date, whichever is later, the Vendors will not (and will cause the Targets not to), without the Purchaser’s prior written consent, directly or indirectly solicit or entertain or engage in any discussions or negotiations regarding the sale or transfer of (i) all or any portion of the assets of the Targets (other than sales of inventory in the Ordinary Course of business or sale of other property not material to the normal operations of the business); or (ii) all or any part of the shares or other securities of any Target or Vendor in any manner whatsoever (whether directly or indirectly) by sale, merger, take-over bid, amalgamation, reorganization, exchange or otherwise. The Vendors agree to promptly inform the Purchaser in writing, together with reasonable particulars, of any approach made by any third party in respect of any of the foregoing, subsequent to the date of this Agreement.

9.17    Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

9.18    Attornment
For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to hear any dispute, proceeding or matter arising under this Agreement. The Vendors and the Purchaser each hereby attorn to the jurisdiction of the courts of the Province of Alberta.

9.19    Vendors’ Representative and Powers of Attorney

(1)
The Vendors hereby appoint Mike, with full power of substitution, to do in the name of and on behalf of the Vendors anything that such Vendor may lawfully do in connection with the matters dealt with in this Agreement and the completion of the transactions contemplated hereby and to accept service on behalf of such Vendor in connection with any legal proceedings that are commenced in connection with a claim for indemnification or otherwise hereunder.

(2)	The Purchaser shall be entitled to rely upon the foregoing with respect to all dealings under this Agreement.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF the parties have executed this Share Purchase Agreement.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
Per:	/s/ Todd A. Barlett
Name: Todd A. Barlett
Title: Vice President

APPLIED ALBERTA INC.
Per:	/s/ Todd A. Barlett
Name: Todd A. Barlett
Title: Vice President

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Michael Sirois
Witness: /s/ Heather Gibbon	)	Michael Sirois

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	MICHAEL AND LAURIE SIROIS, as trustees of SIROIS FAMILY TRUST
Witness: /s/ Heather Gibbon	) )	/s/ Michael Sirois
Michael Sirois, Trustee
Witness: /s/ Heather Gibbon	)	/s/ Laurie Sirois
	)	Laurie Sirois, Trustee

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Georg Eger
Witness: /s/ Heather Gibbon	)	Georg Eger

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	GEORG EGER, as trustee of EGER FAMILY TRUST
Witness: /s/ Heather Gibbon	)	/s/ Georg Eger
Georg Eger, Trustee

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Blair Hetlinger
Witness: /s/ Dani V. Fialkov	)	Blair Hetlinger

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Christopher Sirois
Witness: /s/ Dani V. Fialkov	)	Christopher Sirois

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Kenneth Pacula
Witness: /s/ Dani V. Fialkov	)	Kenneth Pacula

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Grant Bechtloff
Witness: /s/ Dani V. Fialkov	)	Grant Bechtloff

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Ryan Farley
Witness: /s/ Dani V. Fialkov	)	Ryan Farley

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Dwayne Letawsky
Witness: /s/ Dani V. Fialkov	)	Dwayne Letawsky

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Douglas Kilbach
Witness: /s/ Dani V. Fialkov	)	Douglas Kilbach

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	/s/ Steven Vanderwater
Witness: C. Barker	)	Steven Vanderwater

1562039 ALBERTA LTD.
Per:	/s/ Georg Eger
Name: Georg Eger
Title: President

1561902 ALBERTA LTD.
Per:	/s/ Michael Sirois
Name: Michael Sirois
Title: President

1614176 ALBERTA LTD.
Per:	/s/ Michael Sirois
Name: Michael Sirois
Title: President

1814971 ALBERTA LTD.
Per:	/s/ Georg Eger
Name: Georg Eger
Title: President

1814966 ALBERTA LTD.
Per:	/s/ Michael Sirois
Name: Michael Sirois
Title: President